   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON             , 1996
                                                     REGISTRATION NO. 333-
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           NEVADA                             8093                     68-0379927
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                        14895 E. 14TH STREET, SUITE 400
                             SAN LEANDRO, CA 94578
                                 (510) 297-5050
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                        14895 E. 14TH STREET, SUITE 400
                             SAN LEANDRO, CA 94578
     (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PLACE OF BUSINESS)
                            ------------------------

                        DR. J. ROBERT GRIFFIN, CHAIRMAN
                        14895 E. 14TH STREET, SUITE 400
                             SAN LEANDRO, CA 94578
                                 (510) 297-5050
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                WITH COPIES TO:

   MICHAEL K. HAIR, ESQ.                         GARRY S. O'RAFFERTY, ESQ.
   7407 E. IRONWOOD CT.                       TITUS, BRUECKNER & BERRY, P.C.
   SCOTTSDALE, AZ 85258                     7373 N. SCOTTSDALE ROAD, SUITE B-252
                                                 SCOTTSDALE, ARIZONA 85253

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
as soon as practicable after this Registration Statement shall become effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                                PROPOSED        PROPOSED
                                                                                MAXIMUM         MAXIMUM
                                                                                OFFERING       AGGREGATE          AMOUNT OF
  TITLE OF EACH CLASS OF                                     AMOUNT TO BE        PRICE          OFFERING        REGISTRATION
SECURITIES TO BE REGISTERED                                   REGISTERED       PER UNIT (1)     PRICE (1)             FEE
------------------------------------------------------------------------------------------------------------------------------
Unit, Consisting of Two Shares of Common Stock, $.01
  Par Value, and One Class C Warrant(2)................     690,000 units        $10.10        $6,969,000         $2,403.10
Common Stock, $.01 Par Value(2)........................   1,380,000 shares        --               --                --
Class C Warrants(2)....................................   690,000 warrants        --               --                --
Common Stock, $.01 Par Value, Underlying Class C
  Warrants.............................................    690,000 shares         $6.00        $4,140,000         $1,427.59
Series A Preferred Stock, $.01 Par Value...............    237,500 shares         $4.00(3)      $950,000           327.59
Common Stock, $.01 Par Value(4)........................    237,500 shares         $5.00        $1,187,500          409.48
Underwriters' Warrants.................................    60,000 warrants        $0.001          $60                .02
Common Stock Issuable upon exercise of Underwriters'
  Warrants(5)..........................................    120,000 shares         $6.06         $727,200           $250.76
Class C Warrants upon exercise of Underwriters'
  Warrants(5)..........................................    60,000 warrants        --               --                --
Common Stock Issuable upon exercise of Underwriters'
  Class C Warrants(5)..................................     60,000 shares         $6.00         $360,000           $124.14
                                                        --------------------- ------------  ----------------   ---------------
    TOTAL..............................................                                                           $4,942.68
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 and based upon the proposed maximum offering price.
(2) Includes 90,000 Units and 180,000 shares subject to the Underwriters' over-allotment option. See "Underwriting."
(3) $4.00 price is based upon conversion price of principal of Promissory Note into Series A Preferred Stock.
(4) Includes shares registered for the account of selling stockholders and issuable upon conversion of Series A Preferred Stock by selling stockholders. See "Principal and Selling Stockholders".
(5) Pursuant to Rule 416, there are also being registered hereunder such additional securities as may be issued upon exercise of the Underwriters' Warrants.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                    VISTA LASER CENTERS OF THE PACIFIC, INC.

                             CROSS-REFERENCE SHEET

         FORM SB-2 ITEM NUMBER AND CAPTION             LOCATION OR HEADING IN PROSPECTUS
      ----------------------------------------  -----------------------------------------------
  1.  Front of Registration Statement and
        Outside Front Cover Page of
        Prospectus............................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover
        Pages of Prospectus...................  Inside Front Cover Page; Outside Back Cover
                                                Page
  3.  Summary Information and Risk Factors....  Prospectus Summary; Risk Factors
  4.  Use of Proceeds.........................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price.........  Risk Factors; Underwriting
  6.  Dilution................................  (Not Applicable)
  7.  Selling Security Holders................  Principal and Selling Stockholders
  8.  Plan of Distribution....................  Outside Front Cover Page; Underwriting
  9.  Legal Proceedings.......................  (Not Applicable)
 10.  Directors, Executive Officers, Promoters
        and Control Persons...................  Management; Certain Transactions; Principal and
                                                  Selling Stockholders
 11.  Security Ownership of Certain Beneficial
        Owners and Management.................  Management; Certain Transactions; Principal and
                                                  Selling Stockholders
 12.  Description of Securities...............  Outside Front Cover Page; Prospectus Summary;
                                                  Description of Securities; Federal Income Tax
                                                  Considerations; Underwriting
 13.  Interests of Named Experts and
        Counsel...............................  (Not Applicable)
 14.  Disclosure of Commission Position on on
        Indemnification for Securities Act
        Liabilities...........................  (Not Applicable)
 15.  Organization Within Last Five Years.....  Business; Certain Transactions
 16.  Description of Company..................  Prospectus Summary; Risk Factors; Business; Use
                                                of Proceeds; Capitalization; Selected Financial
                                                  Data; Management Discussion and Analysis and
                                                  Plan of Operation; Certain Transactions;
                                                  Dividend Policy; Financial Statements
 17.  Management Discussion and Analysis or
        Plan of Operation.....................  Management Discussion and Analysis and Plan of
                                                  Operation
 18.  Description of Property.................  Business
 19.  Certain Relationships and Related
        Parties...............................  Management; Certain Transactions
 20.  Market for Common Equity and Related
        Stockholder Matters...................  (Not Applicable)
 21.  Executive Compensation..................  Management
 22.  Financial Statements....................  Summary Financial Data; Financial Statements
 23.  Changes In and Disagreements with
        Accountants on Accounting and
        Financial Disclosure..................  (Not Applicable)

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectuses; one to be used in connection with a firm commitment underwriting of up to 690,000 Units including an over-allotment option (the "Firm Commitment Prospectus") and one to be used in a concurrent offering of up to 237,500 shares of Common Stock for the account of 25 selling stockholders (the "Selling Stockholders Prospectus"). The Firm Commitment Prospectus and the Selling Stockholders Prospectus are identical except for alternative pages appearing after the end of the Firm Commitment Prospectus. Each of the pages for the Selling Stockholder Prospectus included herein is labeled "Alternative Page".

                SUBJECT TO COMPLETION, DATED SEPTEMBER   , 1996

PROSPECTUS

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                                 600,000 UNITS

     Vista Laser Centers Of The Pacific, Inc., a Nevada corporation (the "Company"), is offering 600,000 Units, at a price of $10.10 per Unit. Each Unit (the "Units") consists of two shares of the Company's Common Stock, $.01 par value (the "Common Stock") and one Class C Warrant (the "Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $6.00 at any time until the fifth anniversary of the date of this Prospectus. The Common Stock and the Warrants included in the Units shall be separately transferable immediately after the date of this Prospectus. The Warrants are redeemable by the Company at $.25 per Warrant upon 30 days' notice after the market price of the Common Stock equals or exceeds $8.00 for 10 consecutive trading days. See "Description of Securities".

     This Prospectus also covers 237,500 shares of Common Stock to be offered for the account of 25 shareholders (the "Selling Shareholders"). The Company will not receive any proceeds from the offering of securities by the Selling Stockholders. See "Risk Factors", "Principal and Selling Stockholders", "Underwriting" and "Plan of Distribution by Selling Stockholders."

     Prior to this offering, there has been no public market for any securities of the Company and there can be no assurance that an active public market will develop or, if developed, that it will be sustained. The initial offering price of the Units was determined by negotiations between the Company and Dickinson & Co. (the "Representative"), as representative of the several underwriters, and does not necessarily relate to the Company's book value or other established criteria of value. See "Underwriting". The Company intends to apply for its Units, Common Stock and Warrants to be listed on the Boston Stock Exchange and quoted in the NASDAQ system. Even if approved for listing, the Company will be required to maintain certain minimum criteria to maintain such listing, as to which there can be no assurance.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED
     BY ANY PERSON WHO CANNOT AFFORD RISK OF LOSS OF THE INVESTMENT. SEE
        "RISK FACTORS" ON PAGE 9.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           UNDERWRITING
                                        PRICE TO             DISCOUNTS           PROCEEDS TO
                                         PUBLIC         AND COMMISSIONS(1)       COMPANY(2)

--------------------------------------------------------------------------------

Per Unit..........................        $10.10               $1.01                $9.09
Total(3)..........................      $6,060,000           $606,000            $5,454,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) In addition, the Company has agreed to pay to the Representative a 3% nonaccountable expense allowance and to sell to the Representative warrants ("Underwriters' Warrants") exercisable at $12.12 per Unit to purchase 60,000 Units. The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering, including the nonaccountable expense allowance in the amount of $181,800 ($209,070 if the Underwriters' over-allotment option is exercised in full), payable by the Company estimated at $356,800.

(3) The Company has granted the Underwriters an option exercisable within 45 days after the date of this Prospectus, to purchase up to 90,000 additional Units for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,969,000, $696,900 and $6,272,100, respectively. See "Underwriting."

     The Units offered hereby are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, including the right of the Underwriters to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that the delivery of certificates representing the Units will be made against payment on or about
            , 1996 at the offices of the Representative.

                                DICKINSON & CO.

               The date of this Prospectus is             , 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this Prospectus. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto, including the schedules and exhibits to such original Registration Statement or any such amendment. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, to which reference is hereby made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

     Any interested party may inspect the Registration Statement, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and in New York (Seven World Trade Center, Suite 1300, New York, New York 10048). Any interested party may obtain copies of all or any portion of the Registration Statement at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     The Company intends to furnish its stockholders each year with annual reports containing audited financial statements and a report thereon expressed by independent public accountants and such other reports as the Company deems appropriate or as may be required by law.

                                    GLOSSARY

     As used in this Prospectus, the following terms have the following meanings unless the context clearly indicates otherwise.

     ablation: the removal of corneal tissue by ultraviolet light generated by a laser.

     alternative refractive care: the treatment of refractive disorders other than through the use of traditional means such as eyeglasses and contact lenses.

     astigmatism: a common refractive disorder in which images transmitted through the cornea fail to focus at any one point on the retina, resulting in blurred vision.

     bilateral surgery: surgery upon both eyes of the patient at the same time.

     cornea: the transparent front portion of the eye through which images are transmitted and which is the principal focusing component of the eye.

     corneal pathologies: diseases, injuries and conditions of the cornea resulting in impaired vision, discomfort or blindness.

     diopter: a unit of measurement of the refractive power of the eye; a negative value indicates nearsightedness and a positive value indicates farsightedness.

     epithelium: a layer of cells comprising the outer surface of the cornea.

     excimer laser: an ophthalmic laser surgical system which delivers pulses of ultraviolet laser light to an eye for the purpose of correcting nearsightedness, farsightedness, astigmatism and other ophthalmic disorders.

     FDA: the United States Food and Drug Administration.

     glaucoma: a disease of the eye characterized by a sustained elevation of intraocular pressure.

     holmium laser: an ophthalmic laser surgical system which delivers high intensity pulses of infrared light to an eye for the purpose of treating the symptoms of glaucoma and, in certain circumstances, correcting farsightedness and astigmatism.

     hyperopia: a common refractive disorder, also known as farsightedness, in which images transmitted through the cornea focus behind the retina, resulting in blurred vision.

     laser assisted in situ keratomileusis ("LASIK"): a refractive procedure performed with an excimer laser system to treat extreme cases of myopia (nearsightedness).

     laser sclerostomy ("LS"): a surgical procedure performed with a holmium laser to treat symptoms of glaucoma by making an opening in the front chamber of the eye.

     laser thermal keratectomy ("LTK"): a refractive procedure performed with a holmium laser to treat hyperopia (farsightedness) and astigmatism in which peripheral corneal tissue is thermally shrunk, causing the central portion of the cornea to steepen.

     micron: a unit of length equal to one-thousandth of a millimeter.

     myopia: a common refractive disorder, also known as nearsightedness, in which images transmitted through the cornea focus in front of the retina, resulting in blurred vision.

     photorefractive keratectomy ("PRK"): an outpatient surgical procedure performed with an excimer laser system for the purpose of correcting myopia (nearsightedness), hyperopia (farsightedness) and astigmatism, whereby submicron layers of tissue are ablated from the surface of the cornea in a predetermined pattern to reshape the cornea.

     phototherapeutic keratectomy (PTK): an outpatient surgical procedure performed with an excimer laser system to alleviate symptoms of certain corneal pathologies by ablating submicron layers of tissue in order to remove diseased, scarred or sight-inhibiting tissue.

     premarket approval ("PMA"): a determination by the FDA, based on an application supported by data (including preclinical trial results), that a medical device is safe and efficacious and can be commercially marketed in the United States.

     radial keratotomy ("RK"): a manual surgical procedure to treat nearsightedness, whereby incisions are made in the cornea to cause it to flatten.

     refractive care: the treatment of refractive disorders, through the use of traditional means such as eyeglasses and contact lenses, or through the use of alternative means, such as photorefractive keratectomy.

     refractive disorder: the inability of the eye to properly focus images on the retina; the most common refractive disorders are nearsightedness, farsightedness and astigmatism.

     retina: the lining of the insider of the eye that receives images entering the eye and transmits them to the brain.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. An investment in the securities offered hereby involves a high degree of risk and the securities should not be purchased except by those able to afford the loss of their investment. See "Risk Factors."

     Unless otherwise indicated, all per share data and information in this Prospectus relating to the number of Units assumes that the Underwriters' over-allotment option to purchase an additional 90,000 Units is not exercised and that the Underwriters' Warrants to purchase 60,000 Units are not exercised.

                                  THE COMPANY

     Vista Laser Centers Of The Pacific, Inc. (the "Company") was organized on January 30, 1996 to acquire advanced laser medical equipment and manage and administer laser vision correction ("LVC") support services ("LVC Services") in California and northern Nevada under contracts with independent ophthalmologists ("MDs"). LVC procedures are useful in correcting the vast majority of nearsighted (myopia) refractive disorders as an alternative to eyeglasses, contact lenses or surgical procedures requiring corneal incisions such as radial keratotomy ("RK").

     During the first half of 1996, the Company's activities consisted of market research, entering into agreements with experienced LVC eye care professionals, raising initial capital and acquiring equipment and use of facilities to provide support services to vision care professionals. LVC Services have been offered by the Company since June 1996 in San Jose and San Leandro, California, since July 1996 in Sacramento and since August 1996 in Petaluma, California. As of August 31, 1996 physicians using the Company's equipment and support services have performed 390 LVC procedures, which increased in number from 61 procedures during June 1996 to 179 procedures during August 1996.

     Based upon a Arthur D. Little, Inc. published report of the occurrence of nearsightedness in the general population, the Company estimates that the potential market for the Company's LVC Services to correct myopia alone in northern California is approximately 1.8 million people and is approximately 8.0 million people in the entire state of California. This Arthur D. Little report also provides information that LVC surgeries will likely comprise an annual market of greater than $100 Million in the state of California by the year 2000, with over 100,000 procedures performed annually. Arthur D. Little estimates that LVC surgery will become the most commonly performed ophthalmic procedure and one of the highest volume procedures of any type performed by surgeons in the United States. The Company intends to apply the majority of the proceeds of this offering to expand its operations throughout California and northern Nevada. See "Business."

     The Company believes a key part of its business strategy is to offer professionals the benefit of training, consulting and advisory services in a variety of LVC treatments, procedures and post-operative care. The past refractive surgery experience of seven MDs who are shareholders of the Company, including three Directors of the Company, includes over 12,000 refractive surgical procedures. A fourth Company Director has performed over 9,000 LVC procedures and more than 14,000 refractive procedures and has copyrighted his own advanced LVC treatment nomogram. Therefore, the Company believes it has accumulated a sufficient number of experienced refractive professionals to provide training, consulting and advisory assistance to MDs who execute services agreements with the Company in the future. See "Management."

     The Company's revenues are derived from payments by health care professionals for their use of LVC equipment and LVC Services, and additional revenues are obtained from the Company's patient marketing program. Under nonexclusive service agreements with independent MDs, the Company earns fees for LVC Services at the time of use by health care professionals. The Company's current policy is to charge a flat fee of $500 per procedure, plus an amount (generally $250) required as a per procedure royalty payment to the equipment manufacturer, for its LVC procedures. The gross procedure fee charged to the patient is established by the physician, except that the Company's consent is required for a gross procedure fee of less than $1,950 per eye. The Company's LVC Services payment normally is received when the professional collects the gross procedure fee from the patient. See "Business."

     As an additional revenue source, the Company has entered into agreements to conduct an extensive patient marketing program for 12 MDs in northern California. These agreements provide for a marketing fee, currently ranging from $420 to $510 per procedure, payable by the MD from his or her gross procedure fee. The Company expects to conduct a similar patient marketing program in southern California. See "Business."

     There can be no assurance that LVC Services and patient marketing fees currently charged to MDs by the Company will be maintained for the long term or that MDs will continue to require the Company's LVC Services or patient marketing program. Professionals that do contract with the Company cannot legally be required to use the Company's services exclusively for their LVC practices. See "Business."

     Advanced equipment acquired by the Company include excimer lasers for photorefractive keratectomy ("PRK") procedures approved for use in the United States in October 1995. Besides treatment for slight and moderate myopia, LVC procedures may also be used under certain circumstances to treat astigmatism and more extreme cases of myopia. LVC procedures performed with excimer and holmium laser systems are administered on an outpatient basis by the physician who determines the recommended procedure for each patient. These procedures typically require from 15 to 30 minutes for the actual procedure in addition to preoperative diagnosis and subsequent postoperative care. See "Business."

     Vista Technologies Inc. ("Vista Technologies"), a founder and the principal shareholder of the Company, currently operates five LVC surgical centers in Europe and to date has sponsored the formation of the Company and five other entities in North America which will provide LVC Services under the "Vista Laser Centers" service mark. Under a Consulting Services Agreement, Vista Technologies has agreed to provide certain consulting services relating to LVC Services to the Company for a fee equal to 5% of the Company's gross revenues, effective upon completion of this Offering. In the future Vista Technologies intends to sponsor additional LVC Service companies which will use the Vista Laser Centers service mark in other North American geographic markets. Investors in this Offering will not acquire an interest in Vista Technologies or in other companies sponsored by Vista Technologies. See "Certain Transactions."

     The Company has entered into agreements with three physician groups affiliated with the Company to acquire certain equipment and office subleases relating to its existing operations. Pursuant to these three agreements the Company has paid a total of $187,000 for tenant improvements to office space to two affiliated physician groups and will pay an additional $607,105 for laser equipment and medical supplies from the proceeds of this Offering to a third affiliated physician group. The Company has also assumed long-term excimer laser payment obligations for a total of $1,273,000. For more details of these transactions, see "Certain Transactions -- Acquisition Agreements With Directors."

     The Company's headquarters are located at 14895 E. 14th Street, Suite 400, San Leandro, California 94578, telephone number (510) 297-5050. See "Business", "Use of Proceeds", "Management", "Management Discussion and Analysis and Plan of Operation", and "Certain Transactions."

                                  THE OFFERING

Securities Offered:          600,000 Units, each consisting of two shares of
                             Common Stock and one Class C Warrant; each Warrant entitles the holder to purchase one share of Common
                             Stock.

Common Stock Outstanding
  Prior to the Offering:     887,500 shares

Securities Outstanding
  After the Offering:(1)     600,000 Units; 2,087,500 shares of Common Stock,
                             including 1,200,000 in the Units; 95,000 Class A
                             Warrants; 450,000 Class B Warrants; 600,000 Class C
                             Warrants, including 600,000 in the Units.

Use of Proceeds:             Proceeds will be applied to equipment purchases,
                             marketing the Company's LVC Services, expansion and related working capital requirements. $607,100 of the proceeds of this Offering will be used to purchase an excimer laser and certain medical supplies at fair value from an affiliate of a Director. During the first year following Offering the Company will pay: (i) approximately $291,600 upon laser lease and commitments the Company assumed from two other Directors; (ii) approximately $90,000 in sublease payments to these three Directors; and (iii) a total of $230,000 for the annual salaries of the Company's Chairman and its President ($345,000 if the maximum annual bonuses are paid to these officers). See "Use of Proceeds", "Management Discussion and Analysis and
                             Plan of Operation", "Business" and "Certain
                             Transactions".

Risk Factors:                The securities offered hereby are speculative,
                             involve a high degree of risk, and should not be purchased by investors who cannot afford the loss of their investment. Investors should review and carefully consider the information set forth under "Risk Factors" and "Dilution".

Boston Stock Exchange
Symbol:                      Common Stock: II PAC

NASDAQ Small-Cap Market
  Symbol:                    Common Stock: II PAC
---------------
(1) Does not include the Underwriter's over-allotment option, shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants, or shares reserved for issuance upon exercise of outstanding Class A Warrants, Class B Warrants and stock options or the Class C Warrants to be issued in this Offering. See "Description of Securities," "Principal and Selling Stockholders," and "Underwriting".

                         SUMMARY FINANCIAL INFORMATION

                                                                   PERIOD FROM INCEPTION
                                                                 (JANUARY 30, 1996) THROUGH
                                                                        MAY 31, 1996
                                                                 --------------------------
        STATEMENTS OF OPERATIONS DATA:
        Net (loss) adjusted for dividends in arrears...........           $(97,951)
        Net (loss) per common and common equivalent share......           $   (.14)
        Weighted average common and common equivalent shares
          outstanding..........................................            717,482
        Dividends in arrears...................................           $ 10,762

                                                                            MAY 31,1996
                                                                           --------------
                                                              ACTUAL       AS ADJUSTED(1)
                                                            ----------     --------------
        BALANCE SHEET DATA:
        Current assets....................................  $  946,587       $6,163,832
        Total assets......................................  $2,786,898       $9,270,248
        Stockholders' equity..............................  $  591,554       $7,539,054(2)

---------------

(1) Gives effect to the sale of 600,000 Units offered hereby, the exercise of the outstanding Class A and B Warrants (but not the Class C Warrants), the exercise of the outstanding stock options granted under the Company's stock option plan, the receipt of the stock and warrant subscription receivable, and the anticipated application of estimated net proceeds therefrom (after the deduction of underwriting discounts and commissions and estimated expenses to be incurred by the Company in connection with this offering), including cash outlays for equipment purchases and leasehold improvements totaling approximately $607,100 and three capitalized laser leases and/or loans. See "Use of Proceeds", "Management Discussion and Analysis and Plan of Operation", "Certain Transactions", "Description of Securities" and "Underwriting".

(2) Assumes all 25 of the Company's Note holders convert their Notes into an aggregate of 237,500 shares of Common Stock.

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered carefully in connection with an investment in the securities of the Company offered hereby.

     LIMITED OPERATING HISTORY. The Company was organized on January 30, 1996 to acquire advance laser medical equipment and manage laser vision correction ("LVC") support services ("LVC Services") in northern California and northern Nevada ("Northern California"). During the first half of 1996, the Company's activities consisted of market research, entering into agreements with experienced LVC eye care professionals, raising initial capital and acquiring equipment and use of facilities to provide support services to vision care professionals. Actual operation commenced in June 1996, and the Company currently offers LVC Services at locations in San Jose, San Leandro, Sacramento and Petaluma, California. Accordingly, the Company has not generated any revenues and has no operating history from which to forecast its future business and operations. As of May 31, 1996 the Company had an accumulated deficit of $97,951.

     The Company will be subject to numerous risks incident to the creation of new businesses with a limited history of operations. Prospective investors should consider the frequency with which newly developed businesses encounter unforeseen expenses, difficulties, complications and delays, and other factors such as the possibility of competition with larger companies. As examples, the Company may experience unanticipated delays in the development of its LVC Services, there can be no prediction as to the amount of revenues it will generate and whether such revenues will be sufficient to provide positive cash flows, and it may be difficult or impossible to obtain additional financing if required for the Company's business. There can be no assurance that the Company will be profitable. See "Business", "Use of Proceeds", "Management Discussion and Analysis and Plan of Operation", and "Certain Transactions".

     GOING CONCERN QUALIFICATION IN AUDITOR'S REPORT. The report of the Company's independent certified public accountants contains an explanatory paragraph as to the Company's ability to continue as a going concern. The accountants raise substantial doubt as to the Company's ability to continue as a going concern because the Company is dependent upon raising additional financing through this Offering to meet its obligations and commitments. See the Financial Statements contained elsewhere in this Prospectus.

     DEPENDENCE ON MEDICAL PROFESSIONALS. Applicable laws in the United States prevent a corporation (other than a professional medical corporation) from providing medical and health care services to patients. The Company conducts its business by offering LVC equipment for use by licensed professionals and providing billing, accounting, administrative, marketing and management services to independent health care professionals who provide refractive eye care. The Company's ability to realize revenues from independent professionals, therefore, is significantly dependent upon its ability to continue to attract the use of its equipment and LVC Services by MDs and on the performance of those professionals. There can be no assurance that professionals will continue to require and contract for either the Company's LVC Services or the Company's patient marketing program, and even those professionals that do contract with the Company cannot be required to use the Company's services for their LVC practice on an exclusive or any other basis. See "Business."

     NO ASSURANCE OF MARKET ACCEPTANCE. The Company's business of offering LVC Services to support advanced laser procedures, involves recently developed technology and procedures and is a field subject to technological innovation and governmental regulation. There can be no assurance that health care professionals will continue to require and contract for the Company's LVC Services. The Company believes that its profitability and continued growth will depend on broad market acceptance of LVC procedures in the United States by health care professionals in the ophthalmic community and the general public. Market acceptance of new methodology requires substantial time and effort and is subject to various risks. The acceptance of LVC care may be adversely affected by its cost, concerns relating to safety and efficacy, general resistance to surgery, the effectiveness of alternative methods of correcting refractive vision disorders, the lack of long-term follow-up data, the possibility of unknown side effects and the lack of third-party reimbursement for the procedures. Many consumers may choose not to have LVC due to the availability of conventional nonsurgical and manually surgical methods of vision correction. Any future reported adverse effects or other unfavorable publicity involving patient outcomes from LVC could also adversely affect the Company's proposed business. Market acceptance could also be affected by the ability of the Company's consultants and other participants in the LVC market to train a broad population of MDs in LVC procedures. There can be no assurance there will be significant public acceptance of LVC technologies, and demand for the Company's equipment and LVC Services would be adversely affected if broad market acceptance of such procedures is not attained.

     COMPETITION. The refractive eye care business generally, and the market for corrective LVC procedures for which the Company intends to provide equipment and support services, are characterized by intense competition and technological innovation. Many of the companies engaged in these businesses have substantially greater financial resources, personnel, marketing experience and other capabilities than are currently available to the Company or will be available to the Company upon the completion of this offering. With recent PMA approval of PRK laser equipment systems by the FDA in October 1995 and March 1996, the Company believes that competition for PRK service facilities will rapidly intensify. In addition, there are manual surgical alternatives to LVC procedures for vision correction, such as radial keratotomy ("RK"), that are generally less expensive than LVC procedures; notwithstanding certain limitations, manual refractive surgical procedures as well as eyeglasses and contact lenses are expected to remain competitive in the market for refractive eye care due to cost considerations. See "Business -- Competition".

     DEPENDENCE ON MANAGEMENT. The success of the Company will be substantially dependent on the services of its officers, directors and professional consultants who have experience in the refractive eye care business and, specifically, the management of surgical outpatient facilities. The Company is dependent in particular upon the services of Dr. J. Robert Griffin, its Chairman, who has prior experience in managing a high volume ophthalmology outpatient clinic specializing in refractive surgery. The Company's operations therefore will be dependent upon a limited number of key employees and consultants. Loss of the services of these or other key personnel could have a material adverse effect upon the Company. The Company does not maintain key man insurance on the lives of its executive officers and key professional consultants, although it may elect to apply for such insurance after this offering has been completed. See "Business -- Employees" and "Management".

     PROCEEDS BENEFITING OFFICER, DIRECTORS AND AFFILIATES. A portion of net proceeds from this Offering by the Company will be used immediately to pay $607,105 to acquire at fair value a laser and other medical equipment from Laser Vision Consultants, an affiliate of Dr. Mark Mandell, a Company Director. During the first twelve months after completion of this Offering, the Company will also pay approximately $290,000 of long term equipment lease and loan obligations as to two VISX lasers acquired from two other physician groups affiliated with the Company for the San Jose and Sacramento LVC centers, and approximately $90,000 under office sublease arrangements with three physician groups affiliated with the Company for premises in San Jose, San Leandro and Sacramento. The equipment lease and loan obligations assumed by the Company bear interest at the average annual rate of approximately 11% through their five-year terms. In addition, the Company will pay a maximum of $345,000 per year (including bonus payments of $115,000) in salaries for the services of the Company's Chairman and President. To the extent the Company uses proceeds of this Offering instead of revenues from operations to make these affiliated payments, these affiliates will directly benefit from Offering proceeds. See "Use of Proceeds," "Management Discussion and Analysis and Plan of Operation," "Management," and "Certain Transactions."

     POSSIBLE NEED FOR ADDITIONAL FINANCING. Due to the risks associated with its business and limited operating history, the Company may require additional financing at a future date to expand its business operations. In addition to proceeds of this offering, the Company plans to rely upon equipment leasing or other forms of installment purchase obligations to finance a part of its equipment requirements. No assurance can be given that additional financing would be available on reasonable terms or on any terms. See "Use of Proceeds", "Management Discussion and Analysis and Plan of Operation" and "Business".

     CONFLICTS OF INTEREST WITH AFFILIATES AND POSSIBLE COMPETITION WITH VISTA TECHNOLOGIES AFFILIATES. The Company has entered into agreements to acquire or assume the obligations for three excimer lasers and office sublease arrangements with three physician groups which are affiliated with three Company Directors.

Pursuant to these agreements the Company has paid these affiliated groups approximately $187,000, will pay $607,105 upon the completion of this Offering, and has assumed long-term laser obligations for a total of $1,273,000. For more information concerning these transactions, see "Certain
Transactions -- Acquisitions Agreements with Directors."

     Vista Technologies, a founder and the principal stockholder of the Company, has sponsored the formation of five other entities, and may sponsor additional entities in the future, to provide LVC Services under the "Vista Laser Centers" service mark in various geographic areas of North America outside California and northern Nevada. Although such other enterprises sponsored by Vista Technologies will not operate from locations in California and northern Nevada, such other entities nevertheless may compete with the LVC Services to be offered by the Company. See "Certain Transactions."

     It is also anticipated that one or more of the health care professionals serving as part-time consultants to, or directors of, the Company will be solicited to act as consultants to, or directors and/or officers in, one or more of these other enterprises. Dr. Johnson and Mr. Schultz, two Directors of the Company, also are each directors and officers of Vista Technologies and are also directors and/or officers for other companies offering LVC Services in other regions of North America organized by Vista Technologies. In addition, persons serving as part-time consultants to, or Directors of, the Company who agree to serve as consultants, directors and/or officers for such other enterprises may have a conflict of interest in that their time and resources may be devoted to activities other than the business of the Company or because the compensation payable to them from, or equity interests in, other business activities may be greater than their compensation from and equity interests in the Company. See "Management" and "Certain Transactions."

     On April 23, 1996, the Company issues 500,000 shares of its Series B Preferred Stock to Vista Technologies in exchange for 500,000 shares of Vista Technologies common stock. Based upon an independent third party valuation of the Company's Series B Preferred Stock as of April 23, 1996, the Company has recorded a cost for this investment as of that date of $487,855. In August, 1996, Vista Technologies converted all 500,000 of these shares of Series B Preferred Stock into 500,000 shares of Company Common Stock. In view of Vista Technologies' status as a founder of the Company and its representation on the Company's Board of Directors, such transaction should not be considered as having been negotiated at arms-length. See "Certain Transactions -- Issuance of Securities."

     The Company has granted Vista Technologies' Board of Directors an irrevocable proxy to vote the 500,000 Vista Technologies shares owned by the Company for a term of five years in exchange for Vista Technologies granting to the Company's Board of Directors an irrevocable proxy to vote all of the Company's shares owned by Vista Technologies for a term of five years. See "Certain Transactions -- Issuance of Securities."

     During the term of the Company's consulting agreement with Vista Technologies, Vista Technologies shall have the right to nominate two candidates, acceptable to the Company, to the Company's Board of Directors, Dr. Johnson and Mr. Schultz, two of the Company's Directors, are directors and officers of Vista Technologies. See "Management."

     The Company may enter into other related party transactions in the future. All such transactions in the past have been approved or ratified by all of the Company's directors and in the future will be approved by not less than a majority of the directors who do not have an interest in the proposed transaction. However, these transactions involve inherent conflicts of interest between the interests of the Company and the interest of such stockholders or other related parties. See "Certain Transactions".

     IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS. Purchasers of securities offered hereunder will experience immediate and substantial dilution of the net tangible book value of Common Shares. The immediate dilution to new investors in this offering, assuming the exercise of outstanding Class A Warrants and Class B Warrants and outstanding stock options but no exercise of the Class C Warrants, would be equal to $2.70 per share as of May 31, 1996. See "Dilution," "Capitalization" and "Description of Securities."

     LIABILITY FOR PERSONAL INJURY AND INADEQUACY OF INSURANCE. Use of the Company's equipment and facilities for LVC eye care may give rise to claims against the Company by persons alleging injury as a result of the procedures performed. The Company will endeavor, whenever possible, to seek recovery from manufacturers of refractive laser systems for claims based on alleged defects in the laser systems utilized by the Company. There can be no assurance that such manufacturers will carry liability insurance adequate to protect against such claims or that the Company would prevail if it were required to assert such claims. The Company believes that health care providers using the Company's equipment to perform refractive or other procedures will be covered by medical malpractice or liability insurance and the Company to requires that professionals contracting for the Company's LVC Services maintain such insurance. The Company also has purchased liability insurance covering these risks for its own account. However, there can be no assurance that the Company would be successful in seeking recovery from third parties or that the amount recovered would be adequate to cover all claims. To the extent the Company becomes exposed to liability claims, if any, the Company may be adversely affected. See "Business."

     RISKS OF FAILURE TO COMPLY WITH OR CHANGE IN GOVERNMENTAL REGULATION. The Company and its operations will be subject to extensive regulation in the United States at the federal, state and local level, affecting the health care industry and the delivery of health care. These regulations include laws and regulations prohibiting the practice of medicine and optometry by persons not licensed to practice medicine or optometry, prohibiting the unlawful rebate or unlawful division of fees and limiting the manner in which prospective patients may be solicited. Other regulatory requirements, such as regulations concerning the use of excimer laser systems, will also apply to the Company's business and plan of operation. In addition, there can be no assurance that future changes in laws and regulations or the interpretation thereof will not adversely affect the Company's operations. See "Business -- Governmental Regulation."

     ABSENCE OF GOVERNMENTAL APPROVAL IN THE UNITED STATES FOR CERTAIN USES OF LVC EQUIPMENT. The Company has acquired equipment that has recently received pre-market approval from the U.S. Food and Drug Administration ("FDA") for commercial use of PRK procedures applicable to the vast majority of myopia cases. This equipment has the capability to perform other LVC procedures, such as astigmatic correction, correction of high myopia and LASIK, but has not received FDA pre-market approval nor has the FDA established standards for clinical testing of equipment for many of these other LVC procedures. The FDA advised U.S. eye care professionals in May 1996 that physician decisions to conduct LASIK procedures and bilateral surgery are considered the practice of medicine; although the FDA noted that LASIK and bilateral surgery are outside the scope of current FDA approved labeling for excimer lasers. However, the FDA cautioned that it expects health care practitioners and others will advertise the use of FDA approved lasers in the U.S. only within the scope of their current FDA approved use. See "Business."

     RISK OF FAILURE TO COMPLY WITH SAFE HARBORS AS TO MEDICAL SERVICES FRAUD AND ABUSE LEGISLATION. Certain states have adopted medical services fraud and abuse statutes, commonly referred to as anti-kickback or anti-referral legislation, that incorporate or are similar to federal Medicare/Medicaid legislation that prohibits certain activities intended to kickback, bribe or rebate fees received for referring an individual to a person for medical treatment. Although existing legislation does not cover the Company's activities since its physician clients will not be seeking Medicare, Medicaid or other governmental reimbursement for LVC procedures, there can be no assurance that federal, or state regulatory programs will not in the future place impediments upon the Company's plan of operation. Nevertheless, the Company's compensation arrangements with professionals are intended to comply with applicable antifraud and abuse legislation in applicable areas of the United States and the Company believes that it has adopted a strategy that will enable it to provide LVC Services in compliance with applicable regulatory requirements. Safe harbor regulations for activities otherwise subject to the U.S. Medicare/Medicaid fraud and abuse statutes require, among other conditions, that no more than 40% of the entity may be controlled by investors who are in a position to control the flow of business to the entity and no more than 40% of the entity's business can be derived from investors. The Company does not believe that more than 40% of the Company's capital stock will be held by persons in a position to refer business to the Company after this Offering. The application and interpretation of state laws and safe harbor exemptions may involve significant uncertainty. The Company believes that its planned operations are designed to comply with applicable state regulations. NEVERTHELESS, POTENTIAL INVESTORS CONCERNED WITH SAFE HARBOR REGULATIONS SHOULD SEEK ADVICE FROM INDEPENDENT COUNSEL CONCERNING THESE MATTERS BEFORE INVESTING. See "Business -- Governmental Regulation".

     POSSIBLE FUTURE CONCERNS AS TO SAFETY AND EFFICACY OF LVC
TREATMENT. Concerns with respect to the safety and efficacy of recently developed refractive laser procedures such as PRK, LASIK and LTK include predictability and stability of results and potential complications or side effects, such as postoperative pain, corneal haze during healing, decreased contrast sensitivity, unintended undercorrection or overcorrection, refractive corneal scars or reversion or regression of effect. There can be no assurance that additional complications will not be identified in the future that may materially and adversely affect the safety and efficacy of these LVC procedures for performing refractive surgery, and which would negatively affect market acceptance of such procedures and/or lead to product liability or other claims against the Company. See "Business."

     RELIANCE ON SUPPLIERS OF LASER EQUIPMENT. The Company is not involved in the research, development or manufacture of laser equipment and will be dependent upon unrelated third-party manufacturers or distributors for supply and service of LVC equipment required for its Services. The Company believes there are four companies in the U.S. that have conducted or are conducting clinical trials with excimer lasers for refractive eye surgery. The Company believes two of those companies, Summit and VISX, account for approximately 70% of the excimer lasers for refractive surgery that have been installed to date mostly in various countries outside of the U.S. At present, at least one of these suppliers has indicated it plans to enter the market for providing excimer laser service facilities and may compete with the Company, either directly or indirectly. Such suppliers are also expected to seek license, royalty or other fees for the purchase of excimer laser systems that could place the Company at a competitive disadvantage. If the Company is unable to obtain agreements on acceptable terms for the supply and/or service of laser systems, the Company could incur delays and its planned business operations may be adversely affected. The Company has not yet obtained commitments to acquire equipment for additional locations proposed in addition to its first four sites in northern California, and the Company's ability to offer LVC Services at one or more additional locations and the timing thereof will be dependent upon the availability of equipment from suppliers and the availability, if any, of financing programs to acquire equipment on a lease or installment purchase basis. See "Use of Proceeds" and "Business."

     RISK OF FUTURE TECHNOLOGICAL CHANGE. Development of LVC procedures has undergone and is expected to continue to experience technological change. There can be no assurance that future technological innovations and developments will not render the Company's equipment uneconomical or obsolete or that the Company will not be adversely affected by competition or future technological developments. See "Business -- Competition".

     NO THIRD-PARTY REIMBURSEMENT. At present, third party insurance reimbursement through health insurance or other third-party reimbursement programs generally is not available for LVC refractive surgical procedures. The Company does not anticipate that third-party reimbursement for LVC procedures will be available in the foreseeable future, and this factor may restrict the market for LVC Services.

     LACK OF A PUBLIC MARKET AND ARBITRARY DETERMINATION OF OFFERING
PRICE. Prior to this offering by the Company, there has been no public market for the securities of the Company, and there can be no assurance that a public market will develop following this offering or, if developed, that a public market will be sustained. The offering price of the Units offered by the Company was arbitrarily determined by negotiation between the Company and the Underwriters without regard to generally recognized criteria of value such as historical earnings, assets, working capital, book value, financial condition or an active public market for the Common Stock. Such offering price was determined in part upon the Company's and the Underwriters' perception as to the price that purchasers of the Units would be willing to pay considering the nature of the Company. Accordingly, the offering price should not be considered an indication of the actual value of the Company or its securities. See "Underwriting."

     DILUTIVE EFFECT OF WARRANTS AND OPTIONS. For the life of the Underwriter's Warrants, outstanding Class A, B and C Warrants and any options granted under the Company's Stock Option Plan, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the warrants and options remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the warrants and options might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided by the warrants and options. See "Management -- Stock Option Plan", "Description of Securities" and "Underwriting".

     UNDETERMINED EFFECT OF ADDITIONAL ISSUED COMMON STOCK AND BLANK CHECK PREFERRED STOCK. The Company's articles of incorporation authorize up to 20,000,000 shares of Common Stock and up to 5,000,000 shares of "blank check" Preferred Stock with such rights, preferences, privileges and limitations as may be determined from time to time by the Board of Directors of the Company. The Board of Directors has the power without prior stockholder approval to issue additional shares of previously authorized and unissued Common Stock and one or more series of Preferred Stock with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and any other characteristics as the Board may deem necessary. This power includes the right to issue Preferred Stock following completion of this Offering with rights to receive dividends, liquidating distributions and other benefits which may be superior to the rights of Common Stockholders. If any subsequent issuance of Preferred Stock is approved, such blank check Preferred Stock could adversely affect the holders of outstanding Common Stock. In addition, the authority to issue additional shares of Common Stock and blank check Preferred Stock could discourage, delay or prevent a takeover of the Company. The Company currently has no intention to issue any shares of Preferred or Common Stock upon the completion of this offering. However, even the existence of authorized and unissued Common Stock and Preferred Stock with the potential of discouraging or preventing a takeover of the Company could have a depressive effect on the market price for the Company's securities. See "Description of Securities".

     SUBSTANTIAL MANAGEMENT DISCRETION AS TO APPLICATION OF OFFERING
PROCEEDS. Depending upon various factors, such as the amount of laser equipment financing available to the Company for acquiring or leasing new laser equipment, the Company's management will have substantial discretion in the application of the proceeds of this Offering. As a result the actual amount expended to finance any category of expense may be increased or decreased by the Company's Board of Directors, at its discretion, if reapportionment or redirection of funds is deemed to be in the best interests of the Company. See "Use Of Proceeds", "Business" and "Management's Discussion and Analysis and Plan of Operation".

     POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF FUTURE SALES OF COMMON
STOCK. 650,000 shares of outstanding Common Stock and up to 670,000 shares of Common Stock issuable upon exercise of Class A and B Warrants and stock options outstanding prior to this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act, and under certain circumstances may be sold without registration pursuant to that Rule. In addition to the securities offered by the Company hereby, this Prospectus also covers the sale of up to 237,500 shares of the Company's Common Stock issuable upon conversion of its outstanding Promissory Notes, for the account of the Selling Stockholders. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, will have on the then prevailing market price of the Company's securities. Any substantial sale of restricted securities pursuant to Rule 144 or other sales of shares covered by this Prospectus may have an adverse effect on the market price of the Company's securities. See "Principal and Selling Stockholders", "Shares Eligible for Future Sale" and "Underwriting".

     UNDERWRITERS' INFLUENCE ON THE MARKET. A significant number of the Units to be sold in this offering may be sold to customers of the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of the Company's securities through or with the Underwriters. Although the Underwriters have no legal obligation to do so, an Underwriter from time to time may become a market maker or otherwise effect transactions in the Company's securities. Should an Underwriter participate as a market maker, it may become a dominating influence in the market for the Company's securities. Therefore, the price and liquidity for the Company's securities may be significantly affected by the degree, if any, of an Underwriter's participation in the market. Such market making activities, if commenced, may be discontinued at any time or from time to time by that Underwriter. See "Underwriting."

     MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM; RISKS OF LOW-PRICED STOCKS. In 1993, the Securities and Exchange Commission ("SEC") approved rules imposing more stringent criteria for the listing of securities on NASDAQ, including new standards for maintenance of such listing. If the Company is unable to satisfy these maintenance criteria in the future, its securities will be subject to being delisted, and trading, if any, would thereafter be conducted on the Boston Stock Exchange or in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"). As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for "penny stocks" as defined. SEC regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three (3) years; or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on NASDAQ or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive each purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     As of the date of this Prospectus, it is expected that the Company's Common Stock will be outside the definitional scope of penny stock, as it has an initial public offering price of at least $5.00 per share. In the event the Common Stock were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulation of penny stocks could limit the ability of broker/dealers to sell the Company's securities in the secondary market.

     VOLATILITY OF SECURITIES PRICES. The market for equity securities, particularly for securities of companies engaged in providing LVC equipment and/or services, has been volatile. The price of the Company's securities in the future may be subject to wide fluctuations in response to quarterly variations in operating results, news, trading volume, general market trends and other factors beyond the control of the Company.

     NO DIVIDENDS ON COMMON STOCK. The Company has not paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. See "Dividend Policy."

                                    DILUTION

     This discussion and the table below assumes (i) the sale of all Units offered by the Company hereunder (but does not assume exercise of the Underwriter's over-allotment option or the exercise of the Class C Warrants or the Underwriter's Warrants) and (ii) the conversion of the currently outstanding Notes into 237,500 shares of Common Stock, (iii) the exercise at $4.00 per share of 95,000 outstanding Class A Warrants, $1.00 per share of 450,000 outstanding Class B Warrants, and the receipt of proceeds therefrom, and (iv) the exercise at $2.75 per share of 125,000 outstanding options granted under the Company's stock option plan. Based on these assumptions, the 1,557,500 shares of Common Stock that would be outstanding prior to this offering and the 1,200,000 shares of Common Stock in the Units offered hereby are referred to below as "common and common equivalent shares".

     As of May 31, 1996, the Company had a net tangible book value of $506,554. Assuming the exercise of outstanding Class A Warrants, Class B Warrants, and stock options for $1,173,750 in proceeds, the receipt of $15,200 subscriptions receivable paid in June 1996 and conversion of currently outstanding Notes, the Company's pro forma net tangible book value at May 31, 1996 would have been $1,695,504, or $1.08 per common and common equivalent share based on a total of 1,557,500 shares. Net tangible book value per common and common equivalent share represents the amount of the Company's tangible assets, less the amount of its liabilities, divided by the number of shares of common and common equivalent shares outstanding. Assuming the sale of 1,200,000 Shares offered by the Company hereunder at the offering price of $10.10 per Unit, the Company's receipt of net proceeds therefrom, the pro forma net tangible book value of the Company as so adjusted at May 31, 1996 would be $6,513,904, or $2.35 per common and common equivalent share, representing an immediate increase in net tangible book value of $1.27 per common and common equivalent share to present holders of the Company's capital stock and an immediate dilution of $2.70 per common and common equivalent share to new investors.

     The following table illustrates such per share dilution:

    Offering Price per common and common equivalent share................            $5.05
      Actual Net tangible book value per common and common equivalent share at May 31, 1996...........................................  $0.56
      Receipt of subscriptions receivable as of May 31, 1996.............  $ .02
    Increase per share attributable to conversion of outstanding Notes and exercise of Class A Warrants, Class B Warrants, and stock options outstanding at May 31, 1996................................  $ .50
    Subtotal: Proforma net tangible book value per common and common equivalent share at May 31, 1996...................................  $1.08
    Increase per share attributable to 1,200,000 additional common equivalent shares represented by sale of Common Shares by the
      Company............................................................  $1.27
                                                                           -----
    Pro forma net tangible book value per common and common equivalent
      share..............................................................             2.35
                                                                                     -----
    Dilution per common and common equivalent share to new investors
      purchasing Common Shares(1)........................................            $2.70
                                                                                     =====

---------------

(1) "Dilution" means the difference between the offering price per share and the pro forma net tangible book value per common and common equivalent share after giving effect to the assumed sale of all 1,200,000 Common Stock shares offered by the Company. The increase in the net tangible book value of common and common equivalent share held by present stockholders would be solely attributable to the cash paid by new investors upon their purchase of the Units offered by the Company.

     Based on the above assumptions, the following table summarizes the number of common and common equivalent share purchased from the Company, the total consideration and the average price per share to the

Company by existing stockholders and to be paid by purchasers in this offering (assuming in each case the full conversion of all outstanding shares of Preferred Stock into Common Stock):

                                    COMMON & COMMON
                                   EQUIVALENT SHARES                  TOTAL
                                       PURCHASED             CASH CONSIDERATION PAID
                                 ----------------------     --------------------------     AVERAGE PRICE
                                  NUMBER     % OF TOTAL       AMOUNT        % OF TOTAL       PER SHARE
                                 ---------   ----------     ----------      ----------     -------------
    Existing Stockholders......  1,557,500       56.5%      $2,806,705(a)       31.7%          $1.80
    New Investors..............  1,200,000       43.5%      $6,060,000          68.3%          $5.05
                                 ---------      -----        ---------         -----
              Total............  2,757,500      100.0%      $8,866,705         100.0%
                                 =========      =====        =========         =====

---------------

(a) Assumes $1,632,855 for outstanding securities, of which $1,145,000 has been paid in cash and $487,855 has been recorded as the value of the Company's investment in 500,000 common shares of Vista Technologies, plus $1,173,850 from the assumed exercise of outstanding Class A Warrants, Class B Warrants and stock options. (See "Certain Transactions.")

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 600,000 Units offered hereby will be approximately $5,272,200 ($6,063,030) if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and the Underwriters' non-accountable expense allowance, but before other offering expenses payable by the Company estimated at approximately $175,000. The Company intends to use the net proceeds to purchase additional laser vision correction equipment, office furnishings, leasehold improvements and to support working capital requirements for operating and administering LVC services and its patient referral marketing program.

     Management currently estimates that the net proceeds of this offering will be applied generally as follows during the nine months following this offering:

    Estimated expenses of the Offering.......................................  $  175,000
    Payment to Laser Vision Consultants......................................     607,105(1)
    Northern California expenses (including advertising).....................   1,325,000(2)
    Southern California expenses (including advertising).....................     925,000(3)
    Administrative expenses and working capital..............................   2,240,095(4)
                                                                               ----------
              Total Estimated Net Offering Proceeds..........................  $5,272,200
                                                                               ==========

---------------
(1) Laser Vision Consultants is affiliated with Dr. Mark R. Mandel, a Company Director. See "Certain Transactions -- Acquisition Agreements with Directors."

(2) This number represents an annual advertising budget to generate patient referrals in Northern California estimated at $1,125,000 and an estimated $200,000 for the leasehold improvements and furnishings of two additional LVC service centers in Northern California, assuming that the Company is able to obtain 100% financing of an excimer laser for each location, of which there is no assurance. See "Business" and "Management Discussion and Analysis and Plan of Operation."

(3) This number represents an advertising budget to generate patient referrals in Southern California estimated at $525,000 and an estimated $400,000 for the leasehold improvements and furnishings of four additional LVC service centers in Southern California, assuming that the Company is able to obtain 100% financing of an excimer laser for each location, of which there is no assurance. See "Business" and "Management Discussion and Analysis and Plan of Operation."

(4) This number includes: $218,700 of assumed laser purchase obligations and laser lease from G&R and ELA, two entities affiliated with Dr. Griffin, the Company's Chairman, and Dr. Gary Kawesch, a Company Director; $67,500 of space sublease payments to G&R, Laser Vision Consultants and RKLE; and $90,000 and $82,500 of compensation to Dr. Griffin's affiliate and David P. Bates, the Company's

President. See "Certain Transactions -- Acquisition Agreements With Directors" and "Management -- Executive Compensation." This number also includes approximately $1,780,000 to be spent in the nine months following the Offering for unaffiliated employee wages, medical supplies and utilities at all ten contemplated LVC service centers and laser lease payments and space rental for the seven contemplated unaffiliated LVC service centers, assuming that the Company is able to obtain 100% financing of an excimer laser for each unaffiliated location, of which there is no assurance. This number assumes that none of the Company's Note holders elect to receive the repayment of their Notes from the Offering proceeds. See "Business" and "Management Discussion and Analysis and Plan of Operations."

     The allocation of the net proceeds of this offering set forth above represents the Company's best estimates based upon its present plans and certain assumptions regarding estimated costs and the Company's future revenues and expenses. The actual amount expended to finance any category of expense may be increased or decreased by the Company's Board of Directors, at its discretion, if a reapportionment or redirection of funds is deemed to be in the best interests of the Company. Any proceeds not applied to a purpose described above will be added to the Company's working capital and used for general corporate purposes.

     The Company does not plan to pay dividends on its Common Stock (see "Dividend Policy").

     Pending the application of proceeds from this offering, the net proceeds of this offering will be temporarily invested in interest-bearing savings accounts, bank certificates of deposit, money market accounts, government obligations or other forms of liquid short-term interest-bearing investments.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at May 31, 1996, and as adjusted to give effect to the sale by the Company of the Common Shares offered hereby, and the application of the net proceeds as described under "Use of Proceeds" and "Certain Transactions". This information should be read in conjunction with the Company's consolidated financial statements and the notes thereto and "Management's Discussion and Analysis and Plan of Operations" presented elsewhere in this Prospectus.

                                                                            MAY 31, 1996
                                                                    -----------------------------
                                                                      ACTUAL       AS ADJUSTED(1)
                                                                    ----------     --------------
Long-term obligations.............................................  $  470,439      $  1,287,239(2)
Stockholders' equity:
  Preferred stock, par value $0.01:
     Authorized -- 5,000,000 shares;
       237,500 shares designated 10% Series A
       Cumulative Convertible Preferred;
     Issued and outstanding shares -- 100,000 actual and 0 pro
      forma.......................................................       1,000                --(3)
     500,000 shares designated 5% Series B Cumulative Convertible
      Preferred;
     Issued and outstanding shares -- 500,000 actual and 0 pro
      forma.......................................................       5,000                --
  Common stock, par value $0.01:
     Authorized -- 20,000,000 shares;
     Issued and outstanding shares -- 50,000 actual and 2,757,500
      pro forma...................................................         500            27,575(4)
  Additional paid-in capital......................................     676,355         7,609,430
  Subscription receivable.........................................     (15,200)         --
  Warrants........................................................      21,850          --
  Accumulated (deficit)...........................................     (97,951)          (97,951)
                                                                    ----------       -----------
  Total stockholders' equity......................................     591,554      $  7,539,054
                                                                    ----------       -----------
          Total capitalization....................................  $2,786,898      $  9,270,248
                                                                    ==========       ===========

---------------

(1) Assumes sale of 600,000 Units offered hereunder by the Company at $10.10 per Unit, the exercise of the outstanding Class A and B Warrants (but not the Class C Warrants), the exercise of the outstanding stock options granted under the Company's stock option plan, the receipt of the outstanding stock subscription receivable, and the anticipated application of estimated net proceeds therefrom (after the deduction of underwriting discounts and commissions and estimated expenses to be incurred by the Company in connection with this offering).

(2) Represents the long-term portion of two loans in an aggregate of $1,021,000 for lasers purchased from G&R and ordered from the manufacturer and a capitalized laser lease of $470,439 assumed from RKLE. See "Certain Transactions -- Acquisition Agreements With Directors."

(3) The 100,000 shares of Series A Preferred Stock outstanding were converted into 100,000 shares of Common Stock on August 1, 1996 by Vista Technologies.

(4) Assumes all 25 Note holders convert their Notes into an aggregate of 237,500 shares of Common Stock.

                            SELECTED FINANCIAL DATA

     The following table presents selected financial data with respect to the Company as of and for the period January 30, 1996 (date of inception) through May 31, 1996. The selected financial data as of the end of May 31, 1996 has been derived from the financial statements of the Company audited by KPMG Peat Marwick LLP. The information set forth below should be read in conjunction with "Management Discussion and Analysis and Plan of Operation", the financial statements and related notes thereto and independent auditors' report appearing elsewhere in this Prospectus.

                                                                   PERIOD FROM INCEPTION
                                                                 (JANUARY 30, 1996) THROUGH
                                                                        MAY 31, 1996
                                                                 --------------------------
        SELECTED STATEMENT OF OPERATIONS DATA:
        Net (loss) adjusted for dividends in arrears...........           $(97,951)
          Net (loss) per common and common equivalent share....           $   (.14)
          Weighted average common and common equivalent shares
             outstanding.......................................            717,482
          Dividends in arrears.................................           $ 10,762

                                                                       , 1996
                                                            -----------------------------
                                                              ACTUAL       AS ADJUSTED(1)
                                                            ----------     --------------
        BALANCE SHEET DATA:
        Current assets....................................  $  946,587       $6,163,832
        Total assets......................................  $2,786,898       $9,270,248
        Stockholders' equity..............................  $  591,554       $7,539,054(2)

---------------

(1) Gives effect to the sale of 600,000 Units offered hereby, the exercise of the outstanding Class A and B Warrants (but not the Class C Warrants), the exercise of the outstanding stock options granted under the Company's stock option plan, the receipt of the outstanding stock subscription receivable, and the anticipated application of estimated net proceeds therefrom (after the deduction of underwriting discounts and commissions and estimated expenses to be incurred by the Company in connection with this offering). See "Use of Proceeds", "Management Discussion and Analysis and Plan of Operation", "Certain Transactions", "Description of Securities" and "Underwriting".

(2) Assumes all 25 of the Company's Note holders convert their Notes into an aggregate of 237,500 shares of Common Stock.

     The Company has not paid any dividends since its inception; preferred dividends in arrears total $2,340 for the Series A Preferred stock and $8,422 for the Series B Preferred stock at May 31, 1996, all of which were automatically waived upon conversion to Common Stock shares on August 1, 1996.

            MANAGEMENT DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

  Prior Financing Activities

     The Company has received cash proceeds from the sale of securities in the amount of $1,129,800 during the period from inception on January 30, 1996 through May 31, 1996. An additional $15,200 in subscription receivables were collected after May 1996. Actual business operations commenced in June 1996 after the Company developed a plan of operation, negotiated agreements to acquire equipment and facilities and raised capital to fund initial development and business activities and expenses of this public offering. Accordingly, the Company has not generated significant revenues and has only a limited operating history from which to forecast its future business and operations.

     Of the $1,145,000 cash investments received to date, $100,000 was paid by Refractive Services-800, Inc. at the Company's inception in January 1996 in exchange for 100,000 shares of Series A Preferred Stock; $950,000 was obtained in April and May 1996 from various private placement investors for the issuance of 12% convertible promissory notes (the "Notes") and Class A Warrants; and $95,000 was received from May to June, 1996 for the sale of Common Stock and Class B Warrants to certain physicians. Cash funds raised by the Company were intended for, and have been allocated by the Company to, payment of costs and expenses for the organization of the Company, deposits required for the acquisition of four excimer lasers and other related LVC assets, opening four LVC Services centers to date, certain deferred costs of this initial public offering and other working capital requirements including salaries of newly hired employees.

     Each holder of the $950,000 in Notes issued by the Company have the option at the completion of this Offering of either: (i) receiving payment in cash of the unpaid principal and accrued interest on their Note; or (ii) converting the entire unpaid principal of their Note into shares of the Company's Series A Preferred stock at a conversion price of $4.00 per share, (iii) converting the entire unpaid principal of their Note into shares of Company's Common Stock at a conversion price of $4.00 per share. All information in this Prospectus is based upon the assumption that all Note holders have elected the third of these options.

     The organization of the Company was sponsored and promoted by Vista Technologies as a founder. The Company's Board of Directors believed the experience of Vista Technologies in management of PRK businesses in Europe and the services Vista Technologies proposes to make available under its ten-year Consulting Services Agreement with the Company (see "Certain Transactions") will be of valuable assistance to the Company's planned operations. On April 23, 1996, the Company issued 500,000 shares of its Series B Preferred Stock to Vista Technologies in exchange for 500,000 shares of Vista Technologies common stock. Vista Technologies proposed that its initial investment in the Company would be in the form of 500,000 shares of Vista Technologies common stock in order to conserve the cash resources of Vista Technologies. In view of Vista Technologies' status as a founder of the Company and its representation on the Company's Board of Directors, such transaction should not be considered as having been negotiated at arms-length. Based upon an independent third party valuation of the Company's Series B Preferred Stock as of April 23, 1996, the Company has recorded a cost for its investment in 500,000 shares of Vista Technologies common stock as of that date of $487,855. Public market bid quotations for Vista Technologies' common stock since April 1996 have ranged from approximately $2.00 to $4.50 per share of Vista Technologies common stock and the last bid price quoted as of August 8, 1996 was $2.88 per share. 380,000 of the Company's 500,000 Vista Technologies common shares have been pledged as collateral to secure the obligations of the Company under its Notes.

     Shares of Vista Technologies common stock have not been registered for sale under applicable securities laws and were acquired by the Company for investment, which will enable the Company to have an indirect economic interest in other LVC activities in which Vista Technologies has an interest. Subject to the ability of the Company under Rule 144 of the Securities Act of 1933 to sell shares of Vista Technologies common stock upon satisfaction of holding period requirements under that rule (see "Shares Eligible for Future Sale"), management of the Company reserves the right to sell shares of Vista Technologies from time to time if required for the Company's working capital purposes or if management believes the then market price of Vista Technologies common stock is attractive in light of market conditions, the status of Vista Technologies' operations and other relevant factors. There can be no assurance of the sale prices the Company will be able to obtain should it elect to sell all or part of its investment in Vista Technologies in the future. For financial reporting purposes, the Company has recorded its investment in Vista Technologies common stock as a long-term asset carried at cost and will periodically review the related market value of such shares to determine whether the carrying value represented by historical cost has become permanently impaired. At May 31, 1996, the quoted market value for Vista Technologies common stock exceeded the carrying value of Vista Technologies shares owned by the Company.

     The interest in the Company's 100,000 Series A Preferred shares originally acquired by Refractive Services-800, Inc. was purchased by Vista Technologies in July 1996. In August 1996, Vista Technologies converted all 100,000 shares of Series A Preferred and all 500,000 shares of Series B Preferred previously issued by the Company into a total of 600,000 shares of Common Stock in accordance with the terms of such preferred shares. As a result of that conversion, all accrued dividends on previously issued preferred shares were automatically waived.

  Plan Of Operation

     The Company's plan of operation for the next twelve months is to support the working capital requirements of its four previously established LVC Services centers, to open two additional sites offering LVC Services in Northern California, and to implement a comprehensive marketing and advertising program currently budgeted at approximately $1,500,000 and designed to generate additional referral and LVC Services revenues in Northern California. If suitable equipment financing can be obtained, as to which there are no assurances, the Company also plans within one year after completion of this offering to establish up to four new centers for LVC Services in Southern California supported by a marketing and advertising program currently budgeted at approximately $1,125,000.

     The Company will initially apply $607,100 of the proceeds from this Offering to discharge the purchase price obligation for a Summit excimer laser and other assets purchased in May 1996 from Laser Vision Consultants LLC, an affiliate of Dr. Mark R. Mandel, a Director of the Company. During the first twelve months after completion of this Offering, the Company will also pay equipment lease and loan obligations as to two VISX excimer lasers acquired from other physician groups affiliated with the Company for the San Jose and Sacramento centers of approximately $290,000 and office sublease rentals of approximately $90,000 under sublease arrangements with physician groups affiliated with the Company for premises at San Jose, San Leandro and Sacramento. Equipment lease and loan obligations so assumed by the Company bear interest at the average annual rate of approximately 11% through the five year term of such equipment obligations. See "Certain Transactions -- Acquisition Agreements With Directors."

     Management anticipates that start-up costs, excluding the cost of equipment, for six additional sites to be established in California will range from $75,000 to $125,000 per location, depending upon the amount of tenant improvements required. The Company expects most of its equipment requirements for those locations will be financed by equipment lease or installment purchase obligations; however, no such financing commitments have been obtained at present.

     Expansion into Southern California, if any, may be accomplished by one or more techniques, such as purchasing lasers and related equipment from physicians with existing LVC Services facilities, purchasing or leasing lasers from equipment manufacturers or third-party leasing institutions and establishing new LVC Services centers without pre-existing relationships with MDs, forming joint ventures with existing LVC Services centers, or a combination of the above. The Company will not commence an evaluation of possible expansion into Southern California until arrangements have been made to develop two additional centers in Northern California and management has had an opportunity to reassess cash flow projections and working capital requirements for its Northern California centers as well as the advisability of and remaining capital resources available for further expansion. In selecting locations for additional sites, management will take into account the availability of equipment from equipment suppliers, the availability of long-term equipment financing, and relevant market factors such as the location of competitive facilities and regional demographics.

     The Company's cost structure for the first twelve months after the Offering will be dominated by advertising expenses (estimated at approximately $2,625,000 for both Northern California and Southern California) and laser equipment expenses (estimated at approximately $1,320,000 annually for 10 lasers). All other fixed operating expenses for the Company can be kept to a minimum, because of the experience of

Company management in operating other high volume refractive surgery practices. The Company anticipates, without assurance, that its monthly patient marketing fees will approximately equal its monthly advertising expenses within the first year after this Offering, and thereafter patient marketing fees will exceed advertising expenses. The Company presently estimates, without assurance, each LVC Services center will have a fixed cost breakeven point of between 32 to 40 procedures per month, excluding all patient marketing revenues and corporate administrative costs, and the Company's LVC Services centers will average about 100 procedures per month within one year after this Offering. Based upon Company management's prior experience with high volume refractive surgery practices, the Company presently estimates, without assurance, that after the Company's patient marketing fees equal its advertising expenses, the Company's pre-tax net income margin will equal 14% to 18% of its total revenues. Based upon this information, the Company believes it will be profitable within the first year after this Offering. Of course, there is no assurance when, if ever, the Company will be profitable. See "Management."

     Although there can be no assurances, the Company's management believes that the net proceeds of this Offering and cash generated from internal operations will be adequate to finance all working capital, equipment obligations and planned marketing and advertising for ten centers in California during the first year after completion of this Offering.

  Liquidity and Capital Resources

     As of May 31, 1996, the Company had $946,587 and $(778,318) in cash and working capital, respectively. Upon completion of this Offering, the Company's cash and working capital position will increase, net of estimated offering expenses and payment of $607,105 to discharge purchase price obligations for a Summit excimer laser acquired from an affiliate in May 1996, to approximately $6,163,000 and $(5,367,000), respectively.

     The Company's principal capital requirements include working capital for management and administration, deposits to finance the acquisition of additional LVC equipment and for start-up of additional centers discussed above, and discretionary amounts for marketing and advertising support. Subject to the availability of adequate capital, expenditures for additional excimer laser equipment may be significant during the foreseeable future to support the Company's program of expanding the number of its LVC Services centers. The Company plans to seek additional capital through the use of equipment lease or loan financing to finance the Company's expansion plans. No commitments for additional equipment financing have been obtained by the Company and there is no assurance that it will be able to obtain any such commitments.

     The current cost of an excimer laser ranges from approximately $475,000 to $525,000, plus sales tax. For laser equipment purchased from VISX or Summit, the manufacturer generally requires an additional royalty equal to $250 per procedure to be paid to Pillar Point Partners, a partnership between VISX and Summit that holds certain patent rights with respect to their excimer laser technology. The purchase price typically includes a one or two year warranty.

     The Company has completed the negotiation of two loans with Commercial Bank of San Francisco ("Commercial Bank") to finance the payment of $1,021,000 in final manufacturer payments for a VISX laser acquired from Griffin & Reed Eye Care, Inc. in May 1996 and a VISX laser purchased from the equipment manufacturer in July 1996. These loans bear interest at 0.5% over Commercial Bank's prime rate and are presently guaranteed by six physicians, two of whom are Directors of the Company, Drs. Griffin and Mandel, and David P. Bates III, the Company's President. Each loan is secured by one of the financed lasers. The first loan closed on August 8, 1996 and the second loan closed on September 12, 1996. See "Certain Transactions -- Acquisition Agreements With Directors." The Company's long-term assets include 500,000 restricted shares of Vista Technologies common stock which have not been registered for resale under the Securities Act of 1933. See "Prior Financing Activities" above.

     The report of the Company's independent certified public accountants contains an explanatory paragraph as to the Company's ability to continue as a going concern. The accountants have raised substantial doubt as to the Company's ability to continue as a going concern because the Company is dependent upon raising additional financing through this Offering or a second private offering to meet its obligations and commitments. See the Financial Statements elsewhere in this Prospectus.

     See "Use of Proceeds", "Business" and "Certain Transactions."

                                    BUSINESS

  GENERAL

     Vista Laser Centers of the Pacific, Inc. (the "Company") was organized on January 30, 1996 to acquire advanced laser medical equipment and manage and administer laser vision correction ("LVC") support services ("LVC Services") in California and northern Nevada under contracts with independent ophthalmologists ("MDs"). During the first half of 1996, the Company's activities consisted of market research, entering into agreements with experienced LVC eye care professionals, raising initial capital and acquiring equipment and use of facilities to provide support services to vision care professionals. Actual operations commenced in June 1996, and the Company currently offers LVC Services at four locations in San Jose, San Leandro, Sacramento and Petaluma, California. As of August 31, 1996 physicians using the Company's equipment and support services have performed 390 LVC procedures, which increased in number from 61 procedures during June 1996 to 179 procedures during August 1996. LVC support services offered by the Company include, among others, access to the Company's equipment, supplies and support personnel; administration of accounting, billing, collection and other information processing functions; and training and education in advanced LVC procedures. The Company intends to apply a portion of the proceeds of this offering to expand its operations throughout California and into northern Nevada.

     Advanced equipment acquired by the Company include excimer lasers for photorefractive keratectomy ("PRK") procedures recently approved for use in the United States. LVC procedures are useful in correcting the vast majority of nearsighted (myopia), refractive disorders as an alternative to eyeglasses, contact lens or surgical incision procedures such as radial keratotomy ("RK"). LVC procedures may also be used under certain circumstances to treat astigmatism and more extreme cases of myopia. LVC procedures performed with excimer and holmium laser systems are administered on an outpatient basis by the independent physician who determines the recommended procedure for each patient. These procedures typically require from 15 to 30 minutes for the actual procedure in addition to preoperative diagnosis and subsequent postoperative care.

  SOURCES OF REVENUES AND SERVICE AGREEMENT WITH PROFESSIONALS

     The Company's revenues are derived from payments by health care professionals for their use of LVC equipment and LVC Services, and additional revenues are obtained from the Company's patient marketing program. Under nonexclusive service agreements with independent MDs, the Company's current policy is to charge a flat fee of $500 per laser procedure for its LVC Services, plus an amount (generally $250) required as a royalty payment to the laser equipment manufacturer. The gross procedure fee charged to the patient is established by the physician, except that the Company's consent is currently required for a gross procedures fee of less than $1,950 per eye. The Company's LVC Services payment normally is received when the professional collects the gross procedure fee from the patient. As an additional revenue source, the Company has entered into agreements to conduct an extensive marketing program for certain MDs in Northern California. These agreements provide for a marketing fee, currently ranging from $420 to $510 per procedure, payable by the MD from his or her gross procedure fee. There can be no assurance that LVC Services and marketing fees charged to MDs will be maintained at these price levels for the long term or that MDs will continue to require and contract for the Company's LVC Services or marketing program. Thus far, the Company has contracted to provide marketing for 12 MDs in Northern California, including Drs. Griffin, Mandel, and Kawesch, three of the Company's Directors. Professionals that do contract with the Company cannot legally be required to use exclusively the Company's services for their LVC practice.

  MARKET POTENTIAL FOR THE COMPANY'S LVC SERVICES

     It is estimated that more than 100 million people in the U.S., and a much larger number worldwide, use eyeglasses or contact lenses to correct common vision disorders, with over 60 million of these individuals suffering from nearsightedness (myopia). Based upon a Arthur D. Little, Inc. published report of the occurrence of nearsightedness in the general population, the Company estimates that the potential market for the Company's LVC Services to correct myopia alone in Northern California is approximately 1.8 million people and is approximately 8.0 million people in the entire state of California. This Arthur
D. Little report
also provides information that LVC surgeries will likely comprise an annual market of greater than $100 Million in the state of California by the year 2000, with over 100,000 procedures performed annually. Arthur D. Little estimates that LVC surgery will become the most commonly performed ophthalmic procedure and one of the highest volume procedures of any type performed by surgeons in the United States. Arthur D. Little also estimates that within the first five years after FDA approval of PRK, 5.0 million PRK procedures will be performed in the United States. Excimer laser procedures can also treat people who are farsighted or astigmatic, and the Company believes that its potential market in California will increase significantly at such time as future technology and the regulatory processes permit these additional patients to be effectively served.

BACKGROUND -- VISION DISORDERS

     The human eye is a complex organ that functions much like a camera, with a lens in front and a light sensitive screen, the retina, in the rear. Images enter the human eye through the cornea, a transparent domed window at the front of the eye. In a properly functioning eye, the cornea bends (refracts) incoming images, causing the images to focus on the retina. The inability of the cornea to properly refract incoming images results in blurred vision and is called a refractive disorder.

     Myopia (nearsightedness), hyperopia (farsightedness) and astigmatism are three of the most common refractive disorders. In a nearsighted (or myopic) eye, images are focused in front of the retina. In a farsighted (or hyperopic) eye, images are focused behind the retina. In an astigmatic eye, images are not focused at any one single point. Conventional methods of correcting refractive disorders are by prescription of eyeglasses and contact lenses. Over the last 15 years, refractive vision disorders have also been treated by several surgical techniques, such as radial keratotomy in which small incisions approximately 400 to 450 microns deep in a radial configuration are made around the periphery of the cornea.

     Corneal pathologies, which include certain diseases, injuries and conditions of the cornea, also can result in impaired vision, discomfort or blindness. Such pathologies include corneal opacities, irregular corneal surfaces and abnormal tissue growths on the cornea. Another pathological condition of the eye is glaucoma, a disease characterized by a sustained elevation of intraocular pressure which, if untreated, may result in blindness.

LASER VISION CORRECTION ("LVC") SYSTEMS

     To assist health care professionals in delivering refractive care to persons with vision disorders, the Company intends to take advantage of continuous technological advances developed in recent years in the field of ophthalmic laser systems.

  LASER TECHNOLOGY OVERVIEW

     Lasers have been used routinely for a variety of medical purposes since the 1960s. Lasers emit photons of light into a highly intense beam of energy that is delivered to targeted tissue by means of optical mirrors or fiber optics. The degree of absorption by the tissue varies with the choice of wavelength and is an important variable in the application of laser technology in treating various tissues. Surgical lasers emit light in a continuous stream or in a series of very short duration "pulses", thus interacting with tissue through heat or shock waves. Several factors, including the wavelength of the laser and the frequency and duration of the exposure or pulse, determine the amount of energy which interacts with the targeted tissue and, thus, the amount of damage to the tissue.

     Laser technology has been accepted in the ophthalmic community for the treatment of certain eye disorders. In general, ophthalmic lasers are used to coagulate, cut or ablate (remove) targeted tissue. As examples, the argon laser is used for treatment of leaking blood vessels on the retina and retinal detachments. Nd:YAG (Neodymium: Yttrium Aluminum Garnet) pulsed lasers are used to clear clouded posterior capsules and, to a lesser extent, for relief of elevated pressure in the eye.

  EXCIMER LVC SYSTEMS

     More recently developed excimer (argon fluoride) lasers are incorporated in a fully integrated ophthalmic surgical laser workstation for use by ophthalmologists to perform procedures to treat refractive and other ophthalmic disorders. The excimer laser system delivers pulses of ultraviolet laser light to an eye to ablate submicron layers of tissue from the surface of the cornea in a computer-assisted, predetermined pattern to reshape the cornea. Most of the laser light generated by the excimer system is absorbed by the removed corneal tissue during a procedure. As a result, the laser light does not penetrate interior portions of the eye and does not create substantial amounts of heat in the surrounding tissue. These attributes make the excimer laser system well suited to corneal surgery.

     PRK Photorefractive keratectomy ("PRK") is procedure performed with a excimer laser system to treat primarily nearsightedness, and also farsightedness and astigmatism. When performing PRK with the excimer laser, the ophthalmologist determines the exact correction required (which is measured by the same type of examination used to prescribe eyeglasses or contact lenses) and programs the correction into the system's computer. The ophthalmologist removes the thin surface layer of the cornea (the epithelium) and positions the patient for the laser procedure. The average PRK procedure consists of approximately 150 laser pulses, each of which lasts several billionths of a second over a period ranging for 15 to 40 seconds. Cumulative exposure to the laser light is less than one second. The entire procedure, including patient preparation and postoperative dressing, generally lasts no more than thirty minutes. The goal of PRK is to eliminate or to reduce a person's reliance on corrective eyewear.

     Following the PRK procedure, the ophthalmologist may prescribe topical pharmaceuticals to promote corneal healing and to alleviate discomfort. A series of patient follow up visits is scheduled with the MD or an OD to monitor the corneal healing process, to verify that there are no complications and to test the correction achieved by the PRK procedure. Patients undergoing PRK generally experience discomfort for approximately 24 hours, and blurred vision for approximately 48 to 72 hours after the procedure. Although most patients experience improvement in uncorrected vision within a few days of the procedure, it generally takes from two to six months for the correction to stabilize and for the full benefit of the procedure to be realized. An individual typically has one eye treated in a session, with the second eye treated three to six months thereafter.

     Although a patient usually experiences a substantial improvement in clarity of vision within a few days following the PRK procedure, it generally takes from two to six months for the full benefit of the procedure to occur. The PRK procedure is used today primarily to correct the vision of patients with myopia (or nearsightedness) ranging from -1.5 to up to -7.00 diopters, although the PRK procedure has also been performed in foreign countries on higher diopter nearsighted and, occasionally, farsighted and astigmatic patients. Approximately 90% of all myopic patients are nearsighted up to -6.00 diopters and use of the PRK procedure to correct the vision of nearsighted patients of up to -6.00 diopters therefore has received the greatest degree of testing. Prior to PMA approval of Summit's excimer laser system in the U.S. at the end of October 1995, PRK procedures to correct myopia have been performed in approximately 35 countries outside the U.S., including Canada, the United Kingdom, Italy and Sweden.

     LASIK Laser assisted in situ keratomileusis ("LASIK") is a procedure performed with an excimer laser system to treat myopia. LASIK, although a more unusual and delicate surgical procedure than PRK, offers advantages in that the epithelium is not touched by the laser and therefore promotes quicker healing and less discomfort for the patient. Glare and central islands are practically nonexistent after LASIK since ablation occurs in the stroma layer (under the epithelium); by the creation of a corneal flap, subsequent retouches are facilitated with minimal recovery time. To date, the FDA has not established standards for clinical testing of LASIK systems; Summit, however, has reported it is engaged in FDA clinical trials seeking approval to sell its excimer system to perform LASIK. In May 1996 the FDA and the Federal Trade Commission (the "FTC") jointly acknowledged that physician discussions with patients and physician decisions to conduct LASIK procedures are considered the practice of medicine; although the FDA noted that LASIK and bilateral surgery are outside the scope of current FDA approved labeling for excimer lasers. The FDA and FTC also stated that they expected laser equipment manufacturers and health care practitioners to advertise the use of FDA approved lasers only within the scope of their currently FDA approved use, i.e., for PRK and PTK.

     PTK Phototherapeutic keratectomy ("PTK") is a procedure performed with the excimer system to treat corneal pathologies. In this procedure, submicron layers of tissue are ablated from the surface of the cornea in order to remove diseased, scarred or sight-inhibiting tissue. The goal of PTK is not necessarily to cure the corneal pathology, but rather to alleviate the symptoms associated with the pathology. The FDA in February 1995 granted PMA to an excimer laser system developed by Summit Technology Inc. to perform PTK procedures and on October 2, 1995, the FDA granted PMA to two excimer laser systems manufactured by VISX Incorporated for PTK procedures, the VISX 20/20B and "Star" excimer lasers.

     OTHER Excimer lasers may also be used to treat glaucoma. The procedure pursuant to which glaucoma is treated is known as Partial Excimer Trabeculectomy ("PET"). The PET procedure involves the use of the excimer laser to create a penetrating filter through the scleral tissue (the tough, fibrous tissue covering all of the eye except the cornea), which causes the permeation of fluids from within the eye, thus reducing pressure levels. The Company believes that one laser manufacturer has received an Investigational Device Exemption to conduct clinical trials for the PET procedure.

  HOLMIUM LVC SYSTEMS

     LTK Another recently developed LVC technology is the holmium laser system. The holmium system delivers high intensity pulses of infrared light to an eye by means of a fiber optic cable and a single-use, hand-held probe that directly contacts the eye at the exact spots chosen by the ophthalmologist. The Company is aware of two manufacturers that have developed holmium laser systems. The Company believes that both of those companies are in the process of conducting clinical trials for the FDA to establish the safety and efficacy of the holmium laser to perform laser thermal keratoplasty ("LTK"), a refractive procedure performed to treat farsightedness and astigmatism in which peripheral corneal tissue is thermally shrunk, causing the central portion of the cornea to steepen. Summit has reported it is engaged in FDA clinical trials seeking approval to sell its holmium system to perform laser thermal keratoplasty ("LTK"), and refractive procedure performed to treat farsightedness and astigmatism in which peripheral corneal tissue is thermally shrunk, causing the central portion of cornea to steepen.

     LS Laser Sclerostomy ("LS") is a surgical procedure performed with the holmium system to treat the symptoms of glaucoma by making an opening in the front chamber of the eye. Summit Technology, Inc. has received FDA premarket clearance to sell its holmium system in the U.S. for treatment of glaucoma.

     OTHER LVC SYSTEMS. The Company is aware of three companies that have reportedly developed solid state lasers, ophthalmic laser surgical systems that apply a beam of high intensity light to remove tissue from the inside, as opposed to the surface of, the cornea. These solid state lasers are designed to ablate tissue inside the cornea without violating the cornea's surface by computer guiding the laser beam to the inner corneal tissue and vaporizing the targeted tissue.

COMPANY STRATEGY

  PRESENT OPERATIONS

     LVC Services have been offered by the Company since June 1996 in San Jose and San Leandro, California, since July 1996 in Sacramento and since August 1996 in Petaluma, California. As of August 31, 1996, physicians using the Company's equipment and support services have performed 390 LVC procedures, which have increased from 61 procedures in June to 179 procedures in August 1996. The Company has entered into agreements with certain physician groups affiliated with the Company to acquire certain equipment and office subleases relating to its existing operations. These agreements with affiliated physicians include:
(i) agreements with Griffin & Reed Eye Care, Inc. for a sublease of facilities and the payment in May and June 1996 of $106,500 plus assumption of a $515,000 equipment obligation to the manufacturer for the Company's Sacramento center;
(ii) agreements with Eye Laser Associates, LLC and RK and Laser Eye Institute of California for a sublease of facilities and payments of an aggregate of $80,500 plus assumption of a

$768,000 equipment lease for the Company's San Jose center; and (iii) an agreement with Laser Vision Consultants, LLC in May 1996 to enter into a sublease arrangement and to pay, upon completion of this offering, $607,105 for equipment relating to the Company's San Leandro center. Dr. J. Robert Griffin, a physician associated with Griffin & Reed Eye Care, Inc., is a director, Chairman of the Board and a shareholder of the Company; and Dr. Gary M. Kawesch, a physician associated with Eye Laser Associates, LLC and RK and Laser Eye Institute of California, and Dr. Mark R. Mandel, a physician associated with Laser Vision Consultants, LLC, are each a Director and shareholder of the Company. For additional information concerning transactions between the Company and these affiliates, see "Certain Transactions -- Acquisition Agreements with Directors." The Company acquired its fourth laser from an equipment manufacturer and entered into lease arrangements for Petaluma, California with a third party.

  EXPANSION INTO SOUTHERN CALIFORNIA

     Within the next year the Company plans to select approximately four strategically located sites in southern California to be equipped with state-of-the art laser equipment systems permitted for commercial use, as well as accommodating diagnostic, preoperative and postoperative facilities. The Company will own and maintain the LVC equipment at each site, and will offer MDs and ODs billing, accounting, administrative, and management services, as well as access to a trained support staff and necessary LVC equipment and supplies, so that health care professionals may concentrate their efforts on patient care. The Company will also offer its extensive marketing program for LVC Services in its southern California markets. The Company believes that physician groups and individual practices typically lack the capital to acquire LVC equipment and market their LVC Services effectively over a large metropolitan area.

     The location and equipment selected for additional LVC Service centers in southern California will be determined in the future with reference to the proximity of the site to another Company LVC Services center and other relevant factors such as potential competition and market demographics. Each location administered by the Company will be fully equipped to offer high quality service for LVC procedures to primarily correct myopia, as well as astigmatism. The Company's facilities will be designed for high quality performance of laser-based vision correction, training and education of medical professionals, and to conduct both professional and patient seminars. The Company's management has not yet commenced its analysis of the competitive market for LVC Services in southern California, which contains two primary markets, the Los Angeles and San Diego areas. Expansion into these areas, if any, may be accomplished by purchasing lasers and leasing facilities from MDs with existing laser correction centers, purchasing the lasers from the manufacturers and establishing a LVC Services center without any pre-existing MD LVC practice, or a combination of both. The Company will not commence its expansion analysis of the southern California market until after this Offering is completed.

  MARKETING STRATEGY

     The Company's long-term business strategy is to pursue a leadership position in the potential market for LVC Services directed to refractive care in California and northern Nevada. However, there can be no assurance the Company will be successful in achieving this goal or that it will attain profitable operations. The Company has developed a marketing strategy to educate potential patients as to PRK and contact as many potential patients as possible to refer to MDs. The Company's marketing programs utilize newspaper, radio, television, magazine and other media advertising utilizing volume discounts. The Company's marketing staff utilize direct mail promotions and telemarketing to contact and follow-up on potential LVC patients. The Company has prepared brochures describing PRK for distribution by MDs and ODs, and video cassettes discussing PRK procedures with professional health care provider and patient testimonials for broadcast in northern California. The Company has purchased the rights to the telephone number "1-800-921-2020" from an affiliate of Dr. Griffin. The Company is staffing this toll-free number 24 hours a day with operators trained to answer most questions about PRK. These operators attempt to schedule callers for seminars or consultations with MDs throughout Northern California. These same operators are used to contact and follow-up on other potential patient leads generated by the Company. From the Company's extensive marketing program, the Company generates patient leads which it refers to MDs who have executed professional services

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

agreements with the Company. The Company's marketing program complies with ethical guidelines of the American Academy of Ophthalmology, the Federal Trade Commission, and other applicable laws and regulations.

  RELATIONSHIPS AND AGREEMENTS WITH HEALTH CARE PROFESSIONALS

     Dr. J. Robert Griffin, Chairman of the Board and Chief Executive Officer, is a director and stockholder of the Company (see "Management" and "Certain Transactions"). He will continue his efforts in PRK procedures and to manage the Company's program for training MDs and ODs in the use and performance of LVC procedures and in recommending standards to establish a program of credentialing and training MDs and ODs in various aspects relating to LVC procedures and patient treatment. Dr. Griffin will receive separate compensation from his patients for his rendering medical services to patients on the same basis as other MDs using the Company's facilities to render medical service. On May 9, 1996 the Company executed a Consulting Agreement with Griffin & Reed, a professional corporation of which Dr. Griffin is a principal shareholder ("G&R"), for it to make Dr. Griffin available to establish the ethical standards and the procedures for the LVC Services and care at the Company's facilities, to periodically conduct training and educational seminars sponsored by the Company, and to serve as an Executive Committee member of the Company's Medical Advisory Board. Compensation paid to Dr. Griffin's affiliate under this consulting agreement was a $30,000 initial payment on May 1, 1996 and $10,000 each subsequent month thereafter through January 31, 1997. G&R shall also be entitled to receive an annual bonus of up to 50% of its annual compensation ($60,000) if 100% of certain performance goals for the Company are achieved. The year-end bonus will be based upon achieving specific goals established by the Company's Board of Directors.

     The Company intends to appoint a Medical Advisory Board of MDs and ODs, including, among others, members of the local medical community, to make recommendations concerning facilities and equipment, technological advances, and medical, professional and ethical practices and standards at its LVC Service locations and to monitor such practices. The Company's Medical Advisory Board is expected to consist of up to approximately 20 MDs and up to approximately 40 ODs. An Executive Committee of the Medical Advisory Board will consist of approximately five MDs and approximately five ODs who meet credential requirements established by the Executive Committee. The Executive Committee will establish credential requirements for MD and OD members of the Medical Advisory Board, administer the Medical Advisory Board and provide consulting services to the Company relating to its business, equipment and service standards. The initial members of the Medical Advisory Board will be appointed by Dr. Griffin, the Company's Chairman. Medical Advisory Board members will be compensated for their services in accordance with policies to be established from time to time by the Company's Board of Directors. Such policies have yet to be determined and are expected to be dependent in part upon the level of future revenues available to the Company, its profitability and cash requirements for working capital, preferred stock dividend payments and expansion. The Company believes that both regional support of its LVC Services and its ability to attract use of its LVC equipment and services will be enhanced by the establishment of its Medical Advisory Board, and also as a result of the reputation, experience and skills of MDs and ODs acting as consultants to the Company. The Company plans to offer selected MDs and ODs the opportunity to receive stock options granted under the Company's Stock Option Plan at exercise prices equal to fair market value of its Common Stock on the date of grant to provide MDs and ODs with an equity incentive in the Company's operations. The Company's management believes that this program will encourage MDs and ODs to take an active role in advising the Company and in recommending consideration of its LVC Services to other MDs and ODs that are interested in evaluating available options when prescribing LVC treatment for their patients.

     The Company does not plan to directly employ any MDs or ODs. The Company has successfully solicited and will solicit additional MDs to enter into service agreements with the Company. The terms of service agreements with professionals may vary, depending upon the extent of LVC Services and equipment provided by the Company, skills and experience of the particular professional, negotiated terms in individual instances, and market conditions. The Company's current policy is to charge a flat $500 fee, plus the manufacturer's royalty (currently $250) for its LVC Services to the professional. The Company believes that two important factors relating to the utilization of its LVC Services and equipment by MDs will be the number and quality of

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

physicians providing patient care at Company locations and the quality of its equipment and facilities. Other factors expected to impact utilization of its LVC Services include public acceptance of LVC procedures, competition, demographic factors in its targeted market areas, and the Company's patient referral program.

     As an additional revenue source, the Company has entered into agreements to conduct an extensive patient marketing program for certain MDs in Northern California. The Company is paid a marketing fee, in addition to the LVC Services fee, by such MDs from the gross procedure fee charged to such referred patients. These agreements provide for a marketing fee, currently ranging from $420 to $510 per referred procedure; however, there can be no assurance that such referral fee levels can be maintained for the long term. The Company has implemented a comprehensive consumer marketing program to explain and promote LVC generally to the public, as well as sponsoring training seminars and educational programs to produce patient referrals for MDs. Thus far, the Company has contracted to provide a patient referral program for 12 MDs in Northern California, including Drs. Griffin, Mandel and Kawesch, three of the Company's Directors. There can be no assurance that MDs in Northern California or southern California will continue to require the Company's LVC Services or marketing services.

  AGREEMENT WITH VISTA TECHNOLOGIES

     The Company has entered into an agreement for consulting services to be provided by Vista Technologies Inc. ("Vista Technologies"). Vista Technologies is a founder and principal stockholder of the Company. Vista Technologies currently operates five PRK surgical centers in Europe. Under the Consulting Services Agreement, Vista Technologies will provide consulting services to the Company relating to LVC developments in Europe, location of additional sites for Company equipment, financing, accounting, laser equipment acquisition, legal requirements, advances for certain Offering expenses and investor relations. In exchange for such services, Vista Technologies will receive 5% of the Company's gross revenues. In the event any of such revenues are attributable to a subsidiary of the Company that is not wholly-owned by the Company, Vista Technologies' 5% will be reduced in proportion to the Company's percentage ownership in the subsidiary, but to not less than 2 1/2% of such revenues. Rights to the service mark "Vista Laser Centers" are owned by Vista Technologies and have been licensed to the Company for exclusive use in Northern California for the term of the Consulting Services Agreement. The Company has the option of acquiring southern California as additional territory by opening four (4) LVC Services Centers in southern California by the later of one year after the completion of this Offering or February 16, 1998; with Vista Technologies consenting to the material details of each of such proposed LVC Services Centers prior to such opening, provided that such consent shall not be unreasonably withheld. During the term of this agreement Vista Technologies has the right to nominate two candidates, acceptable to the Company, to the Company's Board of Directors. See "Management" and "Certain Transactions".

     The Company is not involved in the research, development or manufacture of refractive laser systems, and will be dependent on unrelated manufacturers for its supply of refractive lasers. The Company believes that there are four U.S. companies that have conducted or are conducting clinical trials with excimer lasers for refractive surgery: Summit Technology, Inc, VISX Incorporated, Chiron Corp. ("Chiron") and LaserSight Incorporated ("LaserSight"). As described below, Summit and VISX have recently received PMA approval to commercially sell excimer lasers for PRK procedures in the United States.

FDA REGULATORY APPROVAL PROCESS IN THE UNITED STATES

  BACKGROUND AS TO THE PMA PROCESS

     Excimer laser systems and related disposables are regulated as medical devices by the United States Food and Drug Administration ("FDA") and require premarket clearance or premarket approval (referred to as a "PMA") by the FDA prior to commercial sale and use in the U.S. Medical devices in the U.S. are classified into one of three classes on the basis of the controls deemed necessary by the FDA to reasonably ensure safety and effectiveness. Class I devices are subject to general controls such as labeling, premarket notification to the FDA and adherence to good manufacturing practices; Class II devices are subject to general and special controls such as performance standards, postmarket surveillance, patient registries and FDA guidelines. Class

III devices generally are those which must receive PMA by the FDA to ensure their safety and effectiveness and include, among other devices, new devices which have been found not to be "substantially equivalent" to existing legally marketed devices.

     A PMA application must be filed if a proposed device is not substantially equivalent to an existing legally marketed Class I or Class II device, or if it is a Class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence which typically includes extensive preclinical and clinical trial data to demonstrate the safety and effectiveness of the device. Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. FDA review of a PMA generally takes one to two years from the date the PMA is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information, including additional clinical trials for clarification of information provided in the submission. There are devices for which FDA approval has been sought which have never been approved for marketing in the U.S. The FDA may approve a device for some procedures but not others, or for certain classes of patients and not others. Modifications to a device that is an approved PMA also may require approval by the FDA of PMA supplements or new PMAs.

  PMA STATUS OF LVC SYSTEMS AND PROCEDURES

     In October 1995, Summit received PMA from the FDA for use of Summit's excimer laser system to treat low and moderate nearsightedness using PRK. The Company has been advised that this PMA specifies a six millimeter ablation zone for myopic corrections between -1.5 and -7.0 diopters. Summit has further indicated that its PMA requires the initiation of postmarket studies and surveillance. Data generated by the post-market studies will be reviewed by the FDA in determining whether future restrictions on device labeling or use are warranted.

     On March 28, 1996 VISX announced it had received PMA from the FDA for use of VISX's excimer laser system to treat low and moderate nearsightedness using PRK. The Company has been advised that this PMA specified a six millimeter ablation zone for myopic corrections up to -6.0 diopters.

     The Company believes that the FDA has not published guidelines for clinical trials of excimer laser systems to perform procedures other than PRK and PTK, and both Summit and VISX have indicated they are working with the FDA to design appropriate trials for such procedures on a case by case basis. Because the FDA has not published guidelines with respect to clinical trials for other LVC procedures, it is not known whether or to what extent the FDA may require further clinical trials of LASIK and other advanced LVC procedures with respect to the sale of lasers for such uses. However, in May 1996 the FDA and the Federal Trade Commission (the "FTC") jointly acknowledged that physician discussions with patients and physician decisions to conduct LASIK procedures and bilateral surgery are considered the practice of medicine; although the FDA noted that LASIK and bilateral surgery are outside the scope of current FDA approved labeling for excimer lasers. The joint FDA and FTC pronouncement advised that it would not be acceptable to advertise the FDA approved lasers for LASIK and other non-FDA approved procedures.

     Two of the Company's Directors (Drs. Mandel and Kawesch) and other MDs with which the Company has a current relationship use the Company's lasers to perform LASIK and bilateral procedures. The Company requires that any physician performing LASIK or bilateral procedures demonstrate proof of appropriate professional liability insurance for those procedures. The Company does not and will not advertise the use of its lasers for any procedures other than those presently, or in the future, approved by the FDA.

SAFETY AND EFFICACY

     The first PRK procedure for the treatment of nearsightedness using an excimer laser system was performed in 1989, and the first PTK procedure for the treatment of a corneal pathology using an excimer system was performed in 1988. A large majority of PRK and PTK procedures to date have been performed only since 1990. Concerns with respect to the safety and efficacy of the excimer laser system to perform procedures include predictability and stability of results and potential complications, such as modest decreases in best corrected vision and side effects from PRK, PTK, LASIK and LTK. Other possible effects include postoperative pain; corneal haze during healing (an increase in the light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decrease in contrast sensitivity (diminished vision in low light); temporary increases in intraocular pressure in reaction to post procedure medication; modest fluctuations in astigmatism and modest decreases in best corrected vision (i.e., with eyeglasses); unintended over or under corrections; instability, reversal or regression of effect; corneal scars (blemishing marks left on the cornea); corneal ulcers (inflammatory lesions resulting in loss of corneal tissue); and corneal healing disorders (compromised or weakened immune system or connective tissue disease which causes poor healing).

     Summit has reported that two year follow-up data accumulated by Summit during its Phase III PRK clinical trials indicate all of the individuals undergoing PRK experienced an improvement in visual acuity without corrective eyewear. Prior to PRK, 95% of the eyes in this group were 20/200 or worse. Of the eyes treated, approximately 91% improved to 20/40 or better, the legal requirement to obtain a driver's license in most states without corrective eyewear, while the remaining 9% experienced improved vision without corrective eyewear, but still required corrective eyewear to achieve 20/40 vision or better. Summit is not affiliated with the Company.

     In addition, it was reported in 1991 by the Steering Committee of the Summit International Laser User Group (composed of academies and ophthalmic physicians from approximately 27 countries) that, based on procedures performed on over 6,150 nearsighted eyes of up to -6.00 diopters, the PRK procedure was found to be safe and effective, with more than 90% of treated eyes being within
1.00 diopter of 20/20 vision in the first year following the procedure. PRK to correct nearsightedness is currently being performed in at least 35 countries outside the U.S.

GOVERNMENTAL REGULATION

     The Company and its operations will be subject to extensive rules and regulations in the United States at the federal, state and local level, affecting the health care industry and the delivery of health care. These regulations in the United States include laws and regulations prohibiting the practice of medicine and optometry by persons not licensed to practice medicine or optometry, prohibiting the unlawful rebate or unlawful division of fees and limiting the manner in which prospective patients may be solicited. Other regulatory requirements, such as regulations concerning the use of excimer laser systems, may also apply to the Company's business and plan of operation.

     The Company believes its plan of operation will not violate regulatory on prohibitions against the corporate practice of medicine. None of the Company's employees will provide medical diagnosis, advice or treatment. All professional services rendered to patients, and use of the Company's equipment to perform LVC procedures, will be provided and performed only by health care professionals who have entered into LVC service agreements with the Company. Such service agreements will be nonexclusive, leaving the professional free to recommend and use equipment and services available from other sources. Gross procedure fees will be determined exclusively by the professional and such fees will be billed for the account of the professional. Fees earned by the Company for use of its equipment and support services will be paid only by the professional; to the extent such fees are based upon a negotiated percentage of the gross procedure fee, the Company believes that such fees will represent no more than the fair market value of the Company's LVC Services. The Company will neither pay nor receive fees attributable to the referral of patients by one professional to another professional, and it will not receive or pay rebates or other compensation based upon such referrals.

     Numerous state laws and regulations presently affect the manner in which the Company may establish or administer the use of its equipment and other LVC Services, which vary significantly from state to state in the U.S. In some instances these laws and regulations are ambiguous, and sometimes regulators fail to provide adequate guidelines. The Company believes that it has adopted a strategy that will enable it to offer and administer its LVC Services in compliance with all applicable regulatory requirements. However, federal and state regulatory attention may continue to be directed to the practice of medicine, and any changes in applicable law or regulations, or in governmental agency and judicial interpretations of such laws and regulations, could cause one of the Company's strategies now in compliance with applicable laws to cease to comply. Additionally, while U.S. laws and regulations do not now clearly affect the Company's planned LVC Services, there can be no assurance that the regulatory scheme will not in the future place impediments upon the Company's plan of operation.

     Current state regulatory requirements and restrictions that relate to corporate entities such as the Company involved in the ownership and operation of healthcare facilities include prohibitions against: the corporate practice of medicine except by an entity owned by healthcare professionals and/or wherein the professionals exercise control over medical judgments; patient referrals by healthcare professionals (including ophthalmologists and optometrists) to a facility owned or compensated by such referring professional (either generally, or sometimes by defining such payments as "kick backs"); and "fee splitting" between healthcare professionals and corporate entities. Other laws in the United States specifically regulate the nature and compensation provisions of employment or management relationships that healthcare professionals may have with a corporate-owned facility, affect the form of business entity to be utilized, limit payments either to the entity or to healthcare professionals to the "fair market value" of their contributions, or affect the manner of marketing the service performed at the healthcare facility. Additional regulations in some states and provinces also now affect, or in the future may affect, the administration and use of LVC Services, including requirements for certificates of need and/or other licensing and registration of medical equipment.

     The Company believes that it has developed strategies for use in northern California and northern Nevada to offer and administer its LVC Services in compliance with applicable law. There can be no assurance that future changes in laws and regulations will not adversely affect the Company's operations.

     The use of excimer lasers and other medical equipment is also subject to numerous government laws and regulations relating to such matters as safe working conditions, environmental protection, fire hazard control and disposal of potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future.

  ANTI-KICKBACK STATUTES

     Certain states in the United States have adopted medical services fraud and abuse statutes that incorporate by reference U.S. federal antifraud and abuse legislation. Although existing federal legislation does not cover the Company's activities since its physician clients will not be seeking Medicare or Medicaid reimbursement for LVC procedures, such legislation is briefly discussed below to illustrate the potential reach of applicable state regulation. In 1977, Congress adopted the Medicare and Medicaid Antifraud and Abuse Amendments of 1977, which prohibit certain activities and which impose a criminal penalty on anyone who "knowingly and willfully solicits or receives any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring an individual to a person for the purpose of arranging for the furnishing of any item or service for which payment may be made in whole or in part under" the Medicare or Medicaid programs. This provision is commonly referred to as the anti-kickback or anti-referral provision. This anti-referral provision is extremely broad and, in several court cases, its scope has been upheld. State statutes incorporating this provision may provide separate criminal penalties, can apply regardless of whether third party reimbursement is sought, and are enforceable at the discretion of the enacting state rather than the federal Office of the Inspector General ("OIG") or the applicable U.S. District Attorney.

     Regulations establishing safe harbors for certain activities which would otherwise be subject to the Medicare/Medicaid fraud and abuse statute (the "Safe Harbor Regulations") have been promulgated by the OIG. Because many state anti-referral laws have been interpreted by reference to corresponding federal statutes and regulations, the Company has reviewed its expected activities in light of the federal Safe Harbor Regulations. The Safe Harbor that most closely covers investment in the Company is known as the Small Investment Safe Harbor. In order to qualify for this exception to the fraud and abuse prohibitions, the following conditions must be met:

1. No more than 40% of the entity may be controlled by investors who are in a position to control the flow of business to the entity.

2. No more than 40% of the entity's business can come from investors.

3. The terms on which the investment interest is offered, such as the price and quantity of shares, must be the same for an investor who is in a position to generate business for the entity and one who is not.

4. The terms of the investment interest must not be related to the previous or expected volume of referrals generated by an investor.

5. An investor cannot be required to make referrals to the entity as a condition for remaining an investor.

6. The way the services are marketed and furnished cannot favor investors.

7. The entity must not loan funds to or guarantee a loan for an investor who is in a position to generate business for the entity if any part of the loan is used to obtain the investment interest.

8. The amount of dividends must be directly related to the capital contributed.

     The Company does not believe that more than 40% of the Company's stock initially will be held by persons in a position to refer business to the Company. However, in view of the Company's plan to grant additional stock options or warrants exercisable at fair market value of the date of grant to health care professionals, it is possible that persons in a position to refer business to the Company could acquire more than 40% of the Company's stock at a future date. In such event, it is possible that regulatory authorities could interpret the referral structure expected to be utilized by the Company as resulting in a more than 40% of the Company's business coming from investors in a position to generate business.

     The Safe Harbor Regulations are extremely narrow in scope. Because of the broad scope of the Medicare/Medicaid fraud and abuse statute and the narrow scope of the Safe Harbor Regulations, many transactions involving physicians will not fall within the Safe Harbor Regulations. Similarly, the Company's activities are not expected to fall squarely within any of the existing Safe Harbors. However, in the preamble to the Safe Harbor Regulations, the OIG noted that activities which do not satisfy the Safe Harbor provisions are not necessarily subject to prosecution. Failure to qualify for Safe Harbor protection does not deem a payment arrangement per se illegal; instead, the arrangement could be subject to increased scrutiny. The degree of risk of prosecution for any activity which does not comply with the Safe Harbor Regulations or with applicable state law will depend on an evaluation of the many factors related to the specific business arrangement. Such decisions will be within the prosecutorial discretion of the applicable state attorney. POTENTIAL INVESTORS CONCERNED WITH THE SAFE HARBOR REGULATIONS SHOULD SEEK ADVICE FROM INDEPENDENT COUNSEL CONCERNING THESE MATTERS BEFORE INVESTING.

INSURANCE AND INDEMNIFICATION

     Use of laser systems by health care professionals using the Company's laser equipment and other LVC Services may give rise to claims against the Company by persons alleging injury. The Company currently has malpractice insurance with limits of $1,000,000 per claim and $3,000,000 in the aggregate. The Company believes that claims alleging defects in the laser systems will be covered by the manufacturer's warranties and the manufacturer's product liability insurance, and that the Company could take advantage of such insurance by adding such suppliers to potential lawsuits against the Company. There can be no assurance that the Company's laser suppliers will carry product liability insurance or that any such insurance will be adequate to protect the Company.

     The Company requires that MDs who perform laser procedures by use of the Company's LVC equipment maintain their own professional liability insurance. There can be no assurance that the insurance or indemnification provided by health care providers will be adequate to cover claims asserted against the Company, in which event the Company's business may be materially adversely affected.

     The Company also has a general commercial liability insurance with limits of $1,000,000 per claim and $3,000,000 in aggregate.

PROPRIETARY RIGHTS

     The Company has no licenses, patents, registered trademarks or registered copyrights except for rights to the service mark "Vista Laser Centers", which are owned by Vista Technologies and have been licensed to the Company for its exclusive use in Northern California for the term of Vista Technologies' ten-year Consulting Services Agreement with the Company and any extensions to that agreement.

COMPETITION

     The vision care industry is extremely competitive and includes numerous companies that are substantially larger than the Company and have greater financial, marketing and technical resources. Competitive factors which may affect market acceptance or revenues include regulatory requirements, performance, pricing, convenience and ease of use, success relative to alternative treatments and patient and general market acceptance.

     The Company's LVC Services compete with other surgical and non surgical forms of treatments for refractive disorders, including eyeglasses, contact lenses, manual refractive surgery (such as RK), corneal transplants and possibly new technologies under development. Eyeglass and contact lens use is expected to continue to be the most popular methods of treating refractive vision disorders for the foreseeable future due to low immediate cost and the avoidance of surgery. Notwithstanding certain limitations and possible disadvantages, RK surgical procedures are generally less expensive than LVC procedures and may remain competitive as an alternative to eyeglasses and contact lenses as a result of cost considerations. The Company also competes with other businesses formed since October, 1995 offering LVC facilities and support services in the U.S. These businesses are pursuing a variety of strategies such as marketing directly to consumers through optical chains or affiliating their LVC services with hospitals and physician group practices. The Company is also likely to compete with hospitals, hospital affiliated group entities, group practices and private ophthalmologists that may elect to purchase refractive laser systems.

     Manufacturers of excimer lasers may be primary competitors, either directly through marketing subsidiaries or indirectly through strategic partnerships with third parties. Summit is reportedly engaged in developing a network of refractive laser surgery clinics through a marketing subsidiary named Refractive Centers International, Inc. Other companies that have announced an intent to compete in the U.S. market for laser vision correction include, among others, Laser Vision Centers, Inc., the Beacon Eye Institute Inc. (a subsidiary of Hawker-Siddley Canada Inc.), Vision International, Inc., LaserSight Centers, Inc. and Sight Resource Corporation. Laser Vision Centers, Inc. operates PRK clinics in Canada and Europe, has reported alliances with certain hospitals, and has announced a franchising plan. Vision International operates PRK clinics in Mexico, Finland and Argentina. LaserSight Centers, Inc. has announced it has entered into service contracts with ophthalmologists to provide refractive laser service. Other companies currently offering PRK services in Europe and other foreign countries could also elect to entry the U.S. market.

EMPLOYEES

     The Company currently employs eight people: Dr. Griffin (through the Consulting Agreement with G&R), Mr. David Bates, its Marketing Director, an accountant, a secretary and three telemarketing personnel. See "Management." The Company presently has made contractual arrangements to "rent" any required technical and administrative personnel from the medical practices of the Company's affiliates located at or near the Company's LVC services centers. The Company estimates that less than one-half of these employee's time will be charged to the Company. See "Certain Transactions -- Acquisition Agreements With Directors." At the completion of this offering, the Company intends to hire the additional marketing personnel it believes will be required for the Company's marketing activities. See "Use of Proceeds". The success of the Company's future operations depends in large part on the Company's ability to recruit, train and retain qualified marketing personnel. There can be no assurance, however, that the Company will be successful in retaining or recruiting such key personnel.

LITIGATION

     The Company is not a party to any litigation.

PROPERTIES

     The Company has entered into five leases or subleases of space. The Company does not own any real estate. In May 1996 the Company entered into an agreement to sublease 620 square feet of space to be used as a LVC Services center at 651 Fulton Avenue, Sacramento, California at a full-service monthly rate of $1.83 per square foot, the same rate paid by G&R, an affiliate of Dr. Griffin, the Company's Chairman. This sublease is presently on a month-to-month basis, but a long-term sublease at the same rate will be executed upon the completion of this Offering. In May 1996 the Company entered into an agreement to sublease 480 square feet of space to be used as an LVC Services center at 14th Street in San Leandro, California at a monthly rent of $650 (plus reimbursement of other tenant costs) from Laser Vision Consultants, LLV, an affiliate of Dr. Mandel, a Company Director. This sublease is currently on a month-to-month basis, but a longterm sublease at the same rate will be executed when this Offering is completed. In May 1996 the Company entered into an agreement to sublease 4,330 square feet of space to be used as a LVC Services center on Winchester Boulevard in San Jose, California from RKLE, an affiliate of Dr. Kawesch, a Company Director, at a monthly rate of $1.25 per square foot plus the square footage allocation of the landlord's taxes, insurance and utilities, the same rate as paid by RKLE. This sublease is presently on a month-to-month basis, but a long-term lease at the same rate will be executed upon the completion of this Offering. (See "Certain Transactions -- Acquisition Agreements With Directors.") In June 1996 the Company entered into a lease for 1,225 square feet of space on 14th Street in San Leandro, California at a monthly rate of $1,000 from a third-party. This lease has a term of one year, with a one-year option. This space serves as the Company's headquarters. In July 1996 the Company entered into a lease of a 488 square foot three-room space to be used as a LVC Services Center on Lynch Creek Way in Petaluma, California at a monthly rent from a third party as $1.65 per square foot, but rent to be paid for two of the three rooms only for the time used by the Company and/or the MDs' patients. This lease has a one-year term and may be terminated upon 60 days notice.

     The Company believes its current facilities are adequate to conduct its administration and to operate four LVC Services centers. As the Company expands its operations through additional LVC Services centers, it will be leasing additional space throughout California and northern Nevada.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's directors and executive officers are as follows:

                         NAME                    AGE                  POSITIONS
        ---------------------------------------  ---     ------------------------------------
        J. Robert Griffin, M.D.                  58      Chairman of the Board; Director
        Mark R. Mandel, M.D.                     43      Director
        Donald G. Johnson, M.D.                  56      Director
        Gary M. Kawesch, M.D.                    33      Director
        Thomas A. Schultz                        45      Director; Secretary
        David P. Bates III                       45      President; Treasurer

     The following summarizes the principal employment history and relevant professional experience of the Company's directors and executive officers:

     DR. J. ROBERT GRIFFIN, M.D., has been Chairman and a Director of the Company since February 5, 1996. He has practiced ophthalmology actively in Sacramento, California since 1974. He is a fellow of the American Academy of Ophthalmology. He attended Stanford University and Stanford University School of Medicine, receiving his M.D. in 1966. He served a medical internship at Stanford University Affiliated Hospitals and a four year residency in ophthalmology at the Jules Stein Eye Institute, University of California, Los Angeles, completing his formal training in ophthalmology in 1974. Dr. Griffin is a past-president of the Alta California Ophthalmological Society and served for 15 years on the clinical faculty of the University of California, Davis, Department of Ophthalmology. During the last two years, he has participated in the care of more than 1,500 LVC procedures and presented results of his refractive surgery experience at national meetings of the International Society of Refractive Surgery, the American Society of Cataract and Refractive Surgery, and the Pacific Coast Refractive Symposium. He has published 11 articles in peer-reviewed medical journals.

     DR. MARK R. MANDEL, M.D., became a Director of the Company on April 23, 1996. He graduated with honors from Oxford University, England, receiving his bachelors and masters degrees. He earned his medical degree from the University of California, Los Angeles, School of Medicine. His ophthalmology residency was performed at Pacific Presbyterian Hospital in San Francisco, followed by one year of subspecialty fellowship in corneal transplant surgery at the University of Iowa. Dr. Mandel has practiced in Hayward, California with the Optima Opthalmic Medical Associates since 1984. He is past president of the East Bay Ophthalmological Society. Dr. Mandel teaches and lectures throughout the United States and abroad to ophthalmologists. He has directed an instructional video on cornea transplant surgery, distributed to eye surgeons by the American Academy of Ophthalmology. He teaches at both the University of California, Berkeley, and University of San Francisco, as well as the California Pacific Medical Center.

     DR. DONALD G. JOHNSON, was elected to the Company's Board of Directors on February 5, 1996. Dr. Johnson has served as Chairman of the Board and a director of Vista Technologies Inc., a publicly-traded company, since February 16, 1996. He was elected a director of Vista Laser Centers of Michigan, Inc., a company with the same business plan as the Company and affiliated with Vista Technologies ("Vista-Michigan"). Vista Michigan filed a registration statement for the public sale of its Series A Preferred Stock on January 22, 1996. Dr. Johnson is also Chairman of the Board of Vista Laser Centers of the Northwest, a Vista Technologies sponsored company which is planning to conduct a public offering of its securities in the near future. Dr. Johnson received his M.D. degree from the University of Western Ontario, served his internship at Toronto Western Hospital, his general surgery residency at Shaughnessy Hospital, Vancouver, British Columbia, and his ophthalmology residency at the University of British Columbia. His post graduate accomplishments include certifications in the United States for radial keratotomy (1984), epikeratophakia (1986), advanced corneal transplantation (1987), small incision cataract and advanced phacoemulsification (1990) and excimer laser PRK and PTK (1990) and certification in Germany for non freeze B.S.K. method of lamellar keratoplasty
(1988). Dr. Johnson has practiced in New Westminster, British Columbia continuously since 1969, first participating in a group practice for general ophthalmology from 1969 to 1981, then as a solo practitioner from 1981 to 1985. He established the London Place Eye Centre in New Westminster as an outpatient medical and surgical eye center in November 1985 where he still practices. London Place Eye

Centre was the first non-hospital surgical center to be certified in British Columbia in 1989. He has published 16 articles and conducted 11 clinical investigation studies in the field of ophthalmology, including clinical investigations of the VISX 20/20 and Nidek EC-5000 excimer lasers and the Sunrise holmium laser. Dr. Johnson has appeared as a guest speaker on radio and television and at hospitals and professional conventions, including presentations at seminars, most of which have occurred since 1991 on subjects relating to excimer lasers. Dr. Johnson has been affiliated with St. Mary's Hospital, Royal Columbian Hospital and Surrey Memorial Hospital since 1969 and Whitehorse General Hospital since 1970. He is a member or fellow of various professional societies, associations and special committees including, among others, the College of Physicians and Surgeons (Canada), the Canadian Ophthalmological Society, the American Academy of Ophthalmology and the International Society of Refractive Keratoplasty.

     GARY M. KAWESCH, M.D., became a Director of the Company on April 23, 1996. He is the Medical Director of the RK and Laser Eye Institute of California. He is a specialist in refractive surgery and has performed more than 6,000 refractive procedures over the past five years. Dr. Kawesch has performed research on the excimer laser at the University of California, Los Angeles
(UCLA), Medical Center, and was selected to be a FDA clinical investigator for the Laser Sight excimer laser in Northern California. Dr. Kawesch completed his undergraduate studies at Yale University in 1984, then went on to medical school at UCLA where he graduated with honors in 1988. He performed his internship at the University of Southern California's Huntington Memorial Hospital in Pasadena, and completed residency training in ophthalmology at the Jules Stein Eye Institute at UCLA in 1992. Dr. Kawesch is board certified and is a Fellow of the American Academy of Ophthalmology. He regularly contributes to Ocular Surgery News, an international publication read by eye surgeons. Dr. Kawesch has practiced with the RK and Laser Eye Institute of California in Santa Clara, California since 1992.

     THOMAS A. SCHULTZ has been a Director of the Company since January 30, 1996, and Secretary since April 23, 1996. Mr. Schultz was a director and employee of Crystallume, Inc., from 1986 to January 16, 1996 where he was Chairman of the Board and Chief Executive Officer from April 15, 1993 until October 15, 1995. Crystallume produces diamond film for electronic and industrial applications, and it completed a public stock offering in May, 1995. From 1983 to 1986 Mr. Schultz served as Corporate Vice President of Dole Food Co. (formerly Castle and Cooke, Inc.), a consumer foods company. From 1979 to 1983 he was a staff member and partner of Booz, Allen & Hamilton, an international business consulting firm. Mr. Schultz was appointed to serve on the Board of Directors of Synergistic Holdings Corp. (formerly Dickinson Holding Corp.), the parent of Dickinson & Co., the Representative of the Underwriters in December, 1995. Mr. Schultz received a B.S. in Operations Research from John Hopkins University in 1972 and an M.B.A. from Harvard Company School in 1975. On February 15, 1996 Mr. Schultz became President and a director of Vista Technologies, Inc.

     DAVID P. BATES III became the President, Chief Operating Officer and Treasurer of the Company on April 23, 1996. Mr. Bates has over twenty-five years of experience in healthcare services operations. Mr. Bates received his bachelor of science degree in Healthcare Administration from Southern Illinois University in 1978. He received a master of science degree in Healthcare Administration from the University of Northern Colorado in 1980. Mr. Bates enlisted in the United States Navy in 1970, and was commissioned in the Navy Medical Service Corps in 1981. He retired from the Navy in 1992 at the rank of Lieutenant Commander. Since 1992, Mr. Bates has served as the Executive Director of the Turner Eye Institute, holding management responsibility for this multiple site practice located in San Leandro, California. Concurrently, Mr. Bates served as the Executive Director of a single-specialty managed care organization, Eye Care Providers of California, as well as the chief executive officer of Laser Vision Consultants, LLC, an organization developed in partnership between the Turner Eye Institute and Optima Ophthalmic Medical Associates.

     Messrs. Johnson and Schultz were nominated to the Company's Board by Vista Technologies pursuant to the Company's agreement with Vista Technologies. See "Certain Transactions."

     There is no family relationship between any of the Company's directors and executive officers. All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of the Board of Directors. There are no other arrangements or understandings between any director and any other person pursuant to which any person was elected or nominated as a director. At present there are no committees of the Board of Directors.

     The Company has agreed, for a period of five years from the date of this Prospectus, if so requested by the Representative of the Underwriters, to nominate and use its best efforts to appoint a designee of the Representative as a non-voting advisor to the Company's Board of Directors. See "Underwriting."

     The compensation arrangements of all officers are subject to review and adjustment from time to time by the Board of Directors. The Company entered into a consulting agreement with Dr. Griffin and into an employment agreement with Mr. Bates as described below under "Executive Compensation". Directors currently do not receive remuneration for their services as directors, but may be reimbursed for expenses such as their cost of travel to Board meetings. The Company's Bylaws permit compensation of directors, and the Company reserves the right to change its policies as to director compensation from time to time based upon factors such as the Company's performance and the amount of time required for participation by individual directors.

     While not an officer or Director of the Company, the following individual will be an employee of the Company. Joy Elhard, age 40, is the Director for Marketing for the Company. Ms. Elhard's background includes research product development, marketing design implementation, staff training, telemarketing coordination, and sales. Since 1994, she was partner in the Charles Group, Medical Marketing Corporation, based in Lake Tahoe, Nevada. In this position, she worked as strategic planner and marketing consultant for approximately 30 ophthalmology practices located throughout the United States.

EXECUTIVE COMPENSATION

     On May 1, 1996 the Company executed a Consulting Agreement with Griffin & Reed, a professional corporation of which Dr. Griffin is a principal shareholder ("G&R"), for it to make Dr. Griffin available to establish the ethical standards and the procedures for the LVC Services and care at the Company's facilities, to periodically conduct training and educational seminars sponsored by the Company, and to serve as an Executive Committee member of the Company's Medical Advisory Board. Compensation paid to Dr. Griffin's affiliate under this consulting agreement was a $30,000 initial payment on May 1, 1996 and $10,000 each subsequent month thereafter through January 31, 1997. G&R shall also be entitled to receive an annual bonus of up to 50% of its annual compensation ($60,000) if 100% of certain performance goals for the Company are achieved. The year-end bonus will be based upon achieving specific goals established by the Company's Board of Directors. Dr. Griffin has been granted a five-year option upon 50,000 shares of the Company's Common Stock at an exercise price of $2.75 per share. Dr. Griffin's option agreement prohibits him from exercising this option for more than 36,000 shares in any single calendar year. See "1996 Stock Option Plan" below.

     On May 1, 1996 the Company executed an employment agreement (the "Employment Agreement") with David Bates, the Company's President. Pursuant to the Employment Agreement, Mr. Bates will receive an annual salary of $110,000, payable monthly, and an annual bonus of up to $55,000 if 100% of certain performance goals for the Company are achieved. The year-end bonus will be based upon achieving specific goals established by the Company's Board of Directors. This Employment Agreement terminates on May 1, 1998. Mr. Bates has also been granted a five-year option upon 50,000 shares of the Company's Common Stock at an exercise price of $2.75 per share. Mr. Bates' option agreement prohibits him from exercising this option for more than 36,000 shares in any single calendar year. See "1996 Stock Option Plan" below.

1996 STOCK OPTION PLAN

     On February 5, 1996, the Board of Directors and stockholders of the Company adopted a 1996 Stock Option Plan (the "Option Plan"). The Option Plan is structured to allow the Board of Directors and a future Stock Option Committee of the Board discretion in creating equity incentives to management, key employees and professional consultants for the purpose of assisting the Company in motivating and retaining appropriate talent. The Option Plan covers up to a maximum of 500,000 shares of the Company's Common Stock. To date the Company has only granted four options under the Option Plan. On May 1, 1996 the Company granted an option for 50,000 shares to each of J. Robert Griffin, the Company's Chairman, and David P. Bates III, provided that no more than 36,000 shares may be purchased under these options in any one calendar year. Also on May 1, 1996 the Company granted an option for 15,000 shares to Joy Elhard, the Company's Director of Marketing, and an option for 10,000 shares to another Company employee. The exercise price for all of these options granted on May 1, 1996 is $2.75 per share. As of the date of this Prospectus, no options had been exercised under the Option Plan.

     The Option Plan provides for the granting of stock options which, at the discretion of the Board or its Stock Option Committee, may be either "incentive stock options" within the meaning of Section 422A of the U.S. Internal Revenue Code or non-qualified stock options which do not qualify as incentive stock options. The Option Plan provides that both incentive stock options and non-qualified options under the Option Plan must be granted at an option price which is not less than the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option under the Option Plan to such a participant must be not less than 110% of fair market value on the date of grant. Options under the Option Plan may be granted to officers, directors, key employees of, and professional consultants to, the Company and its subsidiaries. Under the terms of the Option Plan, the aggregate fair market value (determined at the time an option is granted, which will normally be equal to the option exercise price per share) of Common Stock exercisable under an incentive stock option for the first time in any calendar year may not exceed $100,000.

     Under the Option Plan, the number of shares available for options and subject to option, and the option exercise price of outstanding options, is to be adjusted upward or downward, as the case may be, in the event of any stock dividend, recapitalization, merger, consolidation, split up or similar transaction affecting shares of the Company's Common Stock. If any option granted under the Option Plan terminates or expires without having been exercised in full, the shares not purchased under such option will again be available for purposes of the Option Plan.

     The Option Plan will be administered by a Stock Option Committee (the "Committee") of two or more members of the Board of Directors of the Company composed of only "disinterested directors" of the Company as defined in Rule 16-3(c)(2) promulgated under the Securities Exchange Act of 1934 ("Exchange Act"). Disinterested directors are persons who have not, during their period of service on the Committee and during the period of 12 months prior to service on the Committee, received an option to acquire or purchase equity securities of the Company or any of its affiliates under the Option Plan or under any other stock option or stock incentive plan of the Company and its affiliates except for participation in a plan expressly permitted under the provisions of subsection (i) of Rule 16-3(c)(2) under the Exchange Act. The Committee will determine the persons to receive options under the Option Plan in the future, the terms of options granted, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise.

     The maximum term for each option under the Option Plan is ten years. No option granted may be transferred by the optionee other than by will, the laws of descent and distribution, or by a qualified domestic relations order, and each option is exercisable during the lifetime of the optionee only by such optionee. Options under the Option Plan are exercisable in whole or in part at such times after the date of grant as set forth in an option agreement as determined by the Committee or the Board of Directors. Each option granted will be for a term, and exercisable only in accordance with, option agreements approved by the Board or the Committee. The Board intends to establish a policy under the Option Plan of limiting the term of stock options to a period of no more than five years from the date of grant. Although the Board of Directors reserves the right to establish other terms and conditions as to any option granted under the Option Plan, it is currently anticipated that the Board of Directors and the Committee will continue to follow this policy as to options granted under the Option Plan. Terms relating to the exercisability of an option under the Option Plan may be determined upon an individual basis by the Committee at the time of grant.

     In the event of termination of employment or other termination of the optionee's relationship with the Company, the optionee's option will terminate and may be exercised during a three month period after termination to the extent the option was exercisable on the date of termination. In the event such termination was caused by death or permanent disability, however, the period of exercisability is extended under the Option Plan to one year after the date of termination, but in no event after the date the option would have expired in the absence of termination. No shares acquired on exercise of an option granted under the Option Plan may be sold or otherwise disposed of by an optionee until the expiration of at least six months following the date on which the option was originally granted by the Company.

     The Option Plan contains provisions which authorize the Committee, in the event of a sale or merger of all or substantially all of the Company's assets, or a merger or consolidation in which the Company is not the surviving corporation, to take certain action in its discretion. In the event of such a transaction the Committee may accelerate the exercisability of any option to permit its exercise in full during such period as the Committee may prescribe following the public announcement of a sale of assets or merger, and may elect to earlier grant that right at the time an individual option is granted. The Committee may also require an optionee in the event of such a transaction to surrender an option in return for a substitute option issued by a surviving corporation which is determined by the Committee to have a value substantially equal to the value of the surrendered option.

     Shares of Common Stock acquired upon exercise of options under the Option Plan will be paid for in cash or, in the sole discretion of the Committee, through the delivery of shares of the Company's Common Stock with a market value equal to the option exercise price. The ability to pay the option price in shares would, if permitted by the Committee, enable an optionee to engage in a series of successive stock for stock exercises of an option (sometimes referred to as "pyramiding") and thereby fully exercise an option with little or no cash investment by the optionee. The Board of Directors has not established any policy as to whether it will permit exercises of options through payment with shares.

     The Board of Directors may amend the Option Plan without the approval of stockholders, except that stockholder approval will be required for any amendment which would (i) increase the total number of shares optionable under the Option Plan, or (ii) reduce the option price of options granted under the Option Plan below 100% of fair market value of the stock on the day the option is granted, or (iii) change the class of persons eligible to participate in the Option Plan, or (iv) extend the period during which options may be granted or exercised. Adjustments in the total number of shares optionable under the Option Plan and adjustments of the option price may be made, however, without stockholder approval pursuant to the adjustment provisions mentioned above for any stock dividend, recapitalization, merger, consolidation, split up or similar transaction affecting shares of the Company's Common Stock.

OTHER

     The Company currently has no pension, retirement, annuity, savings or similar benefit plan which provides compensation to its executive officers or directors. Upon the completion of this offering, the Company anticipates it will obtain a group health insurance plan in which all of its employees will be eligible to participate.

                              CERTAIN TRANSACTIONS

ISSUANCE OF SECURITIES

     The Company was organized on January 30, 1996. On February 5, 1996, the Company agreed to sell Refractive Services-800, Inc. 100,000 shares of the Company's Series A Preferred stock, for $100,000 or a price equal to $1.00 per share. In order to limit cash dividends on its investment to a 10% return per annum, Refractive Services-800, Inc. agreed that dividends on shares of Series A Preferred stock purchased by it would be limited to $0.10 per share annually until such time as those shares were resold by Refractive Services-800, Inc. to an unaffiliated third party. In the opinion of the Board of Directors, taking into consideration the fact that the Company had no assets or business prior to this investment, the fair market value of 100,000 shares of Series A Preferred stock purchased by Refractive Services-800, Inc. was equal to its purchase price of $100,000. Vista Technologies has executed an agreement effective July 18, 1996 with Refractive Services-800, Inc. to acquire the Company's 100,000 shares of Series A Preferred Stock, as well as capital stock of other regional LVC Services companies affiliated with Vista Technologies, in exchange for 520,000 shares of Vista Technologies common stock. On August 1, 1996 Vista Technologies converted these

100,000 shares of Series A Preferred Stock into 100,000 shares of Company Common Stock in accordance with the conversion terms of the Series A Preferred Stock and all accrued dividends on these Series A Preferred shares were automatically waived upon the conversion.

     On April 23, 1996, the Company completed its negotiations and agreed to issue 500,000 restricted shares of its Series B Preferred stock (see "Description of Securities -- Series B Preferred Stock") to Vista Technologies Inc. in exchange for 500,000 restricted shares of common stock in Vista Technologies. In view of Vista Technologies' status as a founder of the Company and its representation on the Company's Board of Directors, this stock transaction between the Company and Vista Technologies should not be considered as having been negotiated at arms-length. Based upon a subsequent independent third party valuation of the Company's Series B Preferred stock as of April 23, 1996, the Company has recorded a cost for its investment in 500,000 restricted shares of Vista Technologies common stock as of that date of $487,855. The Company will carry these restricted shares of Vista Technologies common stock as long-term assets valued at cost, which is based upon an independent third party valuation, until such time as the trading restriction expires. At May 31, 1996, the Vista Technologies common stock was trading at a value which exceeded the carrying value of these shares. The Company will periodically review the related market value to determine whether the carrying value represented by historical cost has become permanently impaired. See "Management Discussion and Analysis and Plan of Operation." Public market quotations for Vista Technologies common stock became available in March 1996 following Vista Technologies' filings of previously delinquent reports with the Commission, and such quotations to date in 1996 have ranged from approximately $2.00 to $4.00 per share of Vista Technologies common stock. On August 1, 1996 Vista Technologies converted these 500,000 shares of Series B Preferred Stock into 500,000 shares of Company Common Stock and all accrued dividends on these Series B Preferred shares were automatically waived upon the conversion.

     On April 23, 1996 the Company and Vista Technologies executed irrevocable proxies to each other for a term of five years. These proxy agreements grant to the Board of Directors of each company the right to vote that company's securities owned by the other company on any matter on which the first company's shareholders have a right to vote. Therefore, until April 23, 2001 the Company's Board of Directors shall have the right to vote the 600,000 Common Stock shares owned by Vista Technologies in any Company shareholder vote; and likewise, the Board of Directors of Vista Technologies shall have the right to vote the 500,000 shares of Vista Technologies' common stock. Each proxy agreement will expire with respect to any shares that are sold to a third party.

     On February 5, 1996 the Company's Board of Directors reserved 50,000 shares of Common Stock at a purchase price of $1.00 per share and 450,000 Class B Warrants with an exercise price of $1.00 per share and a purchase price of $.10 per warrant for future issuance to the Company's officers and Directors and other ophthalmologists in the northern California area. On April 23, 1996 the Company's Board of Directors approved the issuance of the following number of Common Stock shares and Class B Warrants to the following company officers and Directors for the indicated total purchase price: Dr. Griffin -- 15,000 shares of Common Stock and 135,000 Class B Warrants for $28,500; Dr. Kawesch -- 8,000 shares and 72,000 Class B Warrants for $15,200; Dr. Mandel -- 1,440 shares and 12,960 Class B Warrants for $2,736; and Mr. Bates - 3,360 shares and 30,240 Class B Warrants for $6,384. On April 23, 1996, Dr. D. Brent Reed was issued 15,000 shares of Common Stock and 135,000 Class B Warrants for a purchase price of $28,500. On that same date, the Company approved the issuance of an additional 7,200 shares of Common Stock and 64,800 Class B Warrants to three other eye surgeons for a total of $13,680. Each Class B warrant represents the right to purchase one share of the Company's Common Stock at an exercise price of $1.00 per share until the Class B warrants expire on: (i) the fourth anniversary of the date of this Prospectus; or (ii) in the event this Offering is not completed by December 31, 1996, December 31, 2000. See "Description of Securities -- Common Stock Purchase Warrants". In the opinion of the Company's Board of Directors, the fair market value of the Company's Common Stock and Class B Warrants on the dates of these transactions was equal to the purchase price paid of $1.00 per share of Common Stock and $.10 per warrant.

     On April 24, 1996 Dr. Robert Griffin, the Company's Chairman and a Director, purchased $100,000 of the Company Notes as Trustee of the Griffin & Reed Eye Care, Inc. profit sharing plan. These Notes have been converted into 25,000 Series A Preferred shares and are being registered for sale with the other 212,500

Series A Preferred shares owned by the other Selling Stockholders. Dr. Griffin, as Trustee, will receive a cash payment for the 12% annual interest due on the Notes through the date of payment, as will all of the other Selling Stockholders. See "Principal and Selling Stockholder."

ACQUISITION AGREEMENTS WITH DIRECTORS

     On May 9, 1996 the Company entered into an agreement to acquire an excimer laser, and certain medical examination equipment for a total purchase price of $607,105 from Laser Vision Consultants, LLC, a California limited liability company of which Dr. Mark R. Mandel, the Company's Director, is a member and manager ("Laser Vision Consultants"). The $607,105 will be paid out of the proceeds of this Offering. The excimer laser is a Summit laser purchased by Laser Vision Consultants in December 1995 for which the Company will be paying $482,105, which is deemed to be the fair market value of the laser on May 9, 1996. The Company will be paying Laser Vision Consultants $25,000 for medical examination equipment in the Laser Vision Consultants office in San Leandro, California. Laser Vision Consultants has been operating a laser vision correction center in San Leandro since January, 1996 in affiliation with two doctor groups. See "Financial Statements." All revenues generated and expenses incurred after June 1, 1996 at the San Leandro laser center will be reported by the Company. Until the Offering is closed and the Summit laser purchased, the Company will lease the laser from Laser Vision Consultants for a monthly rent of $11,015.43. The Company shall also sublease approximately 480 square feet of space at a monthly rent of $650 plus reimbursement of other tenant costs. The landlord of this space is not affiliated with the Company. The Company will also reimburse the landlord of this space for its costs incurred for one employee which the Company will rent for such hours as the Company deems prudent to the efficient operation of the facility. The Company has committed to refer all potential patient leads in Alameda, Contra Costa and Stanislaus Counties, California and within a 20 mile radius of Sonora, California to Laser Vision Consultants.

     On May 9, 1996 the Company entered into an agreement to acquire an excimer laser, certain tenant improvements, furniture and other assets for a total purchase price of approximately $101,500 from Griffin and Reed Eye Care, Inc., a professional medical corporation of which the Company's Chairman and a Director,
J. Robert Griffin, is a principal shareholder, office and director ("G&R"). This purchase price was paid by the Company in May and June 1996. The laser is a VISX Star excimer laser that G&R acquired in March 1996. The Company paid G&R $52,500 which was its down payment to the manufacturer. Final payment is not due to the manufacturer until September 1996 and the Company has agreed to assume the $516,000 final payment to the manufacturer. G&R had negotiated a bank loan for this final payment, but the Company has secured a more favorable loan commitment from Commercial Bank of San Francisco ("Commercial Bank"). See below and "Management Discussion and Analysis and Plan of Operation.". In May, 1996 G&R was paid approximately $37,000 by the Company as a reimbursement of its costs for tenant improvements to the laser center in Sacramento, California. G&R was also paid approximately $9,000 by the Company in May 1996 as reimbursement of its costs in furnishing the laser center. In June 1996 the Company paid G&R $5,000 for its rights to the telephone number "1-800-921-2020" and $3,000 for its Internet Website "www.nearsighted.com." The Company also paid G&R $5,789 in July 1996 as reimbursement of its costs for various medical supplies and "Pillar Point" laser cards at the laser center on July 1, 1996. On July 1, 1996 the Company commenced subleasing 620 square feet of office space at 651 Fulton Avenue, Sacramento, California at a full-service monthly rate of $1.83 per square foot, the same rate as paid by G&R. This building is owned by 651 Fulton Avenue Partnership, a California general partnership, of which Dr. Griffin, the Company's Chairman, owns 80%. Also on July 1, 1996 the Company commenced renting such employees from G&R as required by the Company for the efficient operation of this laser center. The Company reimburses G&R monthly for all of its related costs and expenses of the employees for the time used by the Company. All potential patient leads in the Sacramento and Stockton, California areas generated by the Company's advertising are referred to G&R.

     On May 30, 1996 the Company entered into an agreement to acquire an excimer laser from Eye Laser Associates, LLC, a limited liability company of which Dr. Gary M. Kawesch, a Company Director, is the Managing Member ("ELA"), and certain legal documents and rights to modify an "infomercial" for a total purchase price of $80,500 from RK and Laser Eye Institute of California, a professional corporation of which

Dr. Kawesch, is a principal shareholder, officer and director ("RKLE"). $60,500 of this purchase price was paid to these affiliates of Dr. Kawesch in May 1996 and the remaining $20,000 was paid in July 1996. This laser is a VISX Star excimer laser that ELA acquired in March 1996 but did not put into service. ELA had executed a lease for total payments of $768,000 on the laser with Hillside Financial Group ("Hillside"). The Company has agreed to assume or re-finance this lease with Hillside upon which no payments are due until September 1996. This lease requires the Company to pay $12,800 per month for 60 months commencing in September 1996.

     On June 1, 1996 the Company commenced subleasing approximately 4,330 square feet of space on Winchester Boulevard in San Jose from RKLE at a rate of $1.25 per square foot plus the square footage allocation of the landlord's taxes, insurance and utilities, the same rate as paid by RKLE. This building is owned by an unaffiliated party. Also on June 1, 1996 the Company commenced renting such employees from RKLE as required by the Company for the efficient operation of this laser center. The Company reimburses RKLE monthly for all of its related costs and expenses of the employees for the time used by Company. All potential patient leads in Santa Clara County, California and San Mateo County, south of Foster City, California generated by the Company's advertising are referred to RKLE. In this agreement with ELA and RKLE the Company has agreed to nominate Dr. Kawesch to the Company's Board of Directors in the future. Further, the Company has agreed to vote all proxies its receives (including the proxy for Vista Technologies' 600,000 Common Stock shares) in favor of Dr. Kawesch's election to the Board and against the removal of Dr. Kawesch as a Director, in the event of such a shareholder proposal.

     The Company's loans for two recent laser acquisitions for $1,021,000 with Commercial Bank bear interest at 0.5% above the bank's prime rate and are guaranteed by six MDs, two of which are Drs. Griffin and Mandel, two of the Company's Directors, and Mr. Bates, the Company's President. See "Management Discussion and Analysis and Plan of Operation."

AGREEMENTS WITH AFFILIATES AND RELATED PARTIES

  CONSULTING SERVICES AGREEMENT WITH VISTA TECHNOLOGIES

     Vista Technologies and the Company entered into a Consulting Services Agreement dated as of August 16, 1996. Under the Consulting Services Agreement, Vista Technologies will provide consulting services to the Company relating to LVC developments in Europe and Canada, location of additional sites for LVC Centers, laser equipment acquisition and financing, and advances of certain Offering expenses. In exchange for such services, Vista Technologies will receive 5% of the Company's gross revenues. In the event any of such revenues are attributable to a subsidiary of the Company that is not wholly-owned by the Company, Vista Technologies' 5% will be reduced in proportion to the Company's percentage ownership in the subsidiary, but to not less than 2 1/2% of such revenues. The Consulting Services Agreement is for a term of ten years from the date of this Prospectus, and is automatically renewed thereafter for periods of five years unless either party provides six months' prior notice of an intent not to extend the term. During the term of this agreement, Vista Technologies may nominate two candidates, who are acceptable to the Company, to the Company's Board of Directors. Mr. Schultz and Dr. Johnson are presently the individuals nominated by Vista Technologies. Rights to the service mark "Vista Laser Centers" are owned by Vista Technologies and have been licensed to the Company for the northern California and northern Nevada territory during the term of this Agreement for no additional consideration. The Company has to option to add the southern California territory to the area covered by this license by opening four LVC Services centers in southern California by the later of one year after the completion of this Offering or February 16, 1998. As a condition to that expansion of the service mark license, Vista Technologies has the right to consent to material terms of agreements of expansion into southern California, which consent may not be unreasonably withheld. The southern California territory is defined as all of California south of San Luis Obispo.

     Vista Technologies is primarily engaged in providing excimer laser equipment for PRK and other LVC procedures and related support services at Vista Vision(TM) outpatient LVC surgical centers in Europe. Vista Technologies commenced business operations in March 1994 and operates three PRK centers in Italy though a majority-owned subsidiary named Vista Vision SpA and two PRK centers in Sweden through a wholly-owned subsidiary named Vista Vision Scandinavia AB.

  FUTURE TRANSACTIONS

     Any future transactions between the Company and any of its directors, officers, principal stockholders or other affiliates will be on terms not less favorable to the Company as could be obtained from independent parties and will be approved by not less than a majority of the directors who do not have an interest in the proposed transaction.

                       PRINCIPAL AND SELLING STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

     The following table sets forth information (except as otherwise indicated by footnote) as to shares of the Company's Common Stock owned at the date of this Prospectus, based upon the assumption that all Note holders have elected to convert their Notes into an aggregate of 237,500 Common Stock shares, by (i) each person known by management to beneficially own more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's officers and Directors, and (iii) all executive officers and Directors as a group:

                                                                           SHARES BENEFICIALLY
                                                                                OWNED(2)
                                                                         -----------------------
                                                                          COMMON          % OF
                           NAME OR GROUP(1)                                STOCK        CLASS(2)
-----------------------------------------------------------------------  ---------      --------
DIRECTORS:
J. Robert Griffin, M.D.(3).............................................    235,000        21.7%
Gary M. Kawesch(4).....................................................     80,000         8.3%
Mark R. Mandel(5)......................................................     14,400         1.6%
Donald G. Johnson(6)...................................................    600,000*       67.6%
Thomas A. Schultz(6)...................................................    600,000*       67.6%
OFFICERS:
David P. Bates(7)......................................................     83,600         8.6%
All executive officers and directors As a group [six in number](8).....  1,013,000        81.2%
OTHER 5% STOCKHOLDERS:
Vista Technologies Inc.(9).............................................    600,000*       67.6%
Dr. D. Brent Reed, M.D.(10)............................................    150,000        14.7%

---------------
  * These securities are deemed to be beneficially owned by more than one person.

 (1) The persons named in the table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (2) Includes securities beneficially owned plus, where applicable, Common Stock issuable upon exercise of outstanding Class A and B Warrants and stock options held only by the person or group indicated that are fully exercisable or exercisable within 60 days after the date of this Prospectus.

 (3) Includes 40,000 Common Stock shares presently owned, 145,000 shares which may be purchased upon the exercise of 10,000 Class A and 135,000 Class B Warrants owned, and 50,000 shares which may be purchased under a stock option. The Common Stock percentage shown is based upon the assumption that no other Class A Warrants, Class B Warrants or stock options are exercised. On the basis of 887,500 Common Stock shares presently outstanding, Dr. Griffin's 40,000 Common Stock shares represent 4.5% of such outstanding securities.

 (4) Includes 8,000 shares of Common Stock presently owned and 72,000 shares which may be purchased upon exercise of 72,000 Class B Warrants. The percentage shown is based upon an assumption that no Class A Warrants, other Class B Warrants or stock options are exercised. On the basis of 887,500 Common Stock shares presently outstanding, Dr. Kawesch's 8,000 shares represent 0.9% of such outstanding securities.

 (5) Includes 1,440 Common Stock shares presently owned and 12,960 shares which may be purchased upon the exercise of 12,960 Class B Warrants. The percentage shown is based upon an assumption that no Class A Warrants, other Class B Warrants or stock options are exercised. On the basis of 887,500 Common Stock shares presently outstanding, Dr. Mandel's 1,440 shares represent 0.2% of such outstanding securities.

 (6) Dr. Johnson and Mr. Schultz are each officers and directors of Vista Technologies Inc., and, therefore, are each deemed to own the 600,000 Common Stock owned by Vista Technologies Inc. These individuals do not own any Company shares as individuals.

 (7) Includes 3,360 Common Stock shares, 30,240 shares which may be purchased upon the exercise of Class B Warrants and 50,000 shares of Common Stock which may be purchased under a stock option plan. The percentage shown is based upon the assumption that no Class A Warrants, other Class B Warrants, or stock options are exercised. On the basis of 887,500 Common Stock shares presently outstanding, Mr. Bates 3,360 Common Stock shares represent 0.4% of such outstanding securities.

 (8) See foot notes 3, 4, 5 and 7 above. These 1,013,000 shares include 52,800 presently owned Common Stock shares, 260,200 shares which may be purchased upon the exercise of Class A and B Warrants owned, 100,000 shares which may be purchased under two stock options and the 600,000 shares owned by Vista Technologies Inc. The Common Stock percentage shown is based upon an assumption that no other Class A, Class B Warrants or stock options are exercised. On the basis of 887,500 Common Stock shares presently outstanding, these 4 officers and Directors' 52,800 Common Stock shares represent 5.9% of such outstanding securities.

 (9) Includes the 600,000 Common Stock shares from the conversion of the 100,000 Series A Preferred Stock shares and 500,000 Series B Preferred Stock shares owned by Vista Technologies on August 1, 1996. The business address for Vista Technologies is 167 S. San Antonio Road, No. 9, Los Altos, CA 94022.

(10) Includes 15,000 Common Stock shares presently owned and 135,000 shares which may be purchased upon the exercise of 135,000 Class B Warrants. The Common Stock percentage shown is based upon the assumption that no Class A Warrants, other Class B Warrants or stock options are exercised. On the basis of 887,500 Common Stock shares presently outstanding, Dr. Reed's 15,000 shares represent 1.7% of such outstanding securities.

     After giving effect to the sale of 600,000 Units offered hereby (and assuming the Underwriters' over-allotment option to purchase an additional 90,000 Units is not exercised, the Underwriters' Warrants to purchase 60,000 Units are not exercised and none of the 600,000 Class C Warrants included in the 600,000 Units are exercised), the following table shows the number of shares, voting power and percentage of each person and group shown in the foregoing table as adjusted for this Offering:

                                                   VOTING POWER    SHARES BENEFICIALLY OWNED, AS
                                                                    ADJUSTED(A)
                                                ---------------------------------------------------
                                                                            COMMON           % OF
                NAME OR GROUP                   VOTES(B)         %           STOCK         CLASS(B)
----------------------------------------------  ---------       ----       ---------       --------
DIRECTORS:
J. Robert Griffin, M.D.(c)....................    835,000       36.6%        235,000         10.3%
Gary M. Kawesch(d)............................    680,000       31.5%         80,000          3.7%
Mark R. Mandel(e).............................    614,400       29.3%         14,400          0.7%
Donald G. Johnson(f)..........................    600,000*      28.7%        600,000         28.7%
Thomas A. Schultz(f)..........................    600,000*      28.7%        600,000         28.7%
OFFICERS:
David P. Bates(g).............................     83,600        3.9%         83,600          3.9%
All executive officers and directors as a
  group [seven in number](h)..................  1,013,000       41.4%      1,013,000         41.4%
OTHER 5% STOCKHOLDERS:
Vista Technologies Inc.(i)....................    600,000*       0.0%       600,000*         28.7%
D. Brent Reed(j)..............................    150,000        6.7%        150,000          6.7%

---------------
 * These securities are deemed to be beneficially owned by more than one person.

(a) As adjusted for the sale of 1,200,000 shares of Common Stock offered hereby.

(b) Includes securities beneficially owned plus, where applicable, Common Stock issuable upon exercise of outstanding Class A and B Warrants and stock options held only by the person or group indicated that are fully exercisable or exercisable within 60 days after the date of this Prospectus.

(c) The number and percentage of voting shares includes 600,000 shares of Common Stock owned by Vista Technologies Inc. which has granted to the Company's Board of Directors, of which Dr. Griffin is one, the power to vote these shares. It also includes the Common Stock shares shown in the table and described in footnote (3) on page 46. The percentage of voting shares and percentage of Common Stock is based upon the assumption that no other Class A or Class B Warrants or stock options are exercised. Without voting the Vista Technologies Common Stock, Dr. Griffin would be attributed 235,000 votes, or 10.3% of the then outstanding 2,282,500 voting shares. Without converting his Note and exercising his Class A and B Warrants and stock option and without voting the Vista Technologies Common Stock, Dr. Griffin would own and vote a total of 40,000 shares, or 1.9%, of the 2,087,500 Common Stock shares outstanding after this Offering.

(d) The number and percentage of voting shares includes 600,000 shares of Common Stock owned by Vista Technologies which has granted to the Company's Board of Directors, of which Dr. Kawesch is one, power to vote these shares. It also includes the Common Stock shares shown in the table and described in footnote (4) on page 46. The percentage of voting shares and percentage of Common Stock is based upon the assumption that no other Class A or Class B Warrants or stock options are exercised. Without voting the Vista Technologies Common Stock, Dr. Kawesch would be attributed 80,000 votes or 3.7% of the then outstanding 2,159,500 voting shares. Without exercising his Class B Warrants and without voting the Vista Technologies Common Stock, Dr. Kawesch would own and vote a total of 8,000 shares, or 0.4%, of the 2,087,500 Common Stock shares outstanding after this Offering.

(e) The number and percentage of voting shares includes 600,000 shares of Common Stock owned by Vista Technologies Inc. which has granted to the Company's Board of Directors, of which Dr. Mandel is one, the power to vote these shares. It also includes the Common Stock shares shown in the table and described in footnote (5) on page 46. The percentage of voting shares and percentage of Common Stock is based on the assumption that no other Class A or Class B Warrants or stock options are exercised. Without voting the Vista Technologies Common Stock, Dr. Mandel would be attributed 14,400 votes, or 0.7% of the then outstanding 2,100,460 voting shares. Without exercising his Class B Warrants and without voting the Vista Technologies Common Stock, Dr. Mandel would own and vote a total of 1,440 shares, or 0.1%, of the 2,087,500 Common Stock shares outstanding after this Offering.

(f) The number and percentage of voting shares includes 600,000 shares of Common Stock owned by Vista Technologies, Inc. which has granted to the Company's Board of Directors, of which Messrs. Johnson and Schultz are members. Without voting the Vista Technologies Common Stock, these Directors would vote no shares since they own no Company Common Stock shares.

(g) The number and percentage of voting shares includes the Common Stock shares shown in the table on page 46 and described in footnote 7 on page 47. The percentage of voting shares and percentage of Common Stock is based upon the assumption that no other Class A or Class B Warrants or stock options are exercised. Without exercising his Class B Warrants or his stock option, Mr. Bates would own and vote a total of 3,360 shares, or 0.2%, of the 2,087,500 Common Stock shares outstanding after this Offering.

(h) The number and percentage of voting shares includes the Common Stock shares shown in the table on page 46 and described in footnote 8 on page 47. See footnotes (c), (d), (e), (f) and (g) above. The percentage of voting shares and percentage of Common Stock is based upon the assumption that no other Class A or Class B Warrants or stock options are exercised. Without exercising their Class A or Class B Warrants, but voting Vista Technologies' 600,000 Common Stock, the officers and Directors of the Company would vote 627,800, or 30.1%, of the 2,087,500 Common Stock shares outstanding after this Offering.

(i) The voting rights to its 600,000 Common Stock has been granted to the Company's Board of Directors.

(j) The number and percentage of voting shares includes the Common Stock shares shown in the table on page 46 and described in footnote 10 on page
      47. The percentage of voting shares and percentage of

      Common Stock is based upon the assumption that no other Class A or Class B Warrants or stock options are exercised. Without exercising his Class B Warrants, Dr. Reed would own and vote a total of 15,000 shares, or 0.7%, of the 2,087,500 Common Stock shares outstanding after this Offering.

SELLING STOCKHOLDERS

     The registration statement of which this Prospectus is a part also covers the resale of 237,500 outstanding shares of Common Stock assumed to be issued upon conversion of Company Notes and then to be offered from time to time for the accounts of 25 owners of the Company Notes (the "Selling Stockholders"). The Company will not receive any proceeds from the offering of Common Stock by these stockholders. See "Plan of Distribution by Selling Stockholders." The following table sets forth certain information with respect to the beneficial ownership of securities to be offered hereby by these stockholders one year after the date of this Prospectus.

                                                           BENEFICIAL OWNERSHIP OF COMMON STOCK
                                                   -----------------------------------------------------
                                                        PRIOR TO SALE                AFTER SALE (1)
                                                   ------------------------     ------------------------
                                                   NUMBER OF     PERCENT OF     NUMBER OF     PERCENT OF
                NAME AND ADDRESS                    SHARES        CLASS(2)       SHARES         CLASS
-------------------------------------------------  ---------     ----------     ---------     ----------
Bradley J. Sadler................................    25,000          1.2%          -0-            -0-
J. Robert Griffin, Trustee (3)...................    25,000          1.2%          -0-            -0-
A.L. Del Petre...................................    12,500          0.6%          -0-            -0-
Lilly Lee........................................    12,500          0.6%          -0-            -0-
Kenneth V. Miselis...............................    12,500          0.6%          -0-            -0-
Michael Favero...................................    12,500          0.6%          -0-            -0-
Robert J. Harding Profit Share Trust.............    12,500          0.6%          -0-            -0-
Beatrice Sandler, Trustee........................    12,500          0.6%          -0-            -0-
Medical Vision Technology Pension Fund...........    12,500          0.6%          -0-            -0-
Bradley and Holly Wojcik.........................     6,250          0.3%          -0-            -0-
Joseph E. Angelo, Trustee........................     6,250          0.3%          -0-            -0-
C.E. Neff, Jr....................................     6,250          0.3%          -0-            -0-
Wayne & Barbara Koerner..........................     6,250          0.3%          -0-            -0-
K.J. and E. Townsend, Trustees...................     6,250          0.3%          -0-            -0-
Scott Lee........................................     6,250          0.3%          -0-            -0-
Carter Nice......................................     6,250          0.3%          -0-            -0-
Jill G. Kennedy..................................     6,250          0.3%          -0-            -0-
Panda Investments, LLC...........................     6,250          0.3%          -0-            -0-
Frank Moorman....................................     6,250          0.3%          -0-            -0-
Henry Stuit......................................     6,250          0.3%          -0-            -0-
Peterson Family Revocable Trust..................     6,250          0.3%          -0-            -0-
Richard Kesterke.................................     6,250          0.3%          -0-            -0-
James Smith......................................     6,250          0.3%          -0-            -0-
Stephen Wilmarth, Beneficiary....................     6,250          0.3%          -0-            -0-
Stephen Wilmarth.................................     6,250          0.3%          -0-            -0-
                                                    -------         -----          ---            ---
     Total.......................................   237,500         11.4%          -0-            -0-

---------------
(1) Assumes all shares offered by these stockholders are sold.

(2) Percentage after giving effect to the sale of Common Shares offered by the Company.

(3) Dr. Griffin, the Company's Chairman, is trustee for Griffin & Reed Eye Care Pension Trust, which acquired the Company Promissory Notes.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date of this Prospectus, there were 887,500 shares of Common Stock issued and outstanding assuming all Note holders convert their Notes into an aggregate of 237,500 shares of Common Stock.

COMMON STOCK

     The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.01 per share, of which 887,500 shares were issued and outstanding at the date of this Prospectus. Holders of Common Stock are entitled to one vote for each share held on each matter to be acted upon by stockholders of the Company. Stockholders do not have preemptive rights or the right to cumulate votes for the election of directors. Shares are not subject to redemption nor to any liability for further calls. All shares of Common Stock issued and outstanding are validly issued, fully paid and non-assessable. Subject to provisions relating to Preferred Stock discussed below, holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available for that purpose, and to participate pro rata in any distribution of the Company's assets upon liquidation or dissolution.

     In the event of liquidation or dissolution of the Company, all assets available for distribution after satisfaction of all debts and other liabilities and after payment or provision for the liquidation preference of Preferred Stock are distributable among the holders of the Common Stock.

     The Transfer Agent for the Company's Common Stock and Class C Warrants will be American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

COMMON STOCK PURCHASE WARRANTS

     Class A. The Company at present has reserved for issuance up to 95,000 shares of Common Stock for issuance in the event of the exercise of up to 95,000 Class A Warrants issued in the Company's private placement in April and May 1996. Class A Warrants are exercisable at $4.00 per share until the Class A Warrants expire on March 31, 1999 (or earlier in the event of a sale of the Company's business or merger into another corporate entity). Class A Warrants are not subject to redemption by the Company. The holders of the Company's Class A Warrants do not have any of the rights or privileges of stockholders of the Company, such as voting rights or the right to receive dividends, prior to exercise of the warrants. The exercise price of the Class A Warrants and the number of Class A Warrants are subject to automatic proportionate adjustment in the event of any stock dividend, stock split or other recapitalization affecting the outstanding Common Stock.

     Investors in this Offering should note that for the term of the Class A Warrants, the holder or holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock subject to the class A Warrants with a resulting dilution in the interests of other stockholders. At any time when the holders of the Class A Warrants might be expected to exercise the same, the Company would in all likelihood be able to obtain additional equity capital on terms more favorable than those provided in the Class A Warrants.

     Class B. The Company at present has issued 450,000 shares of Common Stock for issuance in the event of the exercise of up to 450,000 outstanding Class B Common Stock Purchase Warrants (the "Class B Warrants").

     Class B Warrants are exercisable at $1.00 per share until the Class B warrants expire on: (i) the fourth anniversary of this Prospectus; or (ii) December 31, 2000, in the event this Offering is not completed by December 31, 1996. Class B Warrants are not subject to redemption by the Company. The holders of the Class B Warrants do not have any of the rights or privileges of stockholders of the Company, such as voting rights or the right to receive dividends, prior to exercise of the Class B Warrants. The exercise price of the Class B Warrants and the number of Class B Warrants are subject to automatic proportionate adjustment in the event of any stock dividend, stock split or other recapitalization affecting the outstanding Common Stock.

     Investors in this Offering should note that for the term of the Class B Warrants, the holder or holders thereof are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock subject to the Class B Warrants with a resulting dilution in the interests of other stockholders. At any time when the holders of the Class B Warrants might be expected to exercise the same, the Company would in all likelihood be able to obtain additional equity capital on terms more favorable than those provided in the Class B Warrants. See "Certain Transactions".

     Class C. The Units issued in connection with this Offering include up to 750,000 Class C Warrants (including 90,000 Class C Warrants that may be issued upon exercise of the Underwriters' over-allotment option and 60,000 Class C Warrants which may be issued upon exercise of the Underwriters' Warrants). The Company has reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Class C Warrants. Each Class C Warrant will entitle the holder to purchase one share of Common Stock at a price of $6.00 per share immediately after the date of this Prospectus. The Class C Warrants are redeemable by the Company, at $.25 per Warrant, upon 30 days' notice after the market price of the Common Stock equals or exceeds $8.00 for 10 consecutive trading days. In the event the Company gives notice of its intention to redeem, a holder would be forced either to exercise his Warrant within 30 days of the notice of redemption or accept the redemption price.

     The Class C Warrants will be issued in registered form under a Warrant Agreement between the Company and American Stock Transfer and Trust Company, as a warrant agent (the "Warrant Agent"). The shares of Common Stock underlying the Class C Warrants, when issued upon exercise of a Class C Warrant, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.

     The Class C Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits, recapitalization, mergers or consolidations and certain issuances below the current market value of the Common Stock. The Company is not required to issue fractional shares upon the exercise of a Class C Warrant. The holder of a Class C Warrant will not possess any rights as a stockholder of the Company until such holder exercises the Class C Warrant. A copy of the form of Warrant Agreement is filed as an exhibit to the Registration Statement of which the Prospectus is a part.

PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Under the Company's articles of incorporation, the Company's Board of Directors is authorized, without further stockholder action, to issue Preferred Stock in one or more series and to fix the number of shares and the rights, preferences and limitations of each series. Among the specific matters that may be determined by the Board of Directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of the Company and voting rights, if any.

     No dividends or payments in liquidation may be made with respect to Common Stock unless all accumulated dividends on the Preferred Stock of all series have been paid in full and, in the event of liquidation, unless the liquidation preference of all series of Preferred Stock has been satisfied. In case stated dividends and amounts payable on liquidation on Preferred Stock of all series are not payable in full, shares of all series of Preferred Stock are entitled to share ratably in the payment of dividends and in any distribution of assets otherwise than by way of dividends

  Series A Preferred Stock

     The Company has designated 350,000 shares of Preferred Stock as "10% Series A Cumulative Convertible Preferred Stock" (herein called the "Series A Preferred"). Of such shares, 100,000 were issued and sold to Refractive Services-800 Inc. in February 1996 for $100,000 in cash. These 100,000 shares of Series A Preferred Stock were acquired by Vista Technologies in July 1996 and were converted to 100,000 Common Stock shares on August 1, 1996 (see "Principal and Selling Stockholders").

     Series A Preferred are entitled to cumulative dividends at the rate of $0.50 per share per annum, payable annually on each anniversary of the effective date of this Prospectus. As of May 31, 1996, accrued and unpaid dividends on Series A Preferred shares issued prior to this offering were $2,340, but these dividends have been forfeited by Vista Technologies.

  Series B Preferred Stock

     The Company has designated 500,000 shares of Preferred Stock as "5% Series B Cumulative Convertible Preferred Stock" (herein called the "Series B Preferred"), all of which are issued and outstanding as of May 31, 1996, but all of which was converted to 500,000 shares of Common Stock on August 1, 1996. The Company does not presently anticipate issuing any additional Series B Preferred Stock in the future.

CERTAIN CHARTER AND BYLAW PROVISIONS AND OTHER INDEMNIFICATION ARRANGEMENTS

     Possible Additional Issuances of Common and/or Preferred Stock Without Stockholder Action. The flexibility to issue additional shares of Common Stock and/or shares of Preferred Stock in one or more series as permitted by the Company's articles of incorporation (the "Charter") can enhance the Board of Directors' bargaining capability on behalf of the Company's stockholders in a takeover situation and could, under some circumstances, be used to render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management, even if such a transaction were favored by the holders of the requisite number of shares. Under these circumstances, the existence of a significant number of authorized and unissued Common shares and/or one or more series of Preferred Stock may have the effect of limiting stockholder participation in these types of transactions. The Company is not aware of any present efforts to gain control of the Company or to organize a proxy contest.

     Number of Directors; Removal; Filling Vacancies. The By-Laws provide that the Board will consist between three and not more than fifteen directors, with the exact number to be fixed from time to time by resolution adopted by the Board. The Board of Directors at the present time has fixed the number of directors at five (see "Certain Transactions"). Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, the By-Laws authorize the Board to fill vacant directorships, including newly created directorships. Accordingly, these provisions could prevent a stockholder from obtaining majority representation on the Board by permitting the Board to enlarge the Board and fill the new directorships with its own nominees. Each director so elected by the Board or by stockholders hold office until the next election of directors and until his successor is elected and qualified.

     Limitation of Liability and Indemnification. Under the Nevada General Corporation Law, a corporation may adopt a provision in its articles of incorporation eliminating, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. The Company's Charter eliminates the liability of directors to the fullest extent permissible under Nevada law. Under Nevada law, however, the Company is not allowed to eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit.

     Under the Nevada General Corporation Law, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth certain federal income tax consequences, under current law, relating to the purchase and ownership of the Units, Common Stock and Warrants. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service or a tax opinion from its counsel on any tax aspect of this offering. This tax discussion does not purport to be a complete analysis or list of all potential federal income tax consequences of the purchase, ownership and sale of the Units, Common Stock, or Warrants. The discussion does not address the tax treatment for certain unique taxpayers, such as insurance companies, tax exempt organizations, financial institutions, and dealers in securities which may be subject to special rules not discussed herein. This discussion presents no analysis of the tax attributes of the Company either before or after the offering of the Units. PROSPECTIVE PURCHASERS OF THE UNITS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF SUCH SECURITIES AND THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     An investor must allocate the cost of the Units between its two elements:
(a) two (2) shares of Common Stock, and (b) one (1) Class C Warrant, each Class C Warrant with the right to purchase one share of Common Stock, in accordance with their relative fair market values at the time of issuance. The portion of the cost of the Units allocated to each element will constitute the investor's initial federal income tax basis for that element.

     No gain or loss will be recognized by a holder of a Warrant in the holder's purchase of Common Stock for cash upon exercise of the Warrant. The adjusted tax basis of the Common Stock so acquired will be equal to the tax basis of the Warrant plus the exercise price. The holding period of the Common Stock acquired upon the exercise of the Warrant will begin on the date the Warrant is exercised and the Common Stock is purchased.

     The sale of a share of Common Stock or the sale of a Warrant will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized (generally the cash and the fair market value of any other property received) and the holder's adjusted tax basis for the property sold. The sale of Common Stock will result in capital gain or loss, provided the Common Stock is a capital asset in the hands of the holder. The sale of a Warrant (other than a sale to the Company) will also result in capital gain or loss, provided the Warrant is a capital asset in the hands of the holder and the Common Stock underlying the Warrant would be a capital asset to the holder if acquired by the holder. Such capital gain or loss will be long-term capital gain or loss if the Common Stock or Warrant being sold or exchanged has been held for more than one year at the time of such sale or exchange.

     If the repurchase of a Warrant by the Company is treated as a sale or exchange of a capital asset, any gain or loss recognized on the transaction will be a capital gain or loss and will be long-term capital gain or loss if the holding period of the Warrant exceeds one year at the time of repurchase. However, it is unclear whether the repurchase of a Warrant by the Company will be treated as the sale or exchange of a capital asset, and if such repurchase is not treated as the sale or exchange of a capital asset, the holder of a Warrant could potentially recognize ordinary income on such repurchase because of a constructive distribution recharacterization.

     Long-term capital gains of individuals, trusts and estates are currently taxed at a maximum rate of 28%, while ordinary income is currently taxed at a maximum rate of 39.6%. A provision in the Omnibus Budget Reconciliation Act of 1993 in certain circumstances allows certain noncorporate taxpayers to exclude from income one-half of the gain (up to certain limits) from the sale or exchange of "qualified small business stock" held for more than five years. In addition, 25% of such gain (up to certain limits) is excluded for alternative minimum tax purposes. In order for stock to be "qualified small business stock," the issuer of the stock must meet certain requirements, some of which apply to the period after the stock is issued. Consequently, it is unclear whether the Common Stock or Common Stock acquired upon exercise of a Warrant will qualify as "qualified small business stock."

     Under Section 305 of the Internal Revenue Code of 1986, as amended (the "Code"), certain actual or constructive distributions of stock (including warrants to purchase stock) with respect to such stock (or warrants) may be taxable to the stockholders (or warrantholders) of the Company. Adjustments in the exercise price of the Warrants, or the number of shares purchasable upon exercise of the Warrants, in each case made pursuant to the anti-dilution provisions of the Warrants, among other things, may result in a distribution which is taxable as a dividend to the holders of Warrants. Distributions may be taxed as ordinary dividend income, return of capital, or gain from the sale or exchange of stock, depending on the earnings and profits of the Company and the tax basis of each of its stockholders or Warrant holders.

     A Warrant that expires unexercised will be deemed to have been sold or exchanged for no consideration on the expiration date. Any loss to the holder of an expired Warrant will be a capital loss if the Warrant was held as a capital asset and if the Common Stock underlying the Warrant would have been a capital asset had such Warrant been exercised. Any capital loss will be long-term if the holding period of the Warrant exceeds one year when it expires. The use of capital losses to offset ordinary income is strictly limited for noncorporate stockholders and prohibited for corporate stockholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering, the Company will have outstanding 2,087,500 shares of Common Stock, 237,500 shares of Common Stock to be issued upon conversion of the outstanding Notes, 95,000 Class A Warrants (exercisable at $4.00 per share into 95,000 shares of Common Stock) and 450,000 Class B Warrants (exercisable at $1.00 per share into 450,000 shares of Common Stock). Of these shares, the 1,200,000 Common Shares offered hereby (1,380,000 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which would be subject to the resale limitations of Rule 144 under the Securities Act other than holding period limitations. 237,500 shares of Common Stock issuable upon conversion of the Company's outstanding Notes will be registered.

     650,000 shares of Common Stock, and up to 545,000 shares of Common Stock issuable upon exercise of Class A and B Warrants and the 125,000 shares issuable upon the exercise of outstanding stock options are deemed to be "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. Under Rule 144 as currently in effect, none of such shares will become eligible for sale prior to February 5, 1998, unless registered for sale. As discussed below, there are certain amendments that may be proposed to Rule 144 which, if adopted, may enable a portion of such shares to become eligible for sale before January 30, 1997.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are required to be aggregated), who has owned restricted shares of the Company's Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the shares are quoted on the NASDAQ system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. The Securities and Exchange Commission has recently proposed for comment the possibility of amendments to Rule 144 that would reduce the two and three year periods referenced above to one and two years, respectively.

     Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned his Common Stock for at least three years, would be entitled to sell such Common Stock under Rule 144(k) without regard to the other requirements of Rule 144.

     All of the Company's officers, directors and existing stockholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 12 months from the date of this Prospectus without the prior written consent of the Underwriter.

     Prior to this offering, there has been no market for the Common Stock. No predictions can be made of the effect, if any, that sales of Common Stock under Rule 144, or the availability of such shares for sale, will have on the market price for the securities of the Company prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Company's securities and could impair the Company's ability to raise additional capital through the sale of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representative, Dickinson & Co. (the "Representative") have severally agreed to purchase from the Company the following respective number of Units at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus.

                                                                         NUMBER OF UNITS
                                  UNDERWRITER                            TO BE PURCHASED
        ---------------------------------------------------------------  ---------------
        Dickinson & Co.................................................

                                                                             -------
                  Total................................................      600,000
                                                                             =======

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all Common Shares offered hereby.

     The Company has been advised by the Representative that the Underwriters propose to offer the Units directly to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain securities dealers who are members of the National Association of
Securities Dealers, Inc. ("NASD") a concession, not in excess of $          per
Unit of Common Stock, of which not in excess of $          per Unit may be
reallowed to other securities dealers who are members of the NASD. After the initial public offering, the public offering price, concession and reallowance may be changed by the Representative.

     The Company has granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase from the Company up to 90,000 additional Units at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Units offered hereby. The Company will be obligated, pursuant to the over-allotment option, to sell shares to the Underwriters to the extent such over-allotment option is exercised.

     The Company has agreed to pay the Underwriters a nonaccountable expense allowance of 3% of the gross proceeds of this offering. The Company has also agreed to pay all expenses in connection with qualifying the Units offered hereby for sale under the laws of such states as the Underwriters may designate, including expenses of counsel retained for such purpose by the Underwriter.

     The Company has agreed to sell to the Underwriter, for an aggregate of $60.00, warrants (the "Underwriter's Warrants") to purchase up to 60,000 Units at an exercise price of $12.12 per Unit. The Underwriters' Warrants may not be sold, transferred, assigned or hypothecated during the first year following issuance of the Underwriters' Warrants except to the officers of the Representative and to members of the selling group and their officers, and will be exercisable for a four-year period commencing one year after the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriters' Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. To the extent that the Underwriters' Warrants are exercised, dilution to the interests of the Company's stockholders may occur. Further, the terms upon which the Company will be able to obtain additional equity capital while the Underwriters' Warrants are outstanding may be adversely affected since the holders of the Underwriters' Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriters' Warrants. Any profit realized by the Representative on the sale of the Underwriters' Warrants or the underlying securities may be deemed additional underwriting compensation. Subject to certain limitations and exclusions, the Company has agreed to register the Underwriters' Warrants and the underlying securities under the Securities Act on one occasion during the Warrant Exercise Term and to include such Underwriters' Warrants and the underlying securities in any appropriate registration statement that is filed by the Company during the seven years following the date of this Prospectus.

     The Company has agreed, for a period of five years from the date of this Prospectus, if so requested by the Representative, to nominate and use its best efforts to appoint a designee of the Representative as a non-voting advisor to the Company's Board of Directors. Each person so designated may be a director, officer, partner, employee or affiliate of the Representative. Such person will receive reimbursement of actual expenses and no other compensation.

     The Representative does not intend to participate in sales of Common Stock which may be offered by the Selling Stockholders under the registration statement of which this Prospectus is a part.

     The Underwriting Agreement requires other commitments on the part of the Company during the five years following the date of the Prospectus, including
(i) providing the Representative on an annual basis with internal forecasts of projected results of operations for the following two years, (ii) providing the Representative with quarterly statements setting forth the Company's results of operations and financial position as regularly prepared by management, (iii) a requirement that the Company will cause its independent public accountants to review the Company's interim financial statements for each of the first three fiscal quarters in each fiscal year prior to announcement of quarterly financial information, (iv) a requirement that KPMG Peat Marwick LLP or another nationally recognized accounting firm reasonably acceptable to the Representative be retained as the Company's independent public accountants, and (v) a requirement that American Stock Transfer & Trust Company will be retained as the transfer agent for the Common Stock unless otherwise agreed to by the Representative.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters have agreed they will not confirm sales of the shares offered hereby to any account over which the Underwriters exercise discretionary authority.

     Prior to this offering, there has been no public trading market for the Company's securities. Consequently, the initial public offering price of the Units has been determined by negotiations between the Company and the Underwriters. Among the factors considered in determining the offering price and conversion prices were the Company's limited history of operations, financial condition and prospects, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

                  PLAN OF DISTRIBUTION OF SELLING STOCKHOLDERS

     The 237,500 shares of Common Stock to be issued upon conversion of the outstanding Notes may be offered by the Selling Stockholders from time to time directly by the Selling Stockholders or their transferrees. Alternatively, the Selling Stockholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market or on any exchange on which such securities may be listed, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of securities; however, such fees or commissions shall not exceed 10% of the sales price. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make in respect thereof.

                                DIVIDEND POLICY

     No cash dividends have been declared or paid by the Company to date. The Company intends to employ all available funds for development of its business and accordingly, does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Board of Directors of the Company will review its Common Stock dividend policy from time to time to determine the desirability and feasibility of paying dividends after giving consideration to the Company's earnings, financial condition, capital requirements, dividend obligations on Preferred Stock, if any, and such other factors as the Board of Directors deems relevant.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by the law firm of Michael K. Hair, P.C., Scottsdale, Arizona. Certain legal matters will be passed upon for the Underwriter by Titus, Brueckner & Berry, P.C., Scottsdale, Arizona.

                                    EXPERTS

     The financial statements of Vista Laser Centers Of The Pacific, Inc. (a development stage enterprise) as of May 31, 1996 and for the period from January 30, 1996 (date of inception) through May 31, 1996 have been included in this Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                              FINANCIAL STATEMENTS
                  PERIOD JANUARY 30, 1996 (DATE OF INCEPTION)
                                TO MAY 31, 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                                     INDEX

                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
Independent Auditors' Report........................................................    F-1
Financial Statements:
  Balance Sheet -- May 31, 1996.....................................................    F-2
  Statement of Operations -- Period January 30, 1996 (Date of Inception) to May 31,
     1996...........................................................................    F-3
  Statement of Changes in Stockholders' Equity Period January 30, 1996 (Date of
     Inception) to May 31, 1996.....................................................    F-4
  Statement of Cash Flows -- Period January 30, 1996 (Date of Inception) to May 31,
     1996...........................................................................    F-5
  Notes to Financial Statements.....................................................    F-6

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Vista Laser Centers of The Pacific, Inc.:

     We have audited the accompanying balance sheet of Vista Laser Centers of The Pacific, Inc. (a development stage enterprise) as of May 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period January 30, 1996 (date of inception) to May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vista Laser Centers of The Pacific, Inc. (a development stage enterprise) as of May 31, 1996, and the results of its operations and its cash flows for the period from January 30, 1996 (date of inception) to May 31, 1996 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company is currently a development stage enterprise and dependent on raising additional financing through a public offering or private placement to meet its obligations and commitments. This dependency raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP

Short Hills, New Jersey
August 1, 1996

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                                  MAY 31, 1996

ASSETS
Current assets -- cash...........................................................  $  946,587
                                                                                   ----------
Investment in Vista Technologies (note 3)........................................     487,855
Property and equipment (note 4)..................................................   1,212,956
Deferred costs...................................................................      85,000
Other assets.....................................................................      54,500
                                                                                   ----------
          Total assets...........................................................  $2,786,898
                                                                                   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable (note 8)......................................................     577,500
  Accrued liabilities............................................................     164,694
  Convertible notes payable (note 5).............................................     928,150
  Short-term capital lease obligation (note 6)...................................      54,561
                                                                                   ----------
          Total current liabilities..............................................   1,724,905
                                                                                   ----------
Capital lease obligation, less current portion (note 6)..........................     470,439
                                                                                   ----------
          Total liabilities......................................................   2,195,344
                                                                                   ----------
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 5,000,000 shares:
     10% Series A cumulative convertible -- designated 1,600,000 shares; issued
      and outstanding 100,000 shares ($500,000 liquidation value) (note 7).......       1,000
     5% Series B cumulative convertible -- designated, issued and outstanding
      500,000 shares ($1,000,000 liquidation value) (notes 3 and 7)..............       5,000
  Common stock, $.01 par value. Authorized 20,000,000 shares; issued and
     outstanding 50,000 shares (note 7)..........................................         500
  Additional paid-in capital.....................................................     676,355
  Stock subscription receivable (note 7).........................................     (15,200)
  Warrants (note 5)..............................................................      21,850
  Deficit accumulated during the development stage...............................     (97,951)
                                                                                   ----------
          Total stockholders' equity.............................................     591,554
Commitments and contingencies (notes 6, 8 and 11)................................
                                                                                   ----------
          Total liabilities and stockholders' equity.............................  $2,786,898
                                                                                   ==========

                See accompanying notes to financial statements.

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS

          PERIOD JANUARY 30, 1996 (DATE OF INCEPTION) TO MAY 31, 1996

Interest income...................................................................  $    823
Operating expenses -- general and administrative..................................    75,137
                                                                                    --------
          Loss from operations....................................................   (74,314)
Interest expense on convertible notes payable.....................................    12,875
Provision for income taxes........................................................        --
                                                                                    --------
          Net loss before dividends in arrears....................................   (87,189)
                                                                                    --------
Dividends in arrears:
  Series A preferred stock (note 7 and 8).........................................    (2,340)
  Series B preferred stock (note 7 and 8).........................................    (8,422)
                                                                                    --------
                                                                                     (10,762)
                                                                                    --------
          Net loss................................................................  $(97,951)
                                                                                    --------
          Net loss per share......................................................  $   (.14)
                                                                                    ========
Weighted average shares used in computing net loss per share (note 2).............   717,482
                                                                                    ========

                See accompanying notes to financial statements.

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

          PERIOD JANUARY 30, 1996 (DATE OF INCEPTION) TO MAY 31, 1996

                                                                                                              DEFICIT
                                                                                                            ACCUMULATED
                                PREFERRED STOCK     COMMON STOCK     ADDITIONAL      STOCK                  DURING THE
                                ----------------   ---------------    PAID-IN     SUBSCRIPTION              DEVELOPMENT
                                SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL      RECEIVABLE    WARRANTS      STAGE       TOTAL
                                -------   ------   ------   ------   ----------   ------------   --------   -----------   -------
Balance at January 30, 1996...       --   $  --        --    $ --           --            --          --           --          --
Issue of 10% Series A
  cumulative convertible
  preferred stock.............  100,000   1,000        --      --       99,000            --          --           --     100,000
Issue of 5% Series B
  cumulative convertible
  preferred stock in exchange
  for Vista common stock (note
  7)..........................  500,000   5,000        --              482,855            --          --           --     487,855
Issue of common stock (note
  7)..........................       --      --    50,000     500       94,500       (15,200)         --           --      79,800
Issue of warrants.............       --      --        --      --           --            --      21,850           --      21,850
Net loss......................       --      --        --      --           --            --          --      (97,951)    (97,951)
                                -------   ------   ------    ----      -------       -------      ------      -------     -------
Balance at May 31, 1996.......  600,000   $6,000   50,000    $500      676,355       (15,200)     21,850      (97,951)    591,554
                                =======   ======   ======    ====      =======       =======      ======      =======     =======

                See accompanying notes to financial statements.

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

          PERIOD JANUARY 30, 1996 (DATE OF INCEPTION) TO MAY 31, 1996

Cash flows from operating activities:
  Net loss......................................................................  $   (97,951)
  Adjustments to reconcile net loss to net cash provided by operating activities -- increase (decrease) in cash due to changes in:
     Accounts payable...........................................................      217,194
     Deferred offering costs....................................................      (85,000)
     Other assets...............................................................       (2,000)
                                                                                  -----------
          Net cash provided by operating activities.............................       32,243
                                                                                  -----------
Cash flows from investing activities -- property and equipment..................     (215,456)
                                                                                  -----------
Cash flows from financing activities:
  Proceeds from issuance of Series A preferred stock............................      100,000
  Proceeds from issuance of common stock and stock subscriptions................       79,800
  Proceeds from convertible debt................................................      950,000
                                                                                  -----------
          Net cash provided by financing activities.............................    1,129,800
                                                                                  -----------
          Net increase in cash..................................................      946,587
Cash at beginning of period.....................................................      --
                                                                                  -----------
Cash at end of period...........................................................  $   946,587
                                                                                  ===========

Supplemental disclosures of noncash financing and investing information -- on April 23, 1996, the Company issued 500,000 shares of its 5% Series B preferred stock to Vista Technologies, Inc. (Vista) in exchange for 500,000 shares of common stock in Vista.

On May 30, 1996 the Company acquired laser equipment and assumed a related capital lease obligation in the amount of $525,000.

On May 1, 1996, the Company entered into an agreement to acquire a laser and certain medical equipment and has assumed the related liability for the laser to the laser's manufacturer in the amount of $525,000.

                See accompanying notes to financial statements.

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                                  MAY 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Vista Laser Centers of The Pacific, Inc. (the Company) is a development stage enterprise organized on January 30, 1996 to establish, manage and administer laser vision correction (LVC) support services (LVC Services) and related LVC equipment. The Company's fiscal year end is March 31, 1996. The Company is considering a proposed initial public offering of its 10% cumulative convertible preferred stock (proposed offering) (see note 13).

     The planned centers will employ advanced laser technology, which has been commercially available for several years for use in foreign countries, including Canada. In late 1995, the U.S. Food and Drug Administration granted approval to Summit Technology Inc. (Summit) for commercial use in the United States of Summit's excimer laser systems for photorefractive keratectomy (PRK) treatment of myopia (nearsightedness) and in March 1996 to VISX Incorporated (VISX) for similar PRK equipment.

     The Company has entered into three purchase agreements to acquire laser equipment, acquire certain other assets, and sublease office space for its initial sites. The Company's initial sites will be located in San Leandro, Sacramento, and San Jose, California. Of these three sites, only the San Leandro site has existing operations (see notes 8 and 15). Additionally, the Company has entered into a lease agreement in Petaluma, California for its fourth site.

     The Company's activities to date have consisted primarily of market research, seeking affiliations with experienced LVC eye care professionals, negotiating to acquire equipment necessary to establish LVC Services sites, and negotiating agreements to provide management services to eye care professionals.

  (b) Income Taxes

     Effective January 30, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (c) Revenue Recognition

     The Company plans to enter into a support services agreement with independent ophthalmologists and optometrists (MDs). Support services offered by the Company are expected to include use of medical equipment, accounting and other administrative services. The Company is also expected to provide billing and collection services on behalf of MDs. In each instance there will be a licensed MD who will perform actual LVC procedures as part of an individual practice and in whose name patients will be billed. It is anticipated that the Company will earn revenue by charging a flat fee of $750 (of which $250 represents a per usage fee due to the manufacturer (see note 11)) to the MD per procedure for LVC services. In addition to the LVC service fee, the Company may also charge a patient marketing and administration fee to the MD of between $420 and $510 per referred procedure.

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  (c) Revenue Recognition (Continued)
     The Company will recognize revenue under the support service agreement when it has substantially completed its related obligations.

  (d) Marketable Equity Securities

     Effective January 30, 1996, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Under SFAS 115, the Company's marketable equity securities will be classified as available-for-sale securities and will be carried at fair market value. Unrealized gains and losses will be reflected as a separate component of stockholders' equity, net of income taxes. As discussed in note 3, the Company's investment in Vista Technologies was accounted for at original cost.

  (e) Financial Instruments

     Effective January 30, 1996, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107). SFAS 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

     Fair value of financial instruments approximates their carrying value in the financial statements, except for investments for which fair value information is provided (see note 3).

  (f) Liquidity and Going Concern

     The Company is a development stage enterprise and, accordingly, has not earned revenue to date. As discussed in note 8, the Company has entered into lease commitments. As discussed in note 11, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale of common stock. Management believes that the proceeds received from such offering will be sufficient to allow the Company to operate and meet its current obligations and commitments, although there are no assurances that this offering will take place. The financial statements do not include any adjustments relating to the recoverability and classification of reported net asset amounts or the amounts of liabilities that might result from the outcome of the uncertainty.

  (g) Fixed Assets

     Fixed assets are recorded at acquisition cost. The Company provides depreciation and amortization using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term.

  (h) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  (h) Use of Estimates (Continued)
liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(2) NET LOSS PER SHARE

     Net loss per common and common equivalent share is computed based upon the weighted average number of shares of common stock outstanding during the period. Also, pursuant to the requirements of the Securities and Exchange Commission, all stock, warrants and options issued within the 12 months immediately preceding the initial filing of the registration statement for the Company's proposed offering at a price below the anticipated offering price, totaling 337,500 shares of Series A preferred stock (assumes conversion of debt), 500,000 shares of Series B preferred stock, 50,000 shares of common stock, 545,000 common stock purchase warrants and 125,000 options to purchase common stock, have been included in the calculation of primary loss per share for all periods presented utilizing the treasury stock method. The net loss per share calculation assumes the conversion of all Series A cumulative convertible preferred stock and Series B cumulative convertible preferred stock into 837,500 shares of common stock.

(3) INVESTMENT IN VISTA TECHNOLOGY

     Investment securities at May 31, 1996 consist of equity securities in Vista Technologies Inc. (Vista), an operator of five outpatient PRK surgical clinics in Europe and a founder of the Company (see note 7). Such equity securities were issued by Vista in a Regulation D transaction. Rules under the Securities Act of 1993 (the 1933 Act) impose limitations on resale of securities acquired in Regulation D transactions. Securities issued in a Regulation D transaction are also considered to be restricted securities as defined by the 1933 Act. Management has determined that Vista has not filed a registration statement registering these securities under the 1933 Act and, accordingly, has classified the securities as restricted and recorded them at cost as determined by an independent third party valuation. At May 31, 1996, the Vista common stock was trading at an amount which exceeded the carrying value of these shares. The Company will periodically review the related market value to determine whether the carrying value represented by historical cost has become impaired.

(4) PROPERTY AND EQUIPMENT

     At May 31, 1996, property and equipment consists of the following:

        Equipment........................................................  $  637,843
        Equipment under capital lease arrangements.......................     525,000
        Leasehold improvements...........................................      37,230
        Furniture and fixtures...........................................      12,883
                                                                           ----------
                  Total property and equipment...........................  $1,212,956
                                                                           ==========

(5) CONVERTIBLE NOTES PAYABLE

     In May of 1996, the Company completed a private placement sale in an aggregate amount of $950,000 in principal 12% secured convertible promissory notes (the Notes) with attached Class A common stock purchase warrants (Class A Warrants). The Notes and Class A Warrants were offered in units at $25,000 per

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) CONVERTIBLE NOTES PAYABLE (CONTINUED) unit, with each unit consisting of $25,000 in principal amount of Notes plus 2,500 Class A Warrants. The Notes are convertible into 237,500 shares of the Company's 10% Series A convertible preferred stock (Series A) (a four-to-one exchange ratio) upon completion of the proposed offering. In the event the proposed offering has not been completed on December 31, 1996, the holder of each Note will have the option of either (a) converting each $25,000 in unpaid principal of the Notes into 10,000 shares of restricted Vista common stock or
(b) converting each $25,000 in unpaid principal amount of the Notes into 12,500 shares of the Company's Series A. The Class A Warrants, based upon an independent third party valuation, have been determined to have a fair value of $21,850 and are exercisable into 237,500 common shares. The accompanying balance sheet reflects a discount to the fair value of the 12% convertible promissory notes equal to the fair value of the Class A Warrants with a corresponding credit recorded in stockholders' equity. This discount will be amortized into interest expense using the effective interest method over the life of the outstanding warrant. At May 31, 1996, the Company has accrued interest expense of $12,875 relating to the Notes.

(6) CAPITAL LEASE OBLIGATIONS

     The Company entered into a capital lease obligation for the purchase of laser equipment. Future minimum lease payments under capital lease arrangements as of May 31, 1996 are as follows:

        Period ending May 31:
          1997............................................................  $115,000
          1998............................................................   153,500
          1999............................................................   153,500
          2000............................................................   153,500
          2001............................................................   153,500
          Thereafter......................................................    39,000
                                                                            --------
                  Total minimum lease payment.............................   768,000
        Less amount representing interest (16%)...........................   243,000
                                                                            --------
                  Present value of minimum lease payments.................   525,000
        Less current installments of obligations under capital lease......    54,561
                                                                            --------
                  Obligations under capital leases excluding current
                    installments..........................................  $470,439
                                                                            ========

(7) STOCKHOLDERS' EQUITY

     On April 23, 1996, the Company issued 500,000 shares of its 5% Series B cumulative convertible preferred stock (Series B) to Vista, a founder of the Company, in exchange for 500,000 shares of Vista common stock. The holder of Series B is entitled to cumulative dividends at a rate of $.125 per share per annum. The dividend is payable in cash, additional shares of Series B and/or shares of common stock at the discretion of the Company's Board of Directors. The Series B may be converted into common stock at a ratio of one-to-one by the Series B holder anytime prior to the designated date for redemption. The Series B may be redeemed by the Company, in part or in whole anytime after the first anniversary of the date of the proposed offering, at a price of $5.00 per share, as long as there remain no issued and outstanding Series A shares. The liquidation preference of Series B is $2.50 per share. The Series B had a cost value of $487,855 on May 31, 1996. The Company and Vista are restricted from selling in the public market the stock each owns in the other for at least a two-year period (see note 3).

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(7) STOCKHOLDERS' EQUITY (CONTINUED)
     On April 23, 1996, the Company and Vista executed irrevocable proxies to each other for a term of five years. These proxy agreements grant to the Board of Directors of each company the right to vote that company's securities owned by the other company on any matter on which the first company's shareholders have a right to vote. Therefore, until April 23, 2001, the Company's Board of Directors shall have the right to vote the 500,000 Series B preferred shares owned by Vista in any shareholder vote of the Company; likewise, the Board of Directors of Vista shall have the right to vote the 500,000 shares of Vista common stock.

     In May 1996, the Company issued and sold 50,000 shares of its common stock, with 450,000 attached Class B common stock purchase warrants (Class B Warrants) to four surgeons who will be performing medical procedures and to four directors and officers of the Company. The total proceeds to be received by the Company for the sale of common stock and Class B Warrants is $95,000. The Class B Warrants are exchangeable into 450,000 shares of common stock (a one-to-one exchange ratio) and are exercisable through the fourth anniversary of the proposed offering. In June 1996, the Company received $15,200 in payment of the subscription price for common stock and Class B Warrants.

     On May 23, 1996, Refractive Services 800, Inc. (RS 800) paid the Company $100,000 for the purchase of 100,000 shares of Series A, or a price equal to $1.00 per share. The holder of the Series A is entitled to cumulative dividends at the rate of $.50 per share per annum, although RS 800 has agreed to limit its dividend to $.10 per share per annum until such time as its shares are resold to an unaffiliated company. The Series A are convertible into common stock at a ratio of one-to-one at the discretion of the holder prior to redemption of such shares. The Company may redeem the Series A, in part or in whole, from time to time at a price of $7.50 per share. The conversion feature of the Company's Series A preferred shares requires that the Series A preferred stockholder forfeit his rights to any and all unpaid dividends accrued through the date of conversion. However, if the Company were to redeem outstanding Series A preferred shares, all accumulated dividends must be paid through the date of redemption; all accumulated dividends must be paid on the Company's Series B shares before Series A shares can be redeemed. The liquidation preference of the Series A is $5.00 per share. These Series A shares were subsequently purchased by Vista in July 1996. Vista has agreed to limit its dividends to $.10 per share per annum until such time as its shares are resold to an unaffiliated company.

(8) RELATED-PARTY TRANSACTIONS

     Vista and the Company entered into a consulting services agreement (the Vista Agreement) dated as of April 23, 1996. Under this agreement, Vista will render advice and assistance to the Company in the areas of marketing, financial planning, compliance with applicable regulations in relation to the operation of surgical centers and relationships with health care professionals, and compliance in periodic filings with the Securities and Exchange Commission. Under the terms of this agreement, Vista is entitled to receive monthly consulting fees equal to 5% of the Company's gross revenues. The term of the Vista Agreement is for ten years from the effective date of the proposed offering and is automatically renewed thereafter for successive five-year terms unless either party provides six months' prior notice of an intent not to extend the term.

     On May 1, 1996, the Company executed a consulting agreement (Consulting Agreement) with Dr. Griffin's affiliate. Under that agreement, Dr. Griffin will act as a professional consultant to the Company concerning the establishment of ethical standards and procedures for LVC Services; will periodically conduct training and education seminars; and will agree to serve as an Executive Committee member of the Company's Medical Advisory Board. Dr. Griffin's affiliate is entitled to receive $30,000 upon the execution of this agreement. In connection with the professional services, Dr. Griffin's affiliate will receive cash compensation in the amount of $120,000 per year, plus a year-end bonus of up to 50% of the base compensation (up to a maximum of $60,000). The year-end bonus will be based upon achieving specific goals

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(8) RELATED-PARTY TRANSACTIONS (CONTINUED) established by the Company's Board of Directors. The Company granted Dr. Griffin an option to purchase 50,000 shares of common stock at $2.75 a share. The option was fully vested at the date of grant and is exercisable through April 30, 2001. Dr. Griffin's stock option agreement prohibits him from exercising options for more than 36,000 shares in any single calendar year. The Consulting Agreement with Dr. Griffin's affiliate is from May 1, 1996 through two years from the effective date of the proposed offering and will be renewed thereafter on a year-to-year basis unless either party has provided the other with at least three months' notice not to renew the agreement.

     On May 1, 1996, the Company executed an employment agreement (the Employment Agreement) with David Bates III, the Company's President. Pursuant to the Employment Agreement, Mr. Bates will receive an annual salary of $110,000, payable monthly, and an annual bonus of up to $55,000 if 100% of certain performance goals for the Company are achieved. These performance goals will be determined by the Company's Board of Directors. The Employment Agreement terminates on May 1, 1998. The Company granted Mr. Bates an option to purchase 50,000 shares of common stock at $2.75 per share. The option was fully vested at the date of grant and is exercisable through April 30, 2001. Mr. Bates' option agreement prohibits him from exercising options for more than 36,000 shares in a single calendar year.

     On May 9, 1996, the Company entered into an agreement to acquire an excimer laser and certain medical examination equipment for a total purchase price of $607,105 from Laser Vision Consultants, LLC (Laser Vision Consultants), a California limited liability company of which Dr. Mark R. Mandel, a Company Director, is a member and manager. The $607,105 will be paid out of the proceeds of the proposed offering. Until such time as the proposed offering is completed, the Company is renting the excimer laser for approximately $11,000 per month. The excimer laser is a Summit laser purchased by Laser Vision Consultants in December 1995 for which the Company will be paying $482,105, which is deemed to be the fair market value of the laser on May 9, 1996. The Company will be paying Laser Vision Consultants $25,000 for medical examination equipment in the Laser Vision Consultants office in San Leandro, California. Laser Vision Consultants has been operating an LVC center in San Leandro since January 1996 (see note
15). Additionally, on June 1, 1996 the Company entered into a sublease agreement for monthly rental payments of $650 plus reimbursement of other tenant costs.

     On May 9, 1996, the Company entered into an agreement to acquire an excimer laser, certain tenant improvements, furniture and other assets from Griffin and Reed Eye Care, Inc. (G&R). G&R is a professional medical corporation of which the Company's Chairman and Director, J. Robert Griffin, is a principal shareholder, officer and director. The laser is a VISX Star excimer laser that G&R ordered from the manufacturer in March 1996 but did not put into service. The Company has assumed the liability related to the VISX laser purchase. This liability in the amount of $505,000 is due to the manufacturer in September 1996 and has been classified as accounts payable in the accompanying balance sheet. Additionally, the Company agreed to pay G&R for G&R's initial down payment toward the laser and certain other equipment and property totaling $107,500. $55,000 of such amount was paid during May and the remaining $52,500 is included in accounts payable in the accompanying balance sheet.

     On May 30, 1996, the Company entered into an agreement to acquire an excimer laser, certain legal documents and rights to modify an infomercial from Eye Laser Associates, LLC (ELA) and RK and Laser Eye Institute of California
(RKLE), a professional corporation of which Dr. Kawesch, a Director of the Company, is a principal shareholder, officer and director. ELA had executed a lease on the laser with Hillside Financial Group (Hillside). The Company has assumed the related capital lease obligation with Hillside. Additionally, they agreed to pay RKLE for RKLE's initial down payment towards the laser and certain other

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(8) RELATED-PARTY TRANSACTIONS (CONTINUED) equipment and property totaling $80,500. $28,000 of such amount was paid in May 1996 with the remaining $52,500 included in accounts payable in the accompanying balance sheet.

     On August 1, 1996, Vista converted its 100,000 shares of Series A and its 500,000 shares of Series B into 600,000 shares of the Company's common stock. Additionally, accrued dividends in arrears which existed on the Series A and Series B of $2,340 and $8,422, respectively, were waived upon conversion to common stock.

(9) DEFERRED OFFERING COSTS

     Costs associated with the Company's proposed offering of common stock are deferred and will be recorded as a reduction of the proceeds received upon consummation of the proposed offering (see note 13). Deferred offering costs will be expensed if and when it becomes evident that the proposed initial public offering will not be completed.

(10) INCOME TAXES

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as May 31, 1996 are presented below:

        Deferred tax assets -- deferred start-up costs.....................  $39,200
                                                                             -------
                  Total gross deferred tax assets..........................   39,200
        Less valuation allowance...........................................   39,200
                                                                             -------
                  Net deferred tax assets..................................  $ --
                                                                             =======

(11) COMMITMENTS AND CONTINGENCIES

     On May 27, 1996 the Company placed a purchase order for a VISX excimer laser with the manufacturer. At such time the Company made a 10% down payment of $52,500 to the manufacturer which is included in property and equipment in the accompanying balance sheet.

     The Company has entered into an agreement with Vista, its founder. Vista currently operates five outpatient PRK surgical clinics in Europe (three in Italy and two in Sweden). Vista will provide management and technical consulting services to the Company, including a review of operating strategies and manuals, personnel and professional training, advertising and promotion information and technical assistance and advice. In exchange for such services, Vista will receive 5% of the Company's gross revenues (see note 7).

     The Company has received an approved loan commitment of $1,050,000 with a commercial lending institution. The loan will be utilized to finance the purchase of laser equipment for the Company's various LVC sites (see note 8 for related-party transactions describing the amounts due on the purchase of this laser equipment). The loan terms include an interest rate of prime plus 1/2% and the loan will be payable in 60 monthly installments. This loan is personally guaranteed by six MDs, two of which are Drs. Griffin and Mandel, two of the Company's Directors, and Mr. Bates, the Company's President and secured by the related equipment. The loan commitment contains a prepayment penalty should any portion of the loan be repaid within the first two years.

     The Company will owe the manufacturer of laser equipment (VISX or Summit) a pillar point fee in the amount of $250 each time the laser is used. This fee is included in the flat fee of $750 share for the MDs as noted in note 1(c).

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(12) STOCK OPTION PLANS

     On February 5, 1996, the Board of Directors and stockholders of the Company adopted the 1996 Stock Option Plan (the Option Plan). The Option Plan is structured to allow the Board of Directors and a future Stock Option Committee of the Board discretion in creating equity incentives to management, key employees and professional consultants for the purpose of assisting the Company in motivating and retaining appropriate talent. The Option Plan covers up to a maximum of 500,000 shares of the Company's common stock.

     The Option Plan provides for the granting of stock options which, at the discretion of the Board of Directors or its Stock Option Committee, may be either incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code or nonqualified stock options which do not qualify as incentive stock options. The Option Plan provides that both incentive stock options and nonqualified options under the Option Plan must be granted at an option price which is not less than the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option under the Option Plan to such a participant must be not less than 110% of fair market value on the date of grant. Options under the Option Plan may be granted to officers, directors, and key employees of and professional consultants to the Company and its subsidiaries. Under the terms of the Option Plan, the aggregate fair market value (determined at the time an option is granted, which will normally be equal to the option exercise price per share) of common stock exercisable under an incentive stock option for the first time in any calendar year may not exceed $100,000.

     Under the Option Plan, the number of shares available for options and subject to option, as well as the option exercise price of outstanding options, is to be adjusted upward or downward, as the case may be, in the event of any stock dividend, recapitalization, merger, consolidation, split-up or similar transaction affecting shares of the Company's common stock. If any option granted under the Option Plan terminates or expires without having been exercised in full, the shares not purchased under such option will again be available for purposes of the Option Plan.

                                                                                       EXERCISE
                             FIXED OPTIONS                                 SHARES       PRICE
------------------------------------------------------------------------  --------     --------
Granted.................................................................  $125,000      $ 2.75
Exercised...............................................................        --          --
Forfeited...............................................................        --          --
                                                                          --------       -----
Outstanding at May 31, 1996.............................................  $125,000      $ 2.75
                                                                          ========       =====
Options exercisable at May 31, 1996.....................................  $ 97,000
                                                                          ========
Weighted -- average fair value of options granted during the year.......     $(.35)
                                                                             -----
                                                                             -----

     The options granted were fully vested at the grant date and have a term of five years. The fair value of each option grant is estimated based on the Black-Scholes options pricing model.

     The Company applies Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(12) STOCK OPTION PLANS (CONTINUED)
Company's net loss and loss per share at May 31, 1996 would have been increased to the pro forma accounts indicated below:

        Net loss:
          As reported.....................................................  $ 97,951
                                                                            ========
          Pro forma.......................................................  $141,701
                                                                            ========
        Loss per share:
          As reported.....................................................     $(.36)
                                                                               -----
                                                                               -----
          Pro forma.......................................................     $(.52)
                                                                               -----
                                                                               -----

(13) INITIAL PUBLIC OFFERING

     On July 10, 1996, the Board of Directors of the Company authorized the filing of a registration statement with the Securities and Exchange Commission for the sale of shares of common stock.

(14) NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued SFAS 123. SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are: stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees.

     SFAS 123 is effective for fiscal years that begin after December 15, 1995. This statement adopts a fair-value-based method of accounting for employee stock option plans or similar stock-based compensation plans. Under the fair-value-based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service or vesting period. The statement does allow entities to continue to measure compensation using the intrinsic-value-based method of APB 25 provided that pro forma disclosures of net income and earnings per share are made as if the fair-value-based method of accounting had been applied. The Company has determined it will continue to follow APB 25 and disclose the pro forma effect of the fair-value-based method on net income and earnings per share (see note
12).

(15) ACQUISITION

     On May 9, 1996, the Company entered into a purchase agreement to acquire a laser and certain medical examination equipment of Laser Vision Consultants in San Leandro, California, for approximately $607,000. The purchase price will be paid out of the proceeds of the proposed offering. The acquisition will be accounted for utilizing the purchase accounting method in fiscal 1997.

                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(15) ACQUISITION (CONTINUED)
     The following unaudited pro forma condensed combined balance sheet reflects the transaction as if it had occurred on May 31, 1996.

                                         VISTA       LASER
                                         LASER       VISION
                                        CENTERS     CONSULT-        ADJUSTMENTS
                                         OF THE      ANTS,     ---------------------     PRO FORMA
                                        PACIFIC      LLC(A)      DR.          CR.          TOTAL
                                       ----------   --------   --------     --------     ----------
               ASSETS
Cash, accounts receivable, pre-paid
  expenses, other assets.............  $1,086,087   $ 92,168   $     --     $607,105(b)  $  478,982
                                                                              92,168(c)
Property, plant and equipment, net...   1,212,956    493,312         --           --      1,706,268
Investment in Vista..................     487,855         --         --           --        487,855
Goodwill.............................          --         --    113,793           --        113,793
                                       ----------    -------    -------      -------      ---------
     Total assets....................  $2,786,898   $585,480   $113,793     $699,273     $2,786,898
                                       ==========    =======    =======      =======      =========
           LIABILITIES AND
        STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued
     liabilities and current portion
     of long-term debt...............     796,755    249,066    249,066(c)        --        796,755
  Convertible Debt...................     928,150    410,817    410,817(c)        --        928,150
  Long-term debt.....................     470,439         --         --           --        470,439
                                       ----------    -------    -------      -------      ---------
     Total liabilities...............   2,195,344    659,883    659,883           --      2,195,344
                                       ----------    -------    -------      -------      ---------
Stockholders' equity:
  Preferred stock....................       6,000         --         --           --          6,000
  Common stock.......................         500         --         --           --            500
  Additional paid-in capital.........     676,355         --         --           --        676,355
  Stock subscription receivable......     (15,200)        --         --           --        (15,200)
  Warrants...........................      21,850         --         --           --         21,850
  Accumulated deficit................     (97,951)   (74,403)        --       74,403(c)     (97,951)
                                       ----------    -------    -------      -------      ---------
     Total stockholders' equity......     591,554    (74,403)        --       74,403        591,554
                                       ----------    -------    -------      -------      ---------
     Total liabilities and
       stockholders' equity..........  $2,786,898   $585,480   $659,883     $ 74,403     $2,786,898
                                       ==========    =======    =======      =======      =========

---------------
(a) Laser Vision Consultants audited financial results are as of March 31, 1996.

(b) Purchase price of laser and medical equipment.

(c) Not included in the proposed transaction

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................
Glossary..............................
Prospectus Summary....................
Risk Factors..........................
Dilution..............................
Use of Proceeds.......................
Capitalization........................
Selected Financial Data...............
Management Discussion and Analysis and
  Plan of Operation...................
The Company...........................
Management............................
Certain Transactions..................
Principal and Selling Stockholders....
Description of Securities.............
Federal Income Tax Considerations.....
Shares Eligible for Future Sale.......
Underwriting..........................
Dividend Policy.......................
Legal Matters.........................
Experts...............................
Index to Financial Statements.........

  UNTIL               , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
SECURITIES OF THE COMPANY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                              VISTA LASER CENTERS
                              OF THE PACIFIC, INC.
                                 600,000 UNITS
                              --------------------
                                   PROSPECTUS
                              --------------------
                                DICKINSON & CO.
                                            , 1996
             ------------------------------------------------------
             ------------------------------------------------------

          [ALTERNATIVE COVER PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

                SUBJECT TO COMPLETION, DATED SEPTEMBER   , 1996

PROSPECTUS

                      VISTA LASER CENTERS OF PACIFIC, INC.

                         237,500 SHARES OF COMMON STOCK

     237,500 shares of Common Stock, par value $.01 per share are ("Common Shares") of Vista Laser Centers Of The Pacific, Inc., a Nevada corporation (the "Company"), offered hereby. This Prospectus covers 237,500 shares of the Company's common stock, par value $.01 per share ("Common Stock") issuable upon conversion of outstanding Promissory Notes, to be offered from time to time hereafter for the account of 25 selling stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the offering by the Selling Stockholders.

     The Common Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders, or by their transferees. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of Common Stock by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market or on any exchange on which such securities may be listed, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customer or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales; however, such fees or commissions will not exceed 10% of the sales price. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution by Selling Stockholder".

     On the date of this Prospectus, an additional 600,000 Units, with each Unit comprised of two shares of Common Stock and one Class C Warrant (without giving effect to an over-allotment option granted to the Underwriters of such offering) were offered pursuant to another prospectus in a firm commitment underwriting at a price of $10.10 per Unit. The Company will receive approximately $5,454,000 in net proceeds from the underwritten public offering (assuming no exercise of the Underwriters' over-allotment option) and before payment of expenses of that offering estimated at $175,000 plus a nonaccountable expense allowance in the amount of $181,800 ($209,070 if the Underwriters' over-allotment option is exercised) payable to the Representative of the Underwriters.
(continued on following page)

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE
       PURCHASED BY ANY PERSON WHO CANNOT AFFORD RISK OF LOSS OF
             THE INVESTMENT. SEE "RISK FACTORS" AT PAGES 9 TO
                   15 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1996

[ALTERNATE PAGE 2 FOR SELLING STOCKHOLDER PROSPECTUS]

CONTINUED FROM COVER PAGE

     Prior to the date of this Prospectus, there has been no public market for the securities of the Company and there can be no assurance that any active public market will be sustained. The initial offering price of the Units for the underwritten public offering was determined by negotiations between the Company and Dickinson & Co. (the "Representative"), as representative of the several Underwriters of that offering, and does not necessarily relate to the Company's book value or other established criteria of value. See "Underwriting". The Company intends to apply for the Units, Common Stock and Class C Warrants for listing on the Nasdaq Small Cap Market and on the Boston Stock Exchange.

     Sales of such securities by the Selling Stockholders, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby. See "Risk Factors", "Principal and Selling Stockholders", "Underwriting" and "Plan of Distribution by Selling Stockholders".

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this Prospectus. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto, including the schedules and exhibits to such original Registration Statement or any such amendment. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, to which reference is hereby made. Each statement made in this Prospectus concerning a document filed as an exhibit to the registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

     Any interested party may inspect the Registration Statement, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and in New York (Seven World Trade Center, Suite 1300, New York, New York 10048). Any interested party may obtain copies of all or any portion of the Registration Statement at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.
--------------------------------------------------------------------------------

     The Company intends to furnish its stockholders each year with annual reports containing audited financial statements and a report thereon expressed by independent public accountants and such other reports as the Company deems appropriate or as may be required by law.

             [ALTERNATE PAGE 5 FOR SELLING STOCKHOLDER PROSPECTUS]

                                  THE OFFERING

Securities Offered:          237,500 shares of the Common Stock are being
                               offered from time to time hereafter pursuant to this Prospectus for the account of 25 Selling Stockholders and 600,000 Units have been offered under a separate prospectus in a firm commitment underwriting at a price of $10.10 per Unit. See "Description of Securities", "Underwriting" and "Plan of Distribution by the Selling Stockholders".

Securities to be
outstanding after this
  offering(1)                600,000 Units; 2,087,500 shares of Common Stock,
                               including 1,200,000 in the outstanding Units; 95,000 Class A Warrants; 450,000 Class B Warrants; and 600,000 Class C Warrants in the outstanding Units.

---------------

     (1) Does not include the Underwriter's over-allotment option, shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants, or shares reserved for issuance upon exercise of outstanding Class A and B Warrants and stock options. See "Management -- 1996 Stock Option Plan", "Description of Securities" and "Underwriting".

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................
Glossary..............................
Prospectus Summary....................
Risk Factors..........................
Dilution..............................
Use of Proceeds.......................
Capitalization........................
Selected Financial Data...............
Management Discussion and Analysis and
  Plan of Operation...................
The Company...........................
Management............................
Certain Transactions..................
Principal and Selling Stockholders....
Description of Securities.............
Federal Income Tax Considerations.....
Shares Eligible for Future Sale.......
Underwriting..........................
Dividend Policy.......................
Legal Matters.........................
Experts...............................
Index to Financial Statements.........

  UNTIL               , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
SECURITIES OF THE COMPANY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                              VISTA LASER CENTERS
                              OF THE PACIFIC, INC.
                             237,500 COMMON SHARES
                              --------------------
                                   PROSPECTUS
                              --------------------

                                DICKINSON & CO.
                                            , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Articles SEVENTH and EIGHTH of the Registrant's articles of incorporation, which provide as follows:

          "SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

          "EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented. indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person."

     Reference is made to Article VI of the Registrant's bylaws dealing with indemnification of directors and officers, which provide as follows:

                         "ARTICLE VI -- INDEMNIFICATION

          "Section 1. DEFINITIONS. For the purposes of this Article, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under Sections 4 or 5(c) of this Article.

          "Section 2. INDEMNIFICATION IN ACTIONS BY THIRD PARTIES. The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such persons reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

          "Section 3. INDEMNIFICATION IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

          "Section 4. INDEMNIFICATION AGAINST EXPENSES. To the extent that an agent of the corporation has been successful on the merits in defense of any proceeding referred to in Sections 2 or 3 of this Article or in defense of any claim, issue or matter therein, and as otherwise provided by authorization of the Board of Directors or stockholders of this corporation, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

          "Section 5. REQUIRED DETERMINATIONS. Any indemnification under this Article shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in Sections 2 or 3 of this Article, by:

          "(a) A majority vote of a quorum consisting of directors who are not parties to such proceeding; or

          "(b) Approval of the stockholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or

          "(c) The court in which such proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by the corporation.

          "Section 6. ADVANCE OF EXPENSES. Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this Article.

          "Section 7. OTHER INDEMNIFICATION. No provision made by the corporation to indemnify it or its subsidiary's directors or officers for the defense of any proceeding, whether contained in the Articles, By-laws, a resolution of stockholders or directors, an agreement or otherwise, shall be valid unless consistent with this Article and approved by a majority of the Directors; provided, however, that any such agreement approved by a majority of the shares of capital stock voted at any meeting called to consider the same or by written consent of a majority of the shares entitled to vote for the election of directors shall supersede the provision of this Article to the extent of any inconsistencies. Nothing contained in this Article shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

          "Section 8. FORMS OF INDEMNIFICATION NOT PERMITTED. No indemnification or advance shall be made under this Article, except as provided in Sections 4 or 5(c), in any circumstances where it appears:

          "(a) That it would be inconsistent with a provision of the Articles, these By-laws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnifications; or

          "(b) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

          "Section 9. INSURANCE. The corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this Article.

          "Section 10. NONAPPLICABILITY TO FIDUCIARIES OF EMPLOYEE BENEFIT PLANS. This Article does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent of the corporation as defined in Section 1 of this Article. The corporation shall have power to indemnify such trustee, investment manager or other fiduciary to the extent permitted by applicable law."

     Reference is also made to Sections 78.751 and 78.752 of the Nevada General Corporation Law which provides for indemnification of directors and officers.

"78.751. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES.

          "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          "2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          "3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          "4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders;
     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          "5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          "6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

"78.752. INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

          "1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

          "2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

        (a) The creation of a trust fund.

        (b) The establishment of a program of self-insurance.

        (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

        (d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

          "3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

          "4. In the absence of fraud:

          (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

          (b) The insurance or other financial arrangement:

        (1) Is not void or voidable; and

        (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

          "5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of Nevada Revised Statutes."

     Reference is also made to Indemnification Agreements between the Registrant and each of its directors and officers obligating the Registrant to indemnify directors and officers to the maximum extent permitted by the laws of the State of Nevada, copies of which have been filed as Exhibits 10.13.1 through 10.13.5 inclusive to this Registration Statement.

     The Registrant's Board of Directors has authorized the Registrant to apply for an errors and omissions liability insurance policy covering acts and omissions of its officers and directors as soon as practicable after the filing of this Registration Statement.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of this offering will be paid by the Registrant and are estimated as follows:

    Filing fees to Securities and Exchange Commission.........................  $  3,475
    Filing fees to National Association of Securities Dealers, Inc............     1,838
    Printing Expenses.........................................................    50,000*
    Legal Fees and Expenses...................................................    50,000*
    Accounting Fees...........................................................    55,000*
    Blue Sky Filing Fees and Legal Expenses...................................    10,000*
    Transfer Agent and Registrar Fees and Expenses............................     5,000*
    Miscellaneous.............................................................     4,687*
                                                                                --------
              Total...........................................................  $175,000*
                                                                                ========

---------------

* Estimated amount -- subject to revision by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the last three years, the Registrant has sold the following securities which were not registered at the time of sale under the Securities Act of 1933, as amended (the "Securities Act"):

     1. On February 5, 1996, the Registrant agreed to sell sold 100,000 shares of its 10% Series A Cumulative Convertible Preferred Stock to Refractive Services-800, Inc.. for a consideration of $100,000 in cash. This transaction was completed in February, 1996.

     2. On April 23, 1996, the Registrant sold 500,000 restricted shares of its 5% Series B Cumulative Convertible Preferred Stock to Vista Technologies Inc. in exchange for a consideration consisting of 500,000 restricted shares of common stock in Vista Technologies Inc.

     3. On April 23, 1996 the Registrant offered to sell 50,000 shares of its Common Stock to 8 individuals, including 4 officers and directors of the Registrant, at a cash price of $1.00 per share ($50,000 total). The Registrant has also offered to issue 450,000 Class B common stock purchase warrants stock to these same 8 individuals at a price of $.10 per warrant. Each Class B warrant represents the right to purchase one share of the Registrant's Common Stock at an exercise price of $1.00 per share until the Class B warrants expire on the earlier of: (i) the fourth anniversary of the effective date of this Registration Statement; or (ii) December 31, 1997, in the event this Offering is not completed by December 31, 2000.

     4. In April and May, 1996 the Registrant sold promissory notes in the principal amount of $950,000 to 25 individuals. The Registrant also issued 95,000 of its Class A Warrants to these same 25 individuals.

     Reference is made to "Management" and "Certain Transactions" in the Prospectus. No underwriter was involved in the issuance or sale of the above-referenced securities and no discounts or commission were paid. None of the securities described in this Item 26 were registered under the Securities Act at the time of original issuance in reliance upon the exemption from registration in Section 4(2) of the Securities Act for transactions not involving a public offering. All of the certificates evidencing the securities described in this paragraph 26 were imprinted at the time of original issuance with a restrictive legend indicating that they have not been registered under the Securities Act and that resales thereof are restricted to comply with the Securities Act.

ITEM 27.  EXHIBITS.

X   Indicates exhibits filed herewith.

(M)  Denotes management contract or compensation plan or arrangement.

       EXHIBIT
         NO.                                       DESCRIPTION
       -------   -------------------------------------------------------------------------------
     X   1.1     Form of Underwriting Agreement between the Registrant and Dickinson & Co.
     X   3.1     Articles of Incorporation of the Registrant filed with the Secretary of State of Nevada on January 30, 1996.
     X   3.2     Certificate of Designation of 10% Series A Cumulative Convertible Preferred
                 Stock of the Registrant filed with the Secretary of State of Nevada on
                 September 23, 1996.
     X   3.3     Certificate of Designation of 5% Series B Cumulative Convertible Preferred
                 Stock of the Registrant filed with the Secretary of State of Nevada on
                 September 23, 1996.
     X   3.4     By-Laws of the Registrant.
     X   4.1     Specimen certificate representing Registrant's common stock.
         (4  ).2 Specimen certificate representing Registrant's Series A Cumulative Convertible
                 Preferred Stock (to be filed by amendment).
     X   4.3     Specimen agreement representing Registrant's Class A Common Stock Purchase
                 Warrant.
         (4  ).4 Specimen agreement representing Registrant's Class B Common Stock Purchase
                 Warrant.
         (4  ).5 Specimen agreement representing Registrant's Class C Common Stock Purchase
                 Warrant.
         (4  ).6 Common Stock Warrant Agreement between Registrant and American Stock Transfer &
                 Trust Company.
         5.1     Opinion of counsel (to be filed by amendment).
  X(M)  10.1     1996 Stock Option Plan of the Registrant
  X(M)  10.2     License Agreement dated as of February 5, 1996 between the Registrant and
                 Refractive Services 800 Corp. for optional use of 800 and 900 telephone numbers.
  X(M)  10.3     Consulting Services Agreement dated as of August 16, 1996 between the
                 Registrant and Vista Technologies Inc.
  X(M)  10.4     Stock Exchange Agreement dated April 23, 1996 between Registrant and Vista
                 Technologies Inc.
  X(M)  10.5     Irrevocable Proxy and Voting Agreement dated April 23, 1996 between Registrant and Vista Technologies Inc. regarding Vista Technologies' stock.
  X(M)  10.6     Irrevocable Proxy and Voting Agreement dated April 23, 1996 between Registrant and Vista Technologies Inc. regarding Registrant's stock.
  X(M)  10.7     Class B Common Stock Purchase Warrant covering 135,000 shares reserved for issuance by the Registrant to Dr. Griffin.
  X(M)  10.8     Class B Common Stock Purchase Warrant covering 72,000 shares reserved for issuance by the Registrant to Dr. Kawesch.

       EXHIBIT
         NO.                                       DESCRIPTION
       -------   -------------------------------------------------------------------------------
  X(M)  10.9     Class B Common Stock Purchase Warrant covering 30,240 shares reserved for issuance by the Registrant to Mr. Bates.
  X(M)  10.10    Class B Common Stock Purchase Warrant covering 12,960 shares reserved for issuance by the Registrant to Dr. Mandel.
  X(M)  10.11    Agreement between Registrant and Laser Vision Consultants, LLC, dated May 9,
                 1996 for purchase of assets.
  X(M)  10.12    Agreement between Registrant and Griffin and Reed Eye Care, Inc. dated May 9,
                 1996 for purchase of assets and July 10, 1996 Amendment.
  X(M)  10.13    Agreement between Registrant and Eye Laser Associates, LLC, and RK and Laser
                 Eye Institute of California dated May 30, 1996 for purchase of assets.
  X(M)  10.14    Employment Agreement, dated May 1, 1996 between Registrant and Mr. David Bates.
  X(M)  10.15    Consulting Agreement dated as of May 1, 1996 between the Registrant and Griffin and Reed Eye Care, Inc.
  X(M)  10.16    Laser lease between Eye Laser Associates, LLC and Hillside Financial Group.
  X(M)  10.17    Commercial Bank of San Francisco loan commitment letter to Registrant.
     X  10.18    Form of Service Agreement (with patient referral addendum) between Registrant and physicians.
  X(M)  10.19    Real estate lease of Laser Vision Consultants, a portion of which will be subleased by Registrant for space in San Leandro, California.
   (M)  (1   )0.20 Real estate sublease between Registrant and Griffin & Reed Eye Care, Inc. for space in Sacramento, California.
   (M)  (1   )0.21 Real estate lease of RK and Laser Eye Institute of California which will be subleased by Registrant, for space in San Jose, California (to be filed by amendment).
     X  10.22    Real estate lease between Registrant and Bayfair Building for headquarters space in San Leandro, California.
     X  10.23    Real estate lease between Registrant and North Bay Eye Associates, Inc. for space in Petaluma, California.
     X  23.1     Consent of KPMG Peat Marwick LLP, independent public accountants.
     X  24.1     Power of Attorney.

ITEM 28.  UNDERTAKINGS.

Undertaking for Rule 415 Offering: The undersigned small business issuer hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking for equity offering of nonreporting small business issuer.

     The undersigned small business issuer hereby undertakes that it will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Undertaking for request for acceleration of effective date.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Leandro, State of California on
the      day of September, 1996.

                                          VISTA LASER CENTERS OF THE PACIFIC,
                                          INC.
                                            Registrant

                                          By:
                                          --------------------------------------
                                            J. Robert Griffin
                                            Chairman

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment was signed by the following persons in the capacities and on the dates stated.

             SIGNATURE                       TITLE AND CAPACITY                   DATE
-----------------------------------    -------------------------------    ---------------------
                                       Chairman; Director                 September   , 1996
-----------------------------------    (Principal Executive Officer)
         J. Robert Griffin
                                       Director                           September   , 1996
-----------------------------------
          Mark R. Mandel
                                       Director                           September   , 1996
-----------------------------------
         Donald G. Johnson
                                       Director                           September   , 1996
-----------------------------------
          Gary M. Kawesch
                                       Director                           September   , 1996
-----------------------------------
         Thomas A. Schultz
                                       President and Treasurer            September   , 1996
-----------------------------------    (Principal Financial Officer
          David P. Bates               and Principal Accounting
                                       Officer)